Exhibit 10.1

LOAN AGREEMENT

($128,000,000 Floating Rate Public Company Loan)

Dated as of April 1, 2005

between

THE BORROWERS NAMED HEREIN,

as Borrowers,

and

GERMAN AMERICAN CAPITAL CORPORATION,

as Lender

Secured by:

The Properties Identified on Schedule B Hereto

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.	Definitions	1
Section 1.2.	Principles of Construction	41

ARTICLE II GENERAL

Section 2.1.	The Loan	41
Section 2.2.	Interest	44
Section 2.3.	Loan Repayment	48
Section 2.4.	Prepayment	50
Section 2.5.	Release of Properties	51
Section 2.6.	Intentionally Omitted	54
Section 2.7.	Interest Rate Cap Agreements	54

ARTICLE III CONDITIONS PRECEDENT

Section 3.1.	Conditions Precedent to the Loan	56
Section 3.2.	Reliance Language	61

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Section 4.1.	Borrowers’ Representations	61
Section 4.2.	Survival of Representations	76

ARTICLE V AFFIRMATIVE COVENANTS

Section 5.1.	Covenants of the Borrowers	76

ARTICLE VI NEGATIVE COVENANTS

Section 6.1.	Negative Covenants of the Borrowers	88

ARTICLE VII ALTERATIONS AND EXPANSIONS; LEASING

Section 7.1.	Alterations and Expansions	96
Section 7.2.	Leasing	99

ARTICLE VIII CASUALTY AND CONDEMNATION

Section 8.1.	Insurance; Casualty and Condemnation	99

ARTICLE IX ACCOUNTS AND RESERVES

Section 9.1.	Establishment and Maintenance of Cash Management Deposit Account	109

i

SCHEDULES

Schedule A	-	Borrowers
Schedule B-1 & B-2	-	Description of Mortgaged Premises
Schedule C	-	Allocated Loan Amounts
Schedule D	-	Property Managers and Brands
Schedule E	-	Intentionally Omitted
Schedule F	-	Material Agreements
Schedule G	-	Property Management Agreements
Schedule H	-	Intentionally Omitted
Schedule I	-	Form of Monthly Officer Certificate
Schedule J		Prepayment Fees
Schedule 1.1	-	Deferred Maintenance
Schedule 1.2	-	Environmental Conditions
Schedule 1.3	-	Intentionally Omitted
Schedule 3.1(o)	-	Schedule of Financial Statements and Operating Statements
Schedule 4.1(h)	-	Intentionally Omitted
Schedule 4.1(v)	-	Schedule of Temporary Certificates of Occupancy
Schedule 4.1(w)	-	Schedule of Properties in Flood Zones
Schedule 4.1(x)	-	Schedule of Engineering Reports, Environmental Reports and Seismic Reports
Schedule 4.1(ee)	-	Breaches of Material Agreements and Property Management Agreements
Schedule 4.1(gg)	-	Schedule of Occupancy Reports, Delinquency Reports, Tenant Security Deposits and Letters of Credit and Tenant Arrearages
Schedule 4.1(ss)	-	Intentionally Omitted
Schedule 4.1(uu)	-	Schedule of Liquor Licenses
Schedule 4.1(ddd)	-	Corporate Structure
Schedule 6.1(g)	-	Zoning Exceptions

EXHIBITS

Exhibit A	-	Form of Disbursement Request
Exhibit B	-	Waiver of Prepayment Rights
Exhibit C	-	Interest Rate Cap Requirements
Exhibit D	-	Pre-approved Transferees
Exhibit E	-	ADA Remediation Costs/Items

LOAN AGREEMENT, dated as of April 1, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), between each of the parties identified on Schedule A hereto, as borrowers, and German American Capital Corporation, as lender.

All capitalized terms used herein shall have the respective meanings set forth in Section 1.1 hereof.

W I T N E S S E T H:

WHEREAS, Borrowers desire to obtain the Loan from Lender and secure the same by, among other things, each Borrower’s interest in the real property identified on Schedule B hereto;

WHEREAS, Lender is willing to make the Loan to the Borrowers, subject to and in accordance with the terms of this Agreement and the other Loan Documents;

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions.

For all purposes of this Agreement, except as otherwise expressly provided herein:

“Acceleration Prepayment Premium” shall mean an amount equal to 3.0% of the Loan Amount prepaid, to be paid in accordance with Section 2.4.3 hereof.

“Acceptable Counterparty” shall mean a Counterparty, the long-term unsecured debt rating with respect to which is at least “A1” by Moody’s and “A+” by Standard & Poor’s (or the equivalent by each of the Rating Agencies).

“Acceptable Property Management Agreement” shall mean, with respect to any Property, a new or amended Property Management Agreement with the Property Manager of such Property as of the date hereof (as indicated on Schedule D hereto) which agreement shall be upon terms and conditions no less favorable to the applicable Borrower, Operating Lessee and Lender than those contained in the Property Management Agreement with respect to such Property in effect as of the Closing Date (provided, that Borrowers’ and/or Operating Lessees’ entitlement to, and the timing of the receipt of, cash flows from such Property and the cash management procedures with respect thereto shall not be adversely affected) or any new or amended Property Management Agreement entered into by any Borrower and/or Operating Lessee with respect to any Property in accordance with the terms of Article XI hereof.

“Acceptable Property Manager” shall mean (i) with respect to each Property, the current Property Manager and current brand as of the Closing Date for such Property as indicated on Schedule D hereto and, at any time prior to two years after the Closing Date, the property managers and brands listed under “Acceptable Property Manager” for such Property on Schedule D hereto, provided (x) each such property manager or brand continues to be Controlled by substantially the same Persons Controlling such property manager or brand as of the Closing Date (or if such Property Manager is a publicly traded company, such Property Manager continues to be publicly traded on an established securities market), and (y) such property manager has under management, at the time of its engagement as Property Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate; (ii) during such two-year period, any Close Affiliate of any of the foregoing Persons with respect to a Property (provided that such Close Affiliate continues to manage the same Property as the Acceptable Property Manager of which it is a Close Affiliate (as indicated in clause (i) above) and so long as such Affiliate continues to be Controlled by substantially the same Persons Controlling such Close Affiliate as of the Closing Date (or if such Close Affiliate is a publicly traded company, such Close Affiliate continues to be publicly traded on an established securities market)); or (iii) any other reputable and experienced professional hotel management company (A) which, or a Close Affiliate of which, shall have at least five years’ experience in the management of hotel properties substantially similar to the Properties, (B) which, or a Close Affiliate of which, shall have under management, at the time of its engagement as Property Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate, and (C) with respect to which a Rating Confirmation has been obtained.

“Adjusted Operating Income” shall mean, for any specified period, all income received by Borrowers and/or Operating Lessee (or by a Property Manager for the account of a Borrower and/or Operating Lessee) from any Person during such period in connection with the ownership or operation of the Properties, determined on an accrual basis of accounting determined in accordance with GAAP, including the following:

(i) all revenues derived from rooms, food and beverage, telecommunications, garage and parking, other operating departments, services and rentals and other;

(ii) all amounts payable to any Borrower and/or Operating Lessee (or to a Property Manager for the account of any Borrower and/or Operating Lessee) pursuant to Operating Agreements relating to any one or more of the Properties;

(iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such specified period;

(iv) business interruption and loss of “rental value” insurance proceeds to the extent such proceeds are allocable to such specified period; and

(v) all investment income with respect to the Reserve Accounts.

Notwithstanding the foregoing clauses (i) through (iv), Adjusted Operating Income shall not include (A) any condemnation or insurance proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of any Property (other than of the types described in clause (iii) above), (C) any repayments received from Tenants of principal loaned or advanced to Tenants by Borrowers, (D) any type of income that would otherwise be considered Adjusted Operating Income pursuant to the provisions above but is paid directly by any Tenant to a Person other than any Borrower, Operating Lessee or Property Manager or its agent and (E) any fees or other amounts payable by a Tenant or another Person that are reimbursable to Tenant or such other Person.

“Affiliate” shall mean a Person or Persons directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with the Person or Persons in question.

“Aggregate Debt Service” shall mean, for any specified period, the sum of Debt Service plus “Mezzanine Debt Service” (as such term is defined in each Mezzanine Loan Agreement).

“Aggregate DSCR” shall mean, with respect to a particular period, the ratio of Net Operating Income to Aggregate Debt Service in respect of such period (except that no principal payment shall be included in such calculation), as computed by Lender from time to time, using in all cases an assumed loan constant equal to the then applicable Aggregate Maximum Pay Rate per annum (which constant shall be calculated at all times using a 30/360 accrual convention). If no such period is specified, then the period shall be deemed to be the immediately preceding full 12 months.

“Aggregate Maximum Pay Rate” shall mean, (i) 8.39% through the Initial Maturity Date and (ii) from and after the Initial Maturity Date through the final Maturity Date greater of (1) 8.39% and (2) the lesser of (A) the product of (x) 8.39%, and (y) a fraction, the numerator of which is Net Operating Income for the most recently available twelve (12) month period prior to the later of (I) the date on which the applicable Extension Interest Rate Cap Agreement is purchased and (II) the date that is thirty (30) days prior to the applicable Maturity Date and the denominator of which is Closing Date Net Operating Income and (B) 10.50%.

“Aggregate Monthly FF&E Reserve Amount” shall mean, as of any specified date the sum of the Monthly FF&E Reserve Amounts as of such date for all of such Properties then subject to the Lien of the Mortgage.

“Aggregate Monthly Incentive Fee Reserve Amount” shall mean, as of any specified date, the sum of the Monthly Incentive Fee Reserve Amounts as of such date for all of the Properties then subject to the Lien of the Mortgage.

“Agreements with Managers” shall mean, collectively, each of those certain Consents to Assignment, Agreements and Estoppels entered into as of the Closing Date by each of the Property Managers, Lender and Borrowers.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Allocated Loan Amount” shall mean the principal amount of the Loan allocated to each Property as set forth on Schedule C hereto or following a Directed Paydown a ratable reduction thereof.

“Alteration” shall mean any demolition, alteration, installation, improvement or decoration of or to a Property or any part thereof or the Improvements (including FF&E) thereon (other than any of the foregoing that (i) is permitted to be done and actually is done by or on behalf of the applicable Property Manager without the consent of the applicable Borrower (it being the intent of the parties that for this purpose amounts expended by a Property Manager in respect of FF&E in the ordinary course of business from amounts reserved for FF&E under the applicable Acceptable Property Management Agreement shall be deemed not to be an Alteration), or (ii) is paid for out of any Reserve Account described in Section 9.2.1(a) or (e)).

“Annual Budget” shall mean the annual operating and capital budget for each Property for any Fiscal Year setting forth, in reasonable detail, (i) the relevant Borrower’s good faith estimates of all Adjusted Operating Income, (ii) all Operating Expenses, (iii) Management Fees and (iv) Capital Expenditures.

“Applicable Interest Rate” shall have the meaning set forth in Section 2.2.2(a) hereof.

“Appraisal” means an as-is MAI appraisal of a Property, prepared not more than ninety (90) days (or such longer period as shall be acceptable to Lender) prior to the Closing Date by (a) Hospitality Valuation Services or (b) another member of the American Institute of Real Estate Appraisers selected by Lender (or, if such appraiser is selected by Borrowers, such appraiser shall be acceptable to Lender and shall have at least ten (10) years’ experience in evaluating and appraising properties similar in type and geographic location as such Property), which appraisal shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA).

“Approved Banks” shall mean banks or other financial institutions which have (a) a minimum net worth of $500,000,000 or (b) total assets of $5,000,000,000.

“Assignment of Agreements” shall mean each first priority Assignment of Agreements, Licenses, Permits and Contracts dated as of the Closing Date, from the applicable Borrower, as assignor, to the Lender, as assignee, assigning to the Lender as security for the Loan, to the extent assignable under law, all of such Borrower’s interest in and to the Property Management Agreements, Operating Agreements, Material Agreements, and all other licenses, permits and contracts necessary or desirable for the use and operation of each of the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time pursuant to the provisions thereof or of the other Loan Documents, in each case to the extent legally assignable.

“Assignment of Leases” shall mean each Assignment of Leases, Rents and Revenues, dated as of the Closing Date, from the applicable Borrower and Operating Lessee, as assignor, to the Lender, as assignee, together with any amendments thereto pursuant to the provisions thereof, assigning all the Leases and Rents with respect to each Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as the same may be amended, modified, succeeded or replaced, from time to time.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Properties: Taxes, Other Charges and Insurance Premiums.

“Beneficial” when used in the context of beneficial ownership has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Borrower” shall mean each of the parties identified on Schedule A hereto, together with its successors and assigns as permitted hereunder and which shall be collectively referred to herein as “Borrower” or “Borrowers,” but excluding any Borrower, all of the real property of which has been released from the Lien of the Loan Documents pursuant to the provisions thereof.

“Breakage Costs” means, with respect to the prepayment of any principal amount of the Loan (other than a voluntary Prepayment following the requisite prior notice which is made pursuant to Section 2.4.2 hereof), an amount equal to the aggregate of (i) the excess, if any, of (A) the amount of interest that otherwise would have accrued on the principal amount of the Loan so prepaid for the period from the date of such prepayment through and including the last day of the then-current Interest Accrual Period (or, in the case of a prepayment on a Payment Date without the required notice, the period from and including the first day of the immediately succeeding Interest Accrual Period through and including the final day of such Interest Accrual Period) at the rate of interest which would have been applicable herein over (B) the amount of interest that otherwise would have accrued on such principal amount for the applicable period at a rate per annum equal to LIBOR measured two Business Days prior to such prepayment; plus (ii) any and all other losses, costs, fees and expenses of Lender (including, without limitation, any early termination or upfront payments, brokerage commissions and other transaction costs) incurred or sustained, directly or indirectly, as a result of such prepayment of the Loan.

“Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, or any master servicer, special servicer or trustee in connection with a Securitization are located are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, “Business Day” shall mean a day on which banks are open for dealing in foreign currency and exchange in London.

“Capital Expenditures” means the hard and soft costs incurred by the Borrowers with respect to replacements and capital repairs made to the Properties (including, without limitation, repairs to, and replacements of, the structural components, roofs, building systems, parking garages and parking lots, but excluding additions to, and replacements of, FF&E) that are permitted to be done and actually are directed to be done or done by the applicable Property Manager without the consent of the applicable Borrower, unless the same shall have been carried out or directed to have been carried out by the applicable Property Manager at the request or upon the direction of a Borrower or pursuant to items specifically provided for in a budget with respect to a Property approved by a Borrower.

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash and Cash Equivalents” shall mean (i) Cash, (ii) U.S. Government Securities, (iii) interest bearing or discounted obligations of federal agencies and government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes, Federal Farm Credit System securities (provided all of the obligations described in this clause (iii) shall have a long-term unsecured debt rating of “AAA” by the Rating Agencies or backed by the full faith and credit of the United States government for full and timely payment), (iv) time deposits, domestic and Eurodollar certificates of deposit, bankers acceptances or commercial paper rated at least A-1+ (or its equivalent) by the Rating Agencies, and/or guaranteed by an entity having a long-term rating at least equal to the Required Rating, (v) floating rate notes and other money market instruments each issued by Approved Banks having a minimum long-term senior unsecured debt rating from each of the Rating Agencies at least equivalent to the Required Rating, (vi) obligations issued by state and local governments or their agencies, carrying a rating at least equal to the Required Rating and/or guaranteed by an irrevocable letter of credit of an Approved Bank having a long-term senior unsecured debt rating of at least AA- from each of the Rating Agencies (provided that if the scheduled maturity of any such obligation is more than six (6) months after the date of purchase by Borrowers or Lender and such obligation is guaranteed by a letter of credit, the letter of credit guaranteeing such obligation must be issued by an Approved Bank having a long-term senior unsecured debt rating of at least AA- from each of the Rating Agencies), (vii) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. government or agency collateral with a value equal to or exceeding the principal amount on a daily basis and held in safekeeping (provided that at the time of purchase the counterparty to such repurchase agreement must have a long-term senior unsecured debt rating at least equal to the Required Rating), and (viii) investments in money market funds and money market mutual funds all the assets of which are comprised of investments described in clauses (i) through (vii) above, and (ix) any other investment which the Rating Agencies confirm in writing will not in and of itself result in a downgrading or withdrawal of any of the ratings then assigned to any Notes. Except as otherwise provided in this definition, Cash and Cash Equivalents shall not include any investments commonly known as “derivatives”, any investments requiring a payment above par for an obligation, and under no circumstances shall Cash and Cash Equivalents include interest-only strips. Any investment in Cash and Cash Equivalents shall have a maturity date not later than one Business Day prior to the date that the proceeds therefrom are required hereunder.

“Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting any Property.

“CDO” has the meaning provided in the definition of the term “Qualified Transferee”.

“Chicago Borrower” shall mean SHC Michigan Avenue, LLC, a Delaware limited liability company.

“Chicago Net Operating Income” means, for any specified period, the excess of Adjusted Operating Income with respect to the Chicago Property over Operating Expenses with respect to the Chicago Property for the trailing twelve (12) month period.

“Chicago Property” means that certain property known as the Chicago InterContinental, located in Chicago, Illinois.

“Chicago Property Management Agreement” means that certain Hotel Management Agreement, dated as of April 1, 2005, between Operating Lessee and Chicago Property Manager (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof).

“Chicago Property Manager” shall mean IHG Management (Maryland), LLC, a Maryland limited liability company.

“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person.

“Closing Date” shall mean the date of the funding of the Loan Amount.

“Closing Date Chicago Net Operating Income” shall mean $13,497,952.

“Closing Date DSCR” shall mean 1.20 to 1.00.

“Closing Date Miami Net Operating Income” shall mean $7,126,982.

“Closing Date Net Operating Income” shall mean $20,624,934.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a taking or voluntary conveyance during the term hereof of all or any part of any Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall have actually been commenced.

“Condominium Association” shall mean the Miami Center Owners’ Association, Inc., a Florida corporation.

“Condominium Declaration” shall mean that certain Declaration of Condominium for Miami Center dated as of February 23, 1989 by City National Bank of Florida, successor to City National Bank of Miami and Inter-Continental Florida Limited Partnership, as amended by the First Amendment to Declaration of Condominium for Miami Center, dated as of August 24, 1990 by City National Bank of Florida as Trustee under Trust No. 2400958600 and Inter-Continental Florida Limited Partnership, as the same may be further amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the United States Department of Labor, national index (all items) (base year 1982-84 = 100), or any successor index thereof as such successor index may be appropriately adjusted to establish substantial equivalence with the Consumer Price Index. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then whenever the determination of a CPI Increase figure is called for herein, the Consumer Price Index shall be converted in accordance with the conversion factors published by the United States Department of Labor, Bureau of Labor Statistics, or, if said Bureau shall not publish the same, as the same may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information selected by Lender (in its reasonable discretion). If the Consumer Price Index ceases to be published and there is no successor thereto, such other index as Lender shall reasonably select shall be substituted for the Consumer Price Index.

“Control” shall mean, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, fifty one percent (51%) or more of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Counterparty” shall mean the counterparty to the Interest Rate Cap Agreement and any counterparty under a Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement and, if applicable, any credit support provider identified in the Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement.

“CPI Increase” shall mean, when used to qualify a fixed dollar amount set forth herein at the date in question, such fixed dollar amount, as increased by the percentage by which the Consumer Price Index at the time of such measurement shall have increased over such Consumer Price Index for December 2003.

“Credit Facility” shall mean a clean, irrevocable, unconditional transferable letter of credit, payable on sight draft only, in respect of which a Borrower has no reimbursement obligation and such reimbursement obligation is not secured by any Property or any other property pledged to secure the Loan, in favor of Lender and entitling Lender to make multiple draws thereon (which in the aggregate of all such draws do not exceed the aggregate face value thereof) in New York City, in such other city as Lender’s corporate trust office may be located at the time of the issuance of such letter of credit or in any city in which the issuing bank shall have a branch or office, issued by either (i) a domestic bank or the U.S. agency or branch of a foreign bank, in each case, having a long-term senior unsecured debt rating from the Rating Agencies which at the time such letter of credit is delivered and throughout the term of such letter of credit is at least equal to “AA,” and a short-term unsecured debt rating at least equal to A-1+ or (ii) any other bank approved by Lender in its sole discretion, and as to which Borrowers shall have obtained a Rating Confirmation. Such Credit Facility shall provide that (x) it will automatically renew unless the issuer of such Credit Facility delivers written notice to Lender, as beneficiary, and Borrowers, as account party, at least thirty (30) days prior to its expiration, that such Credit Facility will not be renewed, (y) in such case, Lender, as beneficiary, shall be entitled to draw upon the full amount of such Credit Facility and (z) such Credit Facility is freely transferable by Lender without the payment of any imposition or fee by Lender. Without in any way limiting the generality of the foregoing, if any Credit Facility is not renewed or replaced with another Credit Facility prior to the date that is thirty (30) days prior to its expiration, it is hereby agreed that Lender shall be entitled to draw upon the full amount of such Credit Facility.

“Current Debt Service Reserve Account” shall have the meaning set forth in Section 9.2.1(e) hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, the Notes, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan (including any Breakage Costs), and any sums due under the Notes, this Agreement, the Mortgage or in any other Loan Document.

“Debt Securities” shall mean debt obligations, other than U.S. Government Securities, of any Person, whether evidenced by bonds, notes, debentures, certificates, book entry deposits, certificates of deposit, commercial paper, bankers acceptances, reinvestment letters, funding agreements or other instruments, which (i) are not subject to prepayment or redemption prior to maturity and (ii) are rated not less than the then Required Rating; or any combination of the foregoing. Any Debt Securities delivered to Lender as collateral for an obligation shall mature not less than one (1) Business Day prior to the due date of such obligation.

“Debt Service” shall mean, with respect to any specified date or a particular period of time, principal and interest payments under the Notes due as of such date or payable with respect to or during such period (including the last day thereof), as applicable and repayment in full of the principal balance of the Notes at the maturity of the Loan or upon the earlier acceleration of the Loan.

“Debt Service Amount” shall have the meaning set forth in Section 9.2.15(a)(iii) hereof.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to 300 basis points (3.0%) in excess of the Applicable Interest Rates for the Notes (but in no event shall the Default Rate be less than the Prime Rate from time to time plus one percent (1%)).

“Deferred Maintenance Conditions” shall mean, collectively, the deferred maintenance conditions and near-term capital requirements described on Schedule 1.1 attached hereto and made a part hereof.

“Deferred Maintenance and Environmental Conditions Reserve Account” shall have the meaning set forth in Section 9.2.1(a) hereof.

“Deficiency Payment” shall have the meaning set forth in Section 9.2.11 hereof.

“Deficiency Reserve Account” shall have the meaning set forth in Section 9.2.1(b) hereof.

“Deposit Account” shall have the meaning given such term in Section 9.1 hereof.

“Deposit Account Agreement” shall mean the Deposit Account Agreement, dated as of the Closing Date, among Borrowers, Operating Lessees, the Lender, and the Depositary Bank, for the Deposit Account, relating to the collection and application of disbursements and other payments from the Property Managers and/or Operating Lessees pursuant to the applicable Property Management Agreements and/or Operating Lease.

“Depositary Bank” shall mean the depositary bank under the Deposit Account Agreement.

“Directed Paydown” shall have the meaning set forth in Section 2.3.2(ii) hereof.

“Directed Paydown Prepayment Fee” shall mean, with respect to a Directed Paydown, an amount equal to (i) 3% of the Loan Amount prepaid if such Directed Paydown occurs after the Permitted Prepayment Date and prior to the Payment Date in May 2006, (ii) 2% of the Loan Amount prepaid if such Directed Paydown occurs on or after the Payment Date in May 2006 but on or prior to the Payment Date in May 2007, (iii) 1% of the Loan Amount prepaid if such Directed Paydown occurs on or after the Payment Date in May 2007 but on or prior to the Payment Date in August May 2008 and (iv) 0.5% of the Loan Amount prepaid if such Directed Paydown occurs on or after the Payment Date in May 2008 but on or prior to the Payment Date in October 2009.

“Disqualified Transferee” shall mean any Person that, or any Person that Controls, is Controlled by, or is under common Control with, a Person that, (i) has (within the past ten (10) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with Lender or any Affiliate of Lender; (ii) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition has at any time been filed under the

Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (viii) has been found by a court of competent jurisdiction or other Governmental Authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

“Downgrade” shall have the meaning as set forth in Section 2.7(b) hereof.

“DSCR Test” means the monthly test performed by Lender pursuant to the terms of Section 9.2.7 hereof following the end of each month to determine whether a Low DSCR Period has occurred and is continuing.

“DSCR Test Period” means the trailing twelve (12) month period ending with the last day of the month for which a DSCR Test occurs.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

“Eligible Account” shall mean an identifiable account separate from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity, and which, in the case of a state-chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), and has a combined capital and surplus of at least $500,000,000 and is subject to supervision or examination by federal or state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Collateral” shall mean U.S. Government Securities, Debt Securities, Credit Facilities or Cash and Cash Equivalents, or any combination thereof.

“Eligible Institution” shall mean (1) LaSalle Bank National Association (provided that the rating by Standard & Poors and Moody’s for LaSalle Bank National Association’s short term unsecured debt obligations or commercial paper and long term unsecured debt obligations does not decrease below its current ratings) or (2) any other federal or state-chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation and (i) in the case of accounts in which funds are held for thirty (30) days or less, the short term unsecured debt obligations or commercial paper of which are rated A-1 by Standard & Poors, P-1 by Moody’s, or (ii) in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA-” by Standard & Poors and “Aa3” by Moody’s.

“Employee Benefit Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which each Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Engineering Report” means the structural engineering report or reports with respect to each Property prepared by an Independent Engineer and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Environmental Auditor” means an independent environmental auditor reasonably approved by Lender.

“Environmental Claim” means any written notice, claim, proceeding, investigation, demand or other communication by any Person or Governmental Authority alleging or asserting liability with respect to any Borrower or any Property arising out of, based on or resulting from (i) the presence, use or Release of any Hazardous Substance, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law, or (iii) any alleged injury or threat of injury to property, health or safety or to the environment caused by Hazardous Substances.

“Environmental Conditions” shall mean those matters which are the subject of environmental and seismic remediation described on Schedule 1.2 attached hereto.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrowers and Sponsor in connection with the Loan for the benefit of Lender.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances or regulations, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the pollution, protection or cleanup of the environment, the impact of Hazardous Substances on property, health or safety, or the use or Release of Hazardous Substances.

“Environmental Reports” means a “Phase I Environmental Site Assessment” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-94 (and, if necessary, a “Phase II Environmental Site Assessment”), prepared by an Environmental Auditor and delivered to Lender and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.

“Equipment” shall have the meaning set forth in the Mortgage.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with any Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Event of Default” shall have the meaning set forth in Section 10.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 9.4.1(b) hereof.

“Expansion” shall mean any expansion of any Property or any portion thereof or the Improvements thereon.

“Extension Date” shall have the meaning set forth in Section 2.3.3(b) hereof.

“Extension Interest Rate Cap Agreement” shall mean, following the Borrowers’ exercise of their option to extend the Maturity Date pursuant to Section 2.3.3 (b), an interest rate cap agreement or agreements (together with the confirmations and schedules relating thereto), each from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit C hereto; provided that, to the extent any such interest rate cap agreement does not meet the foregoing requirements, an “Extension Interest Rate Cap Agreement” shall be such interest rate cap agreement as may be approved by each of the Rating Agencies (such approval to be evidenced by the receipt of a Rating Confirmation).

“FF&E” for each of the Properties, shall have the meaning set forth in the applicable Property Management Agreement for such Property. In the event the term “FF&E” is not used in any one or more of the Property Management Agreements, “FF&E” shall be deemed to refer to whatever term is used in the applicable Property Management Agreement to describe the furniture, fixtures and Equipment for the applicable Property.

“FF&E Reserve Account” has the meaning set forth in Section 9.2.1(e) hereof.

“FF&E Reserve Sub-Accounts” shall have the meaning set forth in Section 9.2.16(a)(i) hereof.

“Final Completion” shall mean, with respect to any specified work, the final completion of all such work, including the performance of all “punch list” items, as confirmed by an Officer’s Certificate and, with respect to any Material Alteration or Material Expansion, a certificate of the Independent Architect, if applicable.

“First Extension Term” shall have the meaning set forth in Section 2.3.3(b) hereof.

“First Mezzanine Borrower” shall mean, collectively, SHC Michigan Avenue Mezzanine I, LLC and SHC Chopin Plaza Mezzanine I, LLC, each a Delaware limited liability company and together with their respective successors and assigns as permitted under the First Mezzanine Loan Agreement.

“First Mezzanine Debt Service Amount” shall mean, with respect to any specified date or a particular period of time, interest payments under the First Mezzanine Promissory Note (excluding any default or accrued interest) due as of such date or payable (as set forth in the First Mezzanine Lender Monthly Debt Service Notice delivered to Lender) with respect to or during such period (including the last day thereof), as applicable and repayment in full of the principal balance of the First Mezzanine Promissory Note on the scheduled maturity of the First Mezzanine Loan (but excluding any principal payments on account of an acceleration of the First Mezzanine Loan or a default under any of the First Mezzanine Loan Documents).

“First Mezzanine Lender” shall mean German American Capital Corporation, together with its successors and assigns.

“First Mezzanine Lender Monthly Debt Service Notice” shall mean the written notice required to be delivered by First Mezzanine Lender pursuant to Section 2.3.2(i) of the First Mezzanine Loan Agreement to Lender at least five (5) Business Days prior to each Payment Date setting forth the First Mezzanine Debt Service Amount payable by First Mezzanine Borrower on the first Payment Date occurring after the date such notice is delivered.

“First Mezzanine Loan” shall mean that certain loan in the original principal amount of $45,000,000 made by First Mezzanine Lender to First Mezzanine Borrower, pursuant to the First Mezzanine Loan Agreement.

“First Mezzanine Loan Agreement” shall mean that certain First Mezzanine Loan Agreement, dated as of the Closing Date, between First Mezzanine Borrower and First Mezzanine Lender, and evidenced by the First Mezzanine Promissory Note.

“First Mezzanine Loan Default Notice” shall mean have the meaning set forth in Section 9.4.1(a) hereof.

“First Mezzanine Loan Default Revocation Notice” shall have the meaning set forth in Section 9.4.1(a) hereof.

“First Mezzanine Loan Deposit Account” shall mean the “Mezzanine Loan Deposit Account” (as such term is defined in the First Mezzanine Loan Agreement).

“First Mezzanine Loan Documents” means the documents evidencing and securing the First Mezzanine Loan, as any of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time.

“First Mezzanine Promissory Note” shall mean the “Note” as defined in the First Mezzanine Loan Agreement, made payable by First Mezzanine Borrower, as maker to the order of First Mezzanine Lender.

“Fiscal Year” shall mean the period commencing on the Closing Date and ending on and including December 31 of the calendar year in which the Closing Date occurs and thereafter each twelve month period commencing on January 1 and ending on December 31 until the Debt is repaid in full, or such other common fiscal year of Borrowers as Borrowers may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld.

“Fitch Ratings” shall mean Fitch, Inc., its successors and/or assigns.

“Form W-8 BEN” shall have the meaning set forth in Section 2.2.2(d)(v)(1) hereof.

“Form W-8 ECI” shall have the meaning set forth in Section 2.2.2(d)(v)(1) hereof.

“Funding Borrower” shall have the meaning set forth in Section 12.27 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the relevant date in question (as supplemented by the Uniform System of Accounts for the Lodging Industry, current edition), consistently applied.

“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision of the United States of America thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi-governmental issues (including, without limitation, any court).

“Hazardous Substance” means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and lead-based paint, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law, (iii) toxic mold and (iv) any other chemical or any other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Holding Account” shall have the meaning given such term in Section 9.1 hereof.

“Hotel Operating Accounts” shall mean those accounts maintained by the Operating Lessee or Property Manager pursuant to the Property Management Agreements into which all Rents from the applicable Property are deposited.

“Improvements” shall have the meaning set forth in the Mortgage.

“Incentive Fee” shall mean: (a) for the Miami Property, the “Incentive Management Fee” as defined in the applicable Property Management Agreement and (b) for the Chicago Property, the “Incentive Management Fee” as defined in the applicable Property Management Agreement.

“Incentive Fee Sub-Account” shall have the meaning set forth in Section 9.2.13(a) hereof.

“Incentive Management Fee Reserve Account” shall have the meaning set forth in Section 9.2.1(c) hereof.

“Increased Cost” shall have the meaning set forth in Section 2.2.2(c) hereof.

“Independent Architect” shall mean any reputable architecture or construction management firm that is licensed or registered in the jurisdiction where a Property is located, if required by the laws of such jurisdiction, and not affiliated with any Borrower.

“Independent Director” means a duly appointed member of the board of directors or board of managers reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment and while serving as an Independent Director, and who may not have been at any time during the preceding five years (i) an equity holder, member, partner or director (other than an independent director or manager of an Affiliate of any Borrower that is required to be a single purpose bankruptcy remote entity) of, or an officer or employee of, any Borrower, Sponsor, or any of their respective equity holders or Affiliates (except in the context of this transaction), (ii) based on information provided by such individual and reasonably believed by Borrowers, a creditor or customer of, or supplier or service provider (including a provider of professional services) to, any Borrower, Sponsor, or any of their respective equity holders, members or Affiliates (other than a company that provides professional independent managers and which also provides other services to a Borrower or such Borrower’s equity holders, members or Affiliates in the ordinary course of business), (iii) a member of the immediate family of any such equity holder, member, partner, officer, employee, creditor, supplier, service provider or customer or a member of the immediate family of any other director of such entity or (iv) under common control with the Persons in (i) – (iii) above.

“Independent Engineer” means such engineer as shall be reasonably approved by Lender.

“Initial Maturity Date” shall mean April 9, 2007.

“Initial Payment Date” shall mean May 9, 2005.

“Initial Tax and Insurance Escrow Amount” has the meaning set forth in Section 9.3.1 hereof.

“Initial Tax and Insurance Sub-Account Amount” has the meaning set forth in Section 9.3.3(a) hereof.

“Insurance Premiums” shall have the meaning set forth in Section 8.1(d) hereof.

“Insurance Requirements” shall mean all terms of any insurance policy required hereunder covering or applicable to any Property or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting a Property or any part thereof or any use of any Property or any part thereof.

“Interest Accrual Period” means, in connection with the calculation of interest accrued with respect to any specified Payment Date, with respect to the Notes, the period from and including the fifteenth (15th) day of a calendar month to but excluding the fifteenth (15th) day of the immediately following month; provided, however, that the first Interest Accrual Period with respect to such Notes shall be from the Closing Date to but excluding April 15, 2005.

“Interest Determination Date” means in connection with the calculation of interest accrued for any Interest Accrual Period, the second Business Day preceding the first day of such Interest Accrual Period.

“Interest Rate Cap Agreement” means an Interest Rate Agreement or Agreements (together with the confirmation and schedules relating thereto), each between a Counterparty and Borrowers obtained by Borrowers and collaterally assigned to Lender pursuant to this Agreement, and each satisfying the requirements set forth in Exhibit C.

“knowledge” or words of similar import shall mean the actual or constructive knowledge of a Person or, if such Person is not an individual, of such Person’s representatives, agents, employees, officers or directors who would be likely to have actual or constructive knowledge of the relevant subject matter, provided, however, that such term shall not include knowledge of any Property Manager or its representatives, agents, employees, officers or directors which has not been communicated to Borrowers.

“Lease” shall mean any lease, sublease, sub-sublease, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect), existing as of the Closing Date or hereafter entered into by a Borrower or any Property Manager, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into, in accordance with the terms of the Loan Documents, in connection with such lease, sublease, sub-sublease, or other agreement and all agreements related thereto, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Notwithstanding the foregoing, Leases shall exclude the Operating Lease and the Property Management Agreements.

“Legal Requirements” shall mean:

(i) all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, Environmental Laws) affecting any Borrower or any Property or any part thereof or the construction, ownership, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force),

(ii) all permits, licenses and authorizations and regulations relating thereto, and

(iii) all covenants, conditions and restrictions contained in any instruments at any time in force (whether or not involving Governmental Authorities) affecting any Property or any part thereof which, in the case of this clause (iii), require repairs, modifications or alterations in or to a Property or any part thereof, or in any material way limit or restrict the existing use and enjoyment thereof.

“Lender” shall mean German American Capital Corporation.

“Lender Cost and Expense Amount” shall have the meaning set forth in Section 9.2.15(a) hereof.

“Lender Expenses” shall mean all reasonable origination costs and all reasonable out-of-pocket expenses and costs incurred by the Lender (or any of Affiliate of Lender) with respect to the making of the Loan, including for preparation of audits, reasonable costs of agreed-upon-procedures, reasonable travel expenses, reasonable costs of preparation of environmental, seismic and engineering reports, reasonable costs of credit reports, reasonable costs of appraisals, reasonable costs of preparation, negotiation, execution and delivery of the Term Sheet, this Agreement and the other Loan Documents and the reasonable costs of consummation of the transactions contemplated hereby and thereby (including reasonable attorneys’ fees and disbursements in connection therewith and in connection with the Lender’s due diligence), mortgage recording taxes and other document filing fees and any other reasonable out-of-pocket expenses relating to credit and collateral evaluations.

“LIBOR” shall mean the rate per annum calculated as set forth below:

(i) On each Interest Determination Date, LIBOR for the next Interest Accrual Period will be the rate for deposits in United States dollars for a one-month period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such date.

(ii) With respect to an Interest Determination Date on which no such rate appears on Telerate Page 3750 as described above, LIBOR for the next Interest Accrual Period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period (each a “Reference Bank Rate”). Lender shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, LIBOR for such Interest Accrual Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Accrual Period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one-month period.

(iii) If on any Interest Determination Date Lender is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Accrual Period shall be LIBOR as determined on the previous Interest Determination Date.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/1,000 of 1% and all U.S.

dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).

“Licenses” shall have the meaning set forth in Section 4.1(v) hereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting the interest of a Borrower or Operating Lessee in a Property or any portion thereof or any Borrower or Operating Lessee, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances).

“Loan” shall mean the loan made to the Borrowers by Lender pursuant hereto and the other Loan Documents in the original principal amount of the Loan Amount, and evidenced by the Notes and secured by the Mortgage and the other Loan Documents.

“Loan Amount” shall mean $128,000,000.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Mortgage, the Assignment of Agreements, the Assignment of Leases, the Environmental Indemnity, the Deposit Account Agreement, the Sponsor Indemnity Agreement, the Operating Lease Subordination Agreement, each Agreement with Managers and any other document executed by Borrower or its respective Affiliates in connection with the Loan, as well as all other documents executed and/or delivered in connection with the Loan or hereafter delivered by or on behalf of any Borrower pursuant to the requirements hereof or of any other Loan Document.

“Lockout Period” shall mean the period beginning on the Closing Date through but not including the Permitted Prepayment Date.

“Long-Term Agreement” means any contract or agreement with an unexpired term (inclusive of extension periods) in excess of one year; provided that any contract or agreement which may be terminated by the applicable Borrower without cause and without penalty on sixty (60) days’ advance notice or less shall not be a Long-Term Agreement for purposes hereof.

“Low Debt Service Reserve Account” shall have the meaning specified in Section 9.2.1(f) hereof.

“Low DSCR Period” means any period commencing on the Payment Date following the conclusion of any three consecutive DSCR Tests (where the third DSCR Test performed is for the DSCR Test Period ending on any March 31, June 30, September 30 or December 31) for which the Aggregate DSCR for the Properties then subject to the Lien of the Mortgage does not exceed ninety percent (90%) of the Closing Date DSCR, and ending on the day immediately preceding the Payment Date following the conclusion of any three consecutive DSCR Test (where the third DSCR Test performed is for the DSCR Test Period ending March

31, June 30, September 30 or December 31) for which the Aggregate DSCR for the Properties then subject to the Lien of the Mortgage exceeds ninety percent (90%) of the Closing Date DSCR.

“Management Control” shall mean, with respect to any direct or indirect interest in a Borrower or a Property, the power and authority to make and implement or cause to be made and implemented all material decisions with respect to the operation, management, financing and disposition of the specified interest.

“Management Fees” shall mean all fees, commissions, expenses and other compensation (including, without limitation, any incentive management fees) payable by any Borrower or Operating Lessee to any Property Manager.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, Properties, assets or condition (financial or otherwise) of the Borrowers, taken as a whole (or as specifically indicated herein, for a Property), (ii) the ability of the Borrowers to perform, in all material respects, their obligations under each of the Loan Documents, (iii) the enforceability or validity of any Loan Document or the perfection or priority of any Lien on any material asset created under any Loan Document, (iv) the value of, or cash flow from, the Properties, taken as a whole (or as specifically indicated herein, for a Property), or the operations thereof or (v) the ability of Lender to enforce or collect the Debt.

“Material Agreements” means the Condominium Declaration, the agreements listed on Schedule F hereto and each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of any Property or portion thereof, or otherwise imposing obligations on any Borrower, (a) which has an unexpired term of one year or less and under which a Borrower would have the obligation to pay more than $100,000 or (b) is a Long-Term Agreement requiring any Borrower to pay more than $50,000 in any twelve-month period or more than $200,000 in the aggregate during the term thereof; provided, however, that Material Agreements shall include any Long-Term Agreement not identified on Schedule F and under which (1) the aggregate payments required to be made by the applicable Borrower exceed $25,000, and (2) the aggregate payments required to be made by the applicable Borrower, when aggregated with all the payments required to be made by such Borrower under all such other Long-Term Agreements not included on Schedule F, would exceed for any Property either (x) $250,000 in any twelve-month period or (y) $500,000 in the aggregate. Notwithstanding the foregoing, Material Agreements shall not include the Property Management Agreements.

“Material Alteration” shall mean any Alteration (other than with respect to replacements of FF&E that are funded from reserves for FF&E reserved for hereunder or under the applicable Property Management Agreement by the applicable Property Manager) to be performed by or on behalf of an Borrower at any Property the cost of which (including, without limitation, construction costs and costs of architects, engineers and other professionals) as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Material Casualty” shall mean a Casualty where the loss (i) is in an aggregate amount equal to or in excess of thirty percent (30%) of the outstanding principal amount of the Allocated Loan Amount for the subject Property or (ii) has caused thirty percent (30%) or more of the hotel rooms or common areas (including banquet and conference facilities) in the applicable Property to be unavailable for its applicable use.

“Material Condemnation” shall mean a Condemnation where the loss (i) is in an aggregate amount equal to or in excess of thirty percent (30%) of the outstanding principal amount of the Allocated Loan Amount for the subject Property or (ii) has caused thirty percent (30%) or more of the hotel rooms or common areas (including banquet and conference facilities) in the applicable Property to be unavailable for its applicable use.

“Material Expansion” shall mean any Expansion to be performed by or on behalf of a Borrower at any Property or Properties, the total cost of which, as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Maturity Date” shall have the meaning set forth in Section 2.3.3(b) hereof.

“Maximum Pay Rate” shall mean, (A) with respect to a portion of the Loan in an amount equal to the Allocated Loan Amount for the Miami Property: (i) 7.23% through the Initial Maturity Date and (ii) from and after the Initial Maturity Date through the final Maturity Date the greater of (1) 7.23% and (2) the lesser of (x) the product of (x) 7.23%, and (y) a fraction, the numerator of which is Miami Net Operating Income for the most recently available twelve (12) month period prior to the later of (I) the date on which the applicable Extension Interest Rate Cap Agreement is purchased and (II) the date that is thirty (30) days prior to the applicable Maturity Date and the denominator of which is Closing Date Miami Net Operating Income and (y) 10.5% and (B) with respect to a portion of the Loan in an amount equal to the Allocated Loan Amount for the Chicago Property: (i) 9.17% through the Initial Maturity Date and (ii) from and after the Initial Maturity Date through the final Maturity Date greater of (1) 9.17% and (2) the lesser of (x) the product of (x) 9.17%, and (y) a fraction, the numerator of which is Chicago Net Operating Income for the most recently available twelve (12) month period prior to the later of (I) the date on which the applicable Extension Interest Rate Cap Agreement is purchased and (II) the date that is thirty (30) days prior to the applicable Maturity Date and the denominator of which is Closing Date Chicago Net Operating Income and (y) 10.50%.

“Maximum Premium Amount” shall have the meaning attributed to such term in Section 8.1(b)(xi).

“Mezzanine Borrower” shall mean First Mezzanine Borrower and/or Second Mezzanine Borrower, as the context may require.

“Mezzanine Borrowers” shall mean, collectively, First Mezzanine Borrower and Second Mezzanine Borrower.

“Mezzanine Debt Service Amount” shall mean the First Mezzanine Debt Service Amount and/or the Second Mezzanine Debt Service Amount, as the context may require.

“Mezzanine Lender” shall mean First Mezzanine Lender and/or Second Mezzanine Lender, as the context may require.

“Mezzanine Lenders” shall mean, collectively, First Mezzanine Lender and Second Mezzanine Lender.

“Mezzanine Lender Monthly Debt Service Notice” shall mean the First Mezzanine Lender Monthly Debt Service Notice and/or the Second Mezzanine Lender Monthly Debt Service Notice, as the context may require.

“Mezzanine Lender Monthly Debt Service Notices” shall mean, collectively, the First Mezzanine Lender Monthly Debt Service Letter and the Second Mezzanine Lender Monthly Debt Service Letter.

“Mezzanine Loan” shall mean the First Mezzanine Loan and/or Second Mezzanine Loan, as the context may require.

“Mezzanine Loans” shall mean, collectively, the First Mezzanine Loan and the Second Mezzanine Loan.

“Mezzanine Loan Agreement” means the First Mezzanine Loan Agreement and/or the Second Mezzanine Loan Agreement, as the context may require.

“Mezzanine Loan Agreements” means, collectively, the First Mezzanine Loan Agreement and the Second Mezzanine Loan Agreement.

“Mezzanine Loan Default Notice” means a First Mezzanine Loan Default Notice, and/or a Second Mezzanine Loan Default Notice, as the context may require.

“Mezzanine Loan Deposit Account” means the First Mezzanine Loan Deposit Account and/or the Second Mezzanine Loan Deposit Account, as the context may require.

“Mezzanine Loan Documents” means, collectively, the First Mezzanine Loan Documents and the Second Mezzanine Loan Documents.

“Mezzanine Loan Prepayment Fee” shall have the meaning set forth in each Mezzanine Loan Agreement.

“Mezzanine Loan Securitization” shall mean a transaction in which all or any portion of any Mezzanine Loan is evidenced by notes issued pursuant to an indenture or are deposited into a trust (including a REMIC trust) and such trust issues notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in any such Mezzanine Loan, either alone or together with other loans, to investors, or a similar transaction.

“Mezzanine Note” means the First Mezzanine Promissory Note and/or the Second Mezzanine Promissory Note, as the context may require.

“Mezzanine Notes” means, collectively, the First Mezzanine Promissory Note and the Second Mezzanine Promissory Note.

“Miami Borrower” shall mean SHC Chopin Plaza, LLC.

“Miami Net Operating Income” means, for any specified period, the excess of Adjusted Operating Income with respect to the Miami Property over Operating Expenses with respect to the Miami Property for the trailing twelve (12) month period.

“Miami Property” means that certain property known as Miami Intercontinental, an Intercontinental Hotel, located in Miami, Florida.

“Miami Property Management Agreement” means that certain Hotel Management Agreement, dated as of April 1, 2005, between Operating Lessee and Miami Property Manager (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof).

“Miami Property Manager” shall mean shall mean IHG Management (Maryland), LLC, a Maryland limited liability company.

“Minimum Certified Acts Terrorism Amount” shall have the meaning set forth in Section 8.1(b)(xi) hereof.

“Monthly Debt Service Payment Amount” shall have the meaning set forth in Section 2.3.2 hereof.

“Monthly FF&E Reserve Amount” shall mean, for any Property, as of any specified date, the excess, if any, of (a) 4.0% (5% after the tenth anniversary of the applicable Property Management Agreement) of gross revenues of each Property, for the calendar month then most recently ended, as such gross revenues are computed in accordance with the applicable Property Management Agreement, over (b) the amount paid, reserved or withheld by the applicable Property Manager in accordance with the terms of the applicable Property Management Agreement for capital expenditures in respect of FF&E for the same calendar month (it being expressly agreed by the parties hereto for purposes hereof that a mere book entry of an amount shall not be deemed to be the payment, reserve or withholding of such amount).

“Monthly Incentive Fee Reserve Amount” shall mean, for any Property, as of any specified date, the excess, if any, of (a) the Incentive Fees owed to the applicable Property Manager accruing for the previous calendar month (computed in accordance with the applicable Property Management Agreement on the basis of budgeted annual operating performance, as reasonably modified by Lender from time to time on the basis of actual operating performance), over (b) the amount paid, reserved or withheld by the applicable Property Manager in accordance with the terms of the applicable Property Management Agreement for Incentive Fees for the same calendar month (it being expressly agreed by the parties hereto for purposes hereof that a mere book entry of an amount shall not be deemed to be the payment, reserve or withholding of such amount).

“Moody’s” shall mean Moody’s Investors Service, Inc., its successors and/or assigns.

“Mortgage” shall mean, collectively, each of the first priority: (A) Deed of Trust, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing (Florida); and (B) Mortgage, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing (Illinois) each dated as of the Closing Date, executed and delivered by the applicable Borrower or Borrowers as security for the Loan and encumbering one or more of the Properties, as the same may be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time pursuant to the provisions thereof or of the other Loan Documents.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Operating Income” shall mean the sum of the Chicago Net Operating Income and the Miami Net Operating Income.

“Net Worth” shall have the meaning set forth in Section 12.24 hereof.

“Non-Hotel Space” means any portion of any Property which is used or intended to be used primarily for retail purposes.

“Notes” shall mean that certain Promissory Note, dated of even date hereof, in an amount equal to the Loan Amount, made payable by Borrower, as maker to the order of Lender, as the same may be amended, restated, severed, substituted, replaced (including, without limitation, replacement with multiple promissory notes), supplemented, exchanged, consolidated or otherwise modified from time to time pursuant to the provisions hereof.

“Offering Plan” shall have the meaning set forth in Section 4.1(eee) hereof.

“OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Officer’s Certificate” shall mean a certificate made by an individual authorized to act on behalf of a Borrower and, to the extent applicable, any constituent Person with respect to such Borrower. Without limiting the foregoing, if the individual signing the certificate is doing so on behalf of a corporation, then such individual shall hold the office of President, Vice President or Chief Financial Officer (or the equivalent) with respect to such corporation.

“Operating Agreements” shall mean reciprocal easement and/or operating agreements; covenants, conditions and restrictions; condominium documents; and similar agreements affecting any Property and binding upon and/or benefiting Borrowers and other third parties, but specifically excluding the Property Management Agreements.

“Operating Expenses” shall mean, for any specified period, on an accrual basis, all expenses incurred by or on behalf of a Borrower and/or Operating Lessee (or by a Property Manager for the account of a Borrower and/or Operating Lessee) during such period in connection with the ownership or operation of a Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as real estate and other business taxes, rental expenses, insurance premiums, utilities costs, administrative and general costs, repairs and maintenance costs, franchise fees, Management Fees and other costs and expenses relating to such Property, amounts deposited into the applicable Hotel Operating Account for FF&E expenditures and legal expenses incurred in connection with the operation of a Property, determined, in each case (other than with respect to FF&E expenditures), in accordance with GAAP. “Operating Expenses” shall not include (i) depreciation or amortization or other noncash items, (ii) the principal and interest on the Notes and the Mezzanine Notes, (iii) income taxes or other taxes in the nature of income taxes, (iv) the cost of any FF&E expenditures (other than amounts deposited into the applicable Hotel Operating Account for FF&E expenditures, which shall be considered an “Operating Expense” as used herein) or any other capital expenditures, (v) distributions to the members in a Borrower or (vi) the excess of insurance premiums over the Maximum Premium Amount (per annum) incurred by Borrower solely in connection with the purchase of terrorism insurance pursuant to Section 8.1(b)(xi). Expenses that are accrued as Operating Expenses during any period shall not be included in Operating Expenses when paid during any subsequent period.

“Operating Lease” shall collectively mean each agreement, dated as of the Closing Date, from by and between the applicable Borrower and the Operating Lessee with respect to each Property, together with any amendments thereto pursuant to the provisions thereof.

“Operating Lease Subordination Agreement” shall mean each Operating Lease Subordination Agreement, dated as of the Closing Date, by and among the applicable Borrower and the applicable Operating Lessee with respect to each Property, together with any further amendments thereto pursuant to the provisions thereof, subordinating the Operating Lease to the Note.

“Operating Lessee” shall mean DTRS Michigan Avenue/Chopin Plaza Sub, LLC with respect to each Property, together with its successors and assigns as permitted hereunder.

“Other Charges” shall mean all ground rents, maintenance charges, charges associated with any condominium or similar association, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof and payable by Borrowers.

“Other Taxes” shall have the meaning set forth in Section 2.2.2(d)(ii) hereof.

“Payment Date” shall mean the ninth (9th) day of each calendar month or, if in any month the ninth (9th) day is not a Business Day, then the Payment Date for such month shall be the first Business Day immediately prior to such ninth (9th) day.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of any one or more of the Properties (including, without limitation, business licenses, state health department licenses, licenses to conduct business, licenses to own and operate the Properties as hotel properties, licenses to sell and serve alcoholic beverages at the Properties and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of any one or more of the Properties).

“Permitted Borrower Transferee” shall mean any entity (i) that is experienced in owning and operating properties similar to the Properties, (ii) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion and (b) who, immediately prior to such transfer, controls, together with its Close Affiliates real estate equity assets of at least $1 Billion, (iii) which, together with its Close Affiliates own or have under management or act as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 20 first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate and (iv) that is not a Disqualified Transferee.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Qualified Title Policy, (iii) Liens, if any, for Taxes or Other Charges not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof, (iv) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business, and Liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof, (v) Leases and Property Management Agreements, (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances (including any of such matters incurred or entered into by any Borrower in the ordinary course of business) which in each case could not be reasonably expected to have a Material Adverse Effect, do not diminish in any material respect the value of the Properties or affect in any material respect the validity, enforceability or priority of the Liens created by the Loan Documents, (vii) Liens securing permitted indebtedness of the type described in clause (iii) of the definition of Permitted Indebtedness so long as such Lien is only in respect of the specific property relating to such obligation, (viii) with respect to the member of each Borrower, the Liens and security interests in its ownership interest in such Borrower created by and otherwise permitted under the Mezzanine Loan Documents, (ix) deposits securing or in lieu of surety, appeal or custom bonds in processing to which Borrower is a party, (x) any judgment Lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within thirty (30) days after entry thereof or within thirty (30) days after the expiration of any stay, as applicable in either case provided there is no imminent risk of forfeiture during such thirty (30) day period, (xi) Liens securing the Revolver Loan and (xii) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

“Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a bankruptcy proceeding.

“Permitted Indebtedness” shall mean (i) the Debt, (ii) Trade Payables incurred in the ordinary course of any Borrower’s business, paid by such Borrower within sixty (60) days of incurrence and in fact not more than sixty (60) days outstanding (subject to such Borrower’s right to contest the same in accordance with Section 5.1(b)(ii) hereof) provided that in no event shall the aggregate amount of such Trade Payables incurred by all of the Borrowers exceed two percent (2.0%) of the aggregate Allocated Loan Amounts of those Properties still subject to the Lien of the Mortgage, (iii) purchase money indebtedness and capital lease obligations incurred in the ordinary course of business but in no event shall the annual scheduled debt service on such indebtedness or obligations exceed the aggregate amount of $600,000 for the Properties then subject to the Lien of the Mortgage (which amount shall, in connection with a permitted partial prepayment of the Loan where a Property is released from the Mortgage, be reduced by Lender on a ratable basis equal to an amount determined by applying a fraction, the numerator of which is the Allocated Loan Amount for the Property or Properties which are released from the Mortgage and the denominator of which is the aggregate original amount of the Loan on the Closing Date), (iv) any Management Fees not yet due and payable under any Property Management Agreement, (v) Taxes or Other Charges not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof, (vi) indebtedness relating to Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business, and Liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof, (vii) the Revolver Loan, (viii) amounts payable in the ordinary course of business (and not as a result of Borrower’s delinquency or default) pursuant to Permitted Encumbrances of the type described in clauses (ii) or (xii) of the definition of Permitted Encumbrances and (ix) such other unsecured indebtedness approved by Lender in its sole discretion and with respect to which Borrowers have received a Rating Confirmation.

“Permitted Investments” shall mean the following, subject to qualifications hereinafter set forth:

(i) Obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America. These obligations include, but are not limited to:

(a)	Treasury obligations, all direct or fully guaranteed obligations

(b)	Farmers Home Administration Certificates of beneficial ownership

(c)	General Services Administration Participation certificates

(d)	U.S. Maritime Administration Guaranteed Title XI financing

(e)	Small Business Administration Guaranteed participation certificates Guaranteed pool certificates

(f)	U.S. Department of Housing and Urban Development Local authority bonds

(g)	Washington Metropolitan Area Transit Authority guaranteed transit bonds

(ii) Obligations of government-sponsored agencies that are not backed by the full faith and credit of the U.S., where the obligation is limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. These obligations are limited to:

(a)	Federal Home Loan Mortgage Corp. (FHLMC) Debt obligations

(b)	Farm Credit System (formerly: Federal Land Banks, Federal Intermediate Credit Banks, and Banks for Cooperatives) Consolidated system wide bonds and notes

(c)	Federal Home Loan Banks (FHL Banks) consolidated debt obligations

(d)	Federal National Mortgage Association (FNMA) Debt obligations

(e)	Student Loan Marketing Association (SLMA) Debt obligations

(f)	Financing Corp. (FICO) Debt obligations

(g)	Resolution Funding Corp. (REFCORP) Debt obligations.

(iii) Federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated “A-1+” (or the equivalent) by each of the Rating Agencies.

(iv) Deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC).

(v) Debt obligations maturing in 365 days or less that are rated AAA or higher (or the equivalent) by each of the Rating Agencies.

(vi) Commercial paper rated “A-1+” (or the equivalent) by each of the Rating Agencies and maturing in 365 days or less.

(vii) Investments in certain short-term debt of issuers rated “A-1+” (or the equivalent) by each of the Rating Agencies may be permitted with certain restrictions. The total amount of debt from “A-1+” issuers must be limited to the investment of an amount equal to the Monthly Debt Service Payment Amount. The total amount of “A-1+” investments should not represent more than twenty percent (20%) of the rated issue’s outstanding principal amount and each investment should not mature beyond thirty (30) days. Investment in “A-1+” (or the equivalent) rated securities are not eligible for reserve accounts, cash collateral accounts, or other forms of credit enhancement. Short-term debt for purposes of this definition includes: commercial paper, federal funds, repurchase agreements, unsecured certificates of deposit, time deposits, and banker’s acceptances.

(viii) Investment in money market funds rated “AAAm” or “AAAm-G” (or the equivalent) by each of the Rating Agencies.

(ix) Such other investments as shall be approved in writing by the Servicer, if such investment is made prior to a Securitization, or by means of a Rating Confirmation, if such investment is made after a Securitization.

Notwithstanding the foregoing, “Permitted Investments”: (A) shall exclude any security with any Rating Agency’s symbol attached to the rating indicating high volatility or dramatic fluctuations in their expected returns because of market risk, as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (B) shall not have maturities in excess of one year; (C) as to the investments described in (i), (ii), (iii), (iv), (v), (vi) and (vii): the obligations shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; interest may either be fixed or variable; and any variable interest should be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index; and (D) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provide a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three (3) months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Mezzanine Transfer” shall mean (a) a pledge of direct and/or indirect equity interests in any Borrower to secure each Mezzanine Loan, and (b) any foreclosure (or transfer in lieu thereof) in respect of any Mezzanine Loan, provided that the acquirer at foreclosure (or transfer in lieu thereof) (i) shall be the applicable Mezzanine Lender, (ii) shall be a Qualified Transferee or (iii) shall have received a Rating Confirmation prior to such foreclosure (or such transfer in lieu of foreclosure), subject in the case of each of clauses (i), (ii) and (iii) to the requirement that the applicable Borrower deliver to Lender and the Rating Agencies a nonconsolidation opinion satisfactory to the Rating Agencies with respect to any Person having more than a 49% direct or indirect equity interest in such Property Owner or as otherwise required by the Rating Agencies (unless such opinion has already been delivered to them with respect to such Person).

“Permitted Prepayment Date” shall mean the Payment Date in November 2005.

“Person” shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Plan” means an employee benefit plan other than a Multiemployer Plan, (i) which is maintained for employees of any Borrower or any ERISA Affiliate and which is subject to Title IV of ERISA or (ii) with respect to which any Borrower or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA (including Section 4069 of ERISA).

“Plan Assets” means assets of any Employee Benefit Plan subject to Part 4, Subtitle A, Title I of ERISA.

“Policies” shall have the meaning specified in Section 8.1(c) hereof.

“Pre-approved Transferee” shall mean any of the entities set forth on Exhibit D hereof, or any Close Affiliates thereof, provided any of the foregoing entities or their Close Affiliates shall only be a “Pre-approved Transferee” if (i) such entity continues to be Controlled by substantially the same Persons Controlling such entity as of the Closing Date or if such Pre-approved Transferee is a publicly traded company, such Pre-approved Transferee continues to be publicly traded on an established securities market, (ii) there has been no material adverse change in the financial condition or results of operations of such entity since the Closing Date and (iii) such entity and its Close Affiliates together own, have under management or act as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than twenty (20) first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate.

“Prepayment” shall have the meaning specified in Section 2.4.2 hereof.

“Prepayment Date” shall have the meaning specified in Section 2.4.2 hereof.

“Prepayment Fee” shall mean a non-refundable fee in connection with a Prepayment (to the extent permitted by the Loan Documents) equal to the amount set forth on Schedule J with respect to the applicable date upon which a prepayment is made. No Prepayment Fee shall be due on any payments made on or after November 9, 2006. The Prepayment Fee shall be payable simultaneously with Borrower’s payment of the Principal Amount being prepaid.

“Prepayment Notice” shall have the meaning specified in Section 2.4.2 hereof.

“Prime Rate” shall mean the annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate”, the Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Proceeds” shall mean amounts, awards or payments payable to Borrowers (including, without limitation, amounts payable under any title insurance policies covering Borrowers’ ownership interests in the Properties) or Lender in respect of all or any part of a Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrowers and Lender, respectively, of any and all reasonable expenses incurred by Borrowers and Lender in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Prohibited Person” shall mean any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.

“Property” shall mean each parcel or group of parcels of land described on one of the Schedules B-1 or B-2, and the improvements thereon owned or leased by the Borrowers, and “Properties” shall mean such parcels and improvements, collectively, less, however, any Property (or portion thereof) released from the Lien of the Mortgage in accordance with the terms hereof.

“Property Management Agreement” shall mean the hotel operating agreements entered into by a Borrower and/or Operating Lessee and the applicable Property Manager (including any amendments, supplements or modifications thereof, and including related franchise and licensing agreements) in effect as of the Closing Date as described on Schedule G hereto and previously provided to Lender and each hotel operating agreement, operating lease or other similar agreement entered into by a Borrower and/or Operating Lessee and the applicable Property Manager pursuant to Article 11 hereof, pursuant to which such Property Manager or an Affiliate is to provide hotel management and other services with respect to a Property or pursuant to which a Property Manager leases all or a portion of a Property.

“Property Manager” shall mean any Person identified as a current Property Manager on Schedule D hereto or any replacement “Property Manager” appointed in accordance with Article 11 hereof.

“Property Worth” shall mean, with respect to each Borrower, the fair market value of the Property or Properties owned by such Borrower as of the Closing Date.

“Qualified Survey” shall mean a current title survey of each Property, certified to the title company and Lender and their successors and assigns, that (i) is in form and content satisfactory to Lender, (ii) is prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 1992 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, (iii) meets the classification of an “Urban Survey”, and the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A) should be added to each survey: 2, 3, 4, 6, 7, 8, 9, 10, 11 and 13, (iv) reflects the same legal description contained in the Qualified Title Policy relating to the applicable Property, (v) includes, among other things, a metes and bounds description of the real property comprising part of the applicable Property satisfactory to Lender and (vi) contains a certification in form and substance acceptable to Lender.

“Qualified Title Policy” shall mean an ALTA title insurance policy (1970 unmodified form, where issuable or, if not issuable, 1992 unmodified form so long as the creditors’ rights exception is omitted from the issued policy) issued by one or more title companies acceptable to Lender, with ALTA facultative reinsurance and direct access agreements acceptable to Lender, which title insurance policy shall (i) provide coverage in an amount equal to the Allocated Loan Amount for each Property, (ii) insure Lender that the

Mortgage creates a valid first mortgage lien on the applicable Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and such standard exceptions and exclusions from coverage as Lender shall approve, (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, (iv) name Lender as the insured and (v) be assignable by its terms with a transfer of the Loan.

“Qualified Transferee” shall mean (a) German American Capital Corporation, a Maryland corporation, DB Realty Mezzanine Investment Fund II SPE, LLC, a Delaware limited liability company or DB Realty Mezzanine Investment Fund II, LLC, a Delaware limited liability company or (b) one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan that satisfies the Eligibility Requirement

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, that satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) that satisfies the Eligibility Requirements;

(iv) any entity Controlled (and only so long as such entity continues at all times to be Controlled) by any of the entities described in clauses (i) or (iii) above;

(v) a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the applicable Mezzanine Loan, so long as (A) the special servicer or manager of such securitization, CDO or trust has the Required Special Servicer Rating and (B) the “controlling class” of such securitization vehicle is held by one or more entities that are otherwise Qualified Transferees under clauses (i), (ii), (iii) or (iv) of this definition; provided that the operative documents of the related securitization vehicle, CDO or financing requires that (x) the “controlling class” or “equity interest” (other than an immaterial amount of nominal equity interest, provided such equity interest continues to be held pursuant to agreements which relate to a CDO or other securitization vehicle, the securities of which have been rated by at least one of the Rating Agencies) in such securitization vehicle or CDO are owned by one or more entities that are otherwise Qualified Transferees under clauses (i), (ii), (iii) or (iv) of this definition and (y) if any of the relevant trustee, special servicer, manager or controlling class fails to meet the requirements of this clause (v), such entity must be replaced by a qualifying entity within thirty (30) days; or

(vi) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (i), (ii), (iii) or (iv) of this definition.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agency” shall mean any one or more of Standard & Poor’s, Moody’s, Fitch, Inc., and any other nationally recognized statistical rating agency, as selected by Lender and which rate the Notes, and their respective successors.

“Rating Agency Securitization Amount” shall have the meaning set forth in Section 9.2.15(a) hereof.

“Rating Confirmation”, with respect to the matter in question, shall mean that as a condition thereto the Rating Agencies shall have confirmed in writing that (i) such investment, replacement, action or inaction shall not result, in and of itself, in a reduction, withdrawal or qualification of any rating then assigned to any outstanding Notes (if a Securitization has occurred), or (ii) such investment, replacement, action or inaction would not result, in and of itself, in a reduction, withdrawal or qualification of any rating for proposed Notes then under consideration by the Rating Agencies (if a Securitization has not yet occurred); provided that if a Securitization has not taken (or as certified by Lender, will not take) the form of a transaction rated by the Rating Agencies, then “Rating Confirmation” shall instead mean that the matter in question shall be subject to the prior approval of the Lender, which approval shall be granted by Lender to the extent Lender believes in its reasonable discretion a Rating Confirmation would have been granted with respect to such matter had a Securitization been in effect at such time.

“Reference Banks” means four (4) major banks in the London interbank market selected by the Lender.

“Register” shall have the meaning provided in Section 2.1.3(b).

“Regulatory Change” means any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment

(including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Release Amount” means with respect to each Property, an amount equal to 100% of such Property’s Allocated Loan Amount.

“Release Instruments” shall have the meaning set forth in Section 2.5.1 herein.

“Rent Roll Date” shall mean February 28, 2005.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of any Borrower and/or Operating Lessee or its agents or employees from any and all sources arising from or attributable to the Properties and/or the use and occupancy thereof, including, without limitation, all room rents related to overnight occupancy of guests at the Properties, all banquet, conference or other room rentals, all greens fees for the use of golf courses, fees or considerations of any sort, credit card receivables, and all deposits of money as advance rent, for security or as earnest money or as down payment or deposit for the reservation of rooms or other facilities in any of the Properties and any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by any Borrower and/or Operating Lessee and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Interest Rate Cap Agreement” shall mean, in connection with a replacement of an Interest Rate Cap Agreement following a Downgrade of the Counterparty thereto, an interest rate cap agreement (together with the confirmation and schedules relating thereto) from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit C hereto; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements a “Replacement Interest Cap Agreement” shall be such interest rate cap agreement approved by each of the Rating Agencies, such approval to be evidenced by the receipt of a Rating Confirmation.

“Required Loan-to-Value Ratio” shall mean that the aggregate principal amount of the Loan and the Mezzanine Loans are not more than sixty-five percent (65%) of the appraised value of the Properties as of the Closing Date based on the Appraisals.

“Required Senior Loan Prepayment Amount” means, in connection with any prepayment of any Mezzanine Loan (other than in connection with a Directed Paydown) pursuant to Section 2.4.2 of the applicable Mezzanine Loan Agreement an amount equal to the product of (a) the principal amount of the Mezzanine Loan being so prepaid, times (b) the ratio of (i) the principal balance of the Loan outstanding immediately prior to such prepayment, to (ii) the principal balance of the Mezzanine Loan outstanding immediately prior to such prepayment.

“Required Rating” shall mean the higher of (i) the highest rating then assigned by the Rating Agencies to any of the Notes, and (ii) “AA” (or its equivalent) by each of the Rating Agencies.

“Required Records” shall have the meaning set forth in Section 5.1(j)(x) hereof.

“Required Special Servicer Rating” means (i) a rating of “CSS1” in the case of Fitch, (ii) on the Standard and Poor’s list of approved special servicers in the case of Standard & Poor’s and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

“Reserve Accounts” shall have the meaning set forth in Section 9.2.1 hereof.

“Restoration” shall have the meaning set forth in Section 8.1.2(b) hereof.

“Revolver Loan” shall mean that certain revolving credit facility from Deutsche Bank Trust Company Americas to Strategic Hotel Funding, L.L.C., evidenced by that certain Revolving Credit Agreement, dated as of June 29, 2004, between Deutsche Bank Trust Company Americas and Strategic Hotel Funding, L.L.C., as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Second Extension Term” shall have the meaning set forth in Section 2.3.3(b) below.

“Second Mezzanine Borrower” shall mean, collectively, SHC Michigan Avenue Mezzanine II, LLC and SHC Chopin Plaza Mezzanine II, LLC, each a Delaware limited liability company and together with their respective successors and assigns as permitted under the Second Mezzanine Loan Agreement.

“Second Mezzanine Debt Service Amount” shall mean, with respect to any specified date or a particular period of time, interest payments under the Second Mezzanine Promissory Note (excluding any default or accrued interest) due as of such date or payable (as set forth in the Second Mezzanine Lender Monthly Debt Service Notice delivered to Lender) with respect to or during such period (including the last day thereof), as applicable and repayment in full of the principal balance of the Second Mezzanine Promissory Note on the scheduled maturity of the Second Mezzanine Loan (but excluding any principal payments on account of an acceleration of the Second Mezzanine Loan or a default under any of the Second Mezzanine Loan Documents).

“Second Mezzanine Lender” shall mean German American Capital Corporation, together with its successors and assigns.

“Second Mezzanine Lender Monthly Debt Service Notice” shall mean the written notice required to be delivered by Second Mezzanine Lender pursuant to Section 2.3.2(i) of the

Second Mezzanine Loan Agreement to Lender at least five (5) Business Days prior to each Payment Date setting forth the Second Mezzanine Debt Service Amount payable by Second Mezzanine Borrower on the first Payment Date occurring after the date such notice is delivered.

“Second Mezzanine Loan” shall mean that certain loan in the original principal amount of $29,000,000 made by Second Mezzanine Lender to Second Mezzanine Borrower, pursuant to the Second Mezzanine Loan Agreement.

“Second Mezzanine Loan Agreement” shall mean that certain Second Mezzanine Loan Agreement, dated as of the Closing Date, between Second Mezzanine Borrowers and Second Mezzanine Lender, and evidenced by the Second Mezzanine Promissory Note.

“Second Mezzanine Loan Default Notice” shall have the meaning set forth in Section 9.4.1(b) hereof.

“Second Mezzanine Loan Default Revocation Notice” shall have the meaning set forth in Section 9.4.1(b) hereof.

“Second Mezzanine Loan Documents” means the documents evidencing and securing the Second Mezzanine Loan, as any of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time.

“Second Mezzanine Promissory Note” shall mean the “Note” as defined in the Second Mezzanine Loan Agreement, made payable by Second Mezzanine Borrower, as maker to the order of Second Mezzanine Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder from time to time.

“Securitization” shall mean, collectively, any transaction or transactions pursuant to which the Loan is either syndicated or participated or pursuant to which securities are issued or pursuant to which securities are issued that are backed in whole or in part by the Loan, which securities may be offered and sold to institutional investors in transactions whether or not required to be registered under the Securities Act, provided that none of Borrowers, Operating Lessees, Sponsor or any Affiliate of Borrowers, Operating Lessees or Sponsor shall be a registrant, co-registrant or have any reporting obligations with respect to any such transactions.

“Servicer” shall mean Midland Loan Services, Inc. or such other Person designated in writing with an address for such Person by Lender, in its sole discretion, to act as Lender’s agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, the Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto.

“Single Purpose Entity” shall mean a Person which:

(a) is formed solely for the purpose of acquiring and directly holding an ownership interest in or leasing one or more of the Properties or an ownership interest in a Borrower or Operating Lessee,

(b) does not engage in any business unrelated to the Properties or the ownership of a Borrower,

(c) does not have any assets other than those related to its interest in the Properties or a Borrower, as the case may be, or any indebtedness other than Permitted Indebtedness,

(d) has books, records, accounts, financial statements, stationery, invoices and checks which are separate and apart from those of any other Person,

(e) is subject to and complies with all of the limitations on powers and separateness requirements set forth in Section 4.1(bb) hereof and in the organizational documentation of the applicable Borrower or the applicable Borrower’s SPE Member (if any), as the case may be, as of the Closing Date,

(f) holds itself out as being a Person separate and apart from each other Person, conducts its business in its own name and exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity,

(g) pays its own liabilities out of its own funds and reasonably allocates any overhead for shared office space,

(h) maintains a sufficient number of employees in light of its contemplated business operations, and

(i) in the case of a limited partnership, observes all applicable limited partnership formalities in all material respects, has at all times a corporate general partner that is a Single-Purpose Entity, and has a limited partnership agreement which provides that for so long as the Loan is outstanding and the limited partnership’s assets shall continue to be subject to the Liens securing the Debt, the limited partnership shall not take any of the following actions:

(i) to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of any Borrower or Operating Lessee, except in connection with the sale of any Property as permitted hereunder,

(ii) the engagement by any Borrower or Operating Lessee in any business other than the ownership, maintenance and operation of the Properties,

(iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for a Borrower or Operating Lessee or a substantial portion of their properties, without the unanimous vote of all partners of the limited partnership, and

(iv) the amendment or modification of any provision of its limited partnership agreement or certificate of limited partnership that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity” (except as required by law); or

(j) in the case of a corporation, observes all applicable corporate formalities in all material respects, has at all times at least two (2) Independent Directors on its Board of Directors, and has a Certificate of Incorporation which provides that for so long as the Loan is outstanding and the corporation’s assets continue to be subject to the Liens securing the Debt, the corporation shall not take or consent to, as the case may be, any of the following actions:

(i) to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets or the assets of any Borrower, except in connection with the sale of any Property as permitted hereunder,

(ii) the engagement by any Borrower in any business other than the ownership, maintenance and operation of the Properties or the engagement by it in any business other than the ownership of a membership interest in a Borrower,

(iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official, in each case with respect to it or any Borrower without the unanimous vote of all members of its board of directors, and

(iv) the amendment or modification of any provision of its certificate of incorporation or, if such corporation is the SPE Member or general partner of a Borrower, such Borrower’s limited liability company agreement or limited partnership agreement, as applicable, or certificate of formation or certificate of limited partnership, as applicable, that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity” (except as required by law); or

(k) in the case of a limited liability company, observes all applicable limited liability company formalities in all material respects, has at all times either (A) a corporate member that is a Single-Purpose Entity or (B) two (2) Independent Directors, and has a limited liability company agreement which provides that for so long as the Loan is outstanding and the limited liability company’s assets continue to be subject to the Liens securing the Debt, (1) the bankruptcy of any member (including the sole economic member) will not result in a dissolution of such Single-Purpose Entity, and (2) the limited liability company shall not take any of the following actions:

(i) to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of any Borrower, except in connection with the sale of any Property as permitted hereunder,

(ii) the engagement by any Borrower in any business other than the ownership, maintenance and operation of the Properties,

(iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for a Borrower or a substantial portion of its properties, without the unanimous vote of all members of the limited liability company’s board of directors (including the members who are Independent Directors, if applicable), and

(iv) the amendment or modification of any provision of its limited liability company agreement or certificate of formation that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity” (except as required by law).

“SPE Member” shall have the meaning set forth in Section 4.1(bb) hereof.

“Sponsor” shall mean, collectively, DTRS Michigan Avenue/Chopin Plaza, LP, a Delaware limited partnership, CIMS Limited Partnership, an Illinois limited partnership, and InterContinental Florida Limited Partnership, a Delaware limited partnership, but excluding any Sponsor that indirectly holds an ownership interest in all of the real property of which has been released from the Lien of the Loan Documents pursuant to the provisions thereof.

“Sponsor Indemnity Agreement” shall mean that certain Sponsor Indemnity Agreement, dated as of the Closing Date, by Sponsor in favor of Lender.

“Spread” shall mean 1.08984375% per annum.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and/or assigns.

“STAR Report” shall mean (a) a quarterly Smith Travel Accommodations Report compiled by Smith Travel Research, or (b) should Smith Travel Research cease to compile such reports, a quarterly report containing similar data compiled by a nationally-recognized lodging industry information source which is reasonably acceptable to Lender and (except during any period following the occurrence and during the continuation of an Event of Default) Borrowers.

“Stub Interest” shall mean $196,614.44.

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 9.3.1 hereof.

“Tax and Insurance Incremental Amount” shall have the meaning set forth in Section 9.3.3(b) hereof.

“Tax and Insurance Sub-Account” shall have the meaning set forth in Section 9.3.3(a) hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, and other governmental charges now or hereafter levied or assessed or imposed against any Borrower or any Property or rents therefrom or which may become Liens.

“Telerate Page 3750” means the display designated as “Page 3750” on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Tenant” shall mean any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Term Sheet” shall mean that certain letter agreement, dated February 23, 2005, between Lender and Strategic Hotel Capital, Inc.

“Third Extension Term” shall have the meaning set forth in Section 2.3.3(b) below.

“Third Party Securitization Amount” shall have the meaning set forth in Section 9.12.15(a) hereof.

“Threshold Amount” shall mean with respect to each Property, the lesser of 10% of the Allocated Outstanding Principal Amount for such Property or $10 million.

“Trade Payables” shall mean unsecured amounts payable by or on behalf of any Borrower for or in respect of the operation of the Properties in the ordinary course and which would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to any Property or any Borrower (other than compensation payable to Property Managers, exclusive of reimbursements).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the state in which a Property is located.

“U.S. Government Securities” shall mean securities evidencing an obligation to pay principal and interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person Controlled or supervised by and acting as an agency or instrumentality of and guaranteed as a full faith and credit obligation by the United States of America, which in either case are not callable or redeemable at the option of the issuer thereof (including a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such securities or a specific payment of principal of or interest on any such securities held by such custodian for the account of the holder of such depository receipt;

provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the securities or the specific payment of principal of or interest on the securities evidenced by such depository receipt).

“U.S. Taxes “ shall have the meaning set forth in Section 2.2.2(d)(i) hereof.

“Year-to-Date Period” shall mean the period commencing on January 1, 2005 and ending on February 28, 2005.

Section 1.2. Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “includes”, “including” and similar terms shall be construed as if followed by the words “without limitation”. The terms “Property” or “Properties” shall be construed to be followed by the phrase “or any part or portion thereof”. The term “Borrowers” shall be construed to be followed by the phrase “or any of them”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, as may be modified herein. As a matter of convenience herein, rating categories are generally stated in the nomenclature of Standard & Poor’s Ratings Group, it being understood that unless otherwise expressly stated to the contrary, reference to such category shall also be deemed to be a reference to the comparable category of each other Rating Agency; provided that if a specified rating (or its equivalent) from any of the Rating Agencies is required hereunder with respect to an issuer or a security (other than the Notes), and one of the Rating Agencies in connection with a Securitization does not rate the issuer or security in question, then such requirement hereunder shall nevertheless be deemed satisfied so long as such Rating Agency has issued a Rating Confirmation with respect thereto. For purposes of any representation, warranty or covenant herein relating to Operating Lessee, including without limitation Section 4.1(bb) hereof, all defined terms and sections used in or referred to therein or in any defined terms used therein shall, to the extent not expressly provided for in such definitions or sections, be deemed to refer to Operating Lessee in addition to Borrowers.

ARTICLE II

GENERAL

Section 2.1. The Loan.

2.1.1 Commitment. Each of the parties hereto agrees and acknowledges that the Borrowers received the proceeds of the Loan on the Closing Date and that the Loan shall mature on the Maturity Date. Each Borrower hereby confirms its acceptance of the Loan, subject to and upon the terms and conditions set forth herein.

2.1.2 Disbursement to Borrowers and Use of Loan Proceeds. Borrowers are permitted to request and receive only one disbursement hereunder in respect of the Loan, which disbursement was made on the Closing Date. The parties hereto acknowledge that, on the Closing Date, Borrowers received the proceeds of the Loan in an aggregate principal amount equal to the Loan Amount, subject to payment from Loan proceeds of the Lender Expenses and subject to funding from Loan proceeds of (i) the Tax and Insurance Escrow Account and Tax and Insurance Sub-Account, (ii) the Deferred Maintenance and Environmental Reserve Account, (iii) the FF&E Reserve Account, and (iv) Stub Interest (covering the period ending April 14, 2005), which have been escrowed with Lender, all in accordance with the provisions of this Agreement. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Notes. (a) The Loan shall be evidenced by the Notes, in the aggregate original principal amount of the Loan Amount. Each Note shall bear interest at its Applicable Interest Rate through and including the Interest Accrual Period in which occurs the Maturity Date. The Notes shall be subject to repayment as provided in Section 2.3 hereof, shall be entitled to the benefits of this Agreement and shall be secured by a Mortgage granting a first mortgage Lien on each Property and by certain of the other Loan Documents.

(b) The Borrower shall maintain, or cause to be maintained, a register (the “Register”) at the address to which notices to the Borrower are to be sent hereunder, on which it shall enter the name or names of the registered owner or owners from time to time of the Notes. The Notes (or, if applicable, each Note) may be independently assigned or otherwise transferred in whole or in part (including, without limitation, the sale of any participation interests in the Notes by Lender) by registration of such assignment or transfer on the Register (and the Notes shall expressly so provide). Any assignment or transfer on the Register (and the Notes evidencing the same) may be effected by registration of such assignment or transfer on the Register. At the request of Lender or any designated assignee or transferee of any of the Notes, Borrowers shall (i) issue to Lender or the designated assignee or transferee one or more new Notes in the same aggregate principal amount of the Notes (which Notes may contain components and/or subcomponents of the debt evidenced by such Notes) so assigned or transferred upon delivery to Borrowers of the Notes so assigned or transferred and (ii) reasonably cooperate with Lender in connection with Lender’s assignment of any interest in the Loan. The Register shall be available for inspection by Lender at any reasonable time upon reasonable prior notice.

(c) Borrower agrees that it shall, upon request, reasonably cooperate with Lender in connection with any request by Lender to sever the Note into two (2) or more separate substitute notes in an aggregate principal amount equal to the Loan Amount and to reapportion the Loan among such separate substitute notes, including, without limitation, by executing and delivering to Lender new substitute notes to replace the Note, amendments to or replacements of existing Loan Documents to reflect such severance and/or legal opinions with respect to such substitute notes, amendments and/or replacements. Notwithstanding the foregoing, Borrower shall not be required to incur any post-closing costs or expenses relating to the severance of the Note, other than Borrower’s internal costs and expenses and the fees and disbursements of Borrower’s counsel with respect to the issuance of a new enforceability opinion in connection with any such substitute notes. Any such substitute notes may as among themselves be pari passu, senior and subordinate and/or otherwise have varying principal amounts and economic terms, provided, however, that, subject to the effect of any prepayments of such substitute notes after an Event of Default, (i) the weighted average spread applicable to the substitutes notes shall not exceed the Spread, (ii) the economics of the Loan (or severed portions thereof) and other terms of the Loan, taken as a whole, shall not be modified by such fractionalization in a manner which is in any material respect adverse to Borrower (except any increase in the weighted average spread applicable to the substitute notes that may result after prepayments of the Loan have been made after an Event of Default) and (iii) subject only to the terms of Section 2.3.2(ii) hereof regarding a Directed Paydown, all voluntary principal prepayments shall be applied ratably among the securities issued in connection with a Securitization and any other interests in the Loan held outside the Securitization.

(d) Borrower agrees that, if requested by Lender prior to, or in connection with, a Securitization, the Borrower shall take all actions as are necessary to effect the “resizing” of the Loan and one or more of the Mezzanine Loans, including any new mezzanine loans that Lender requires Borrower to enter into (provided the documents evidencing and securing such new loan(s) are substantially identical in form and substance to the Mezzanine Loan Documents); and provided further that Lender is then the holder of such Mezzanine Loans and/or the Loan. In such event, Borrower and Lender agree that if the principal amount of any Mezzanine Loan were to be increased (or a new mezzanine loan or loans are created) and, as a result, the principal amount of the Loan were decreased, (i) the Borrower shall cause the borrowers under the Mezzanine Loans and any such new mezzanine loan(s) to comply with its agreements to effect a “resizing”, and (ii) Lender, as holder of the applicable promissory note(s), shall on the date of the “resizing” of the Loan lend to the borrower under the applicable Mezzanine Loan(s) or new mezzanine loan(s) (by way of a reallocation of the principal amount of the Loan and the applicable Mezzanine Loan or new mezzanine loan(s)) such additional amount equal to the amount of the principal increase/reduction of the Loan provided that Borrower and applicable borrower(s) under the Mezzanine Loan(s) execute and deliver any and all necessary amendments or modifications to the Loan Documents, organizational documents (including the creation of a new mezzanine borrower or borrowers) and the applicable Mezzanine Loan Documents. In addition, Borrower and Lender agree that if the principal amount of any Mezzanine Loan were to be decreased and, as a result, the Loan Amount were increased, then (i) if “resizing” to decrease the size of the applicable Mezzanine Loan and increase the size of the Loan, each of them shall take all actions as are necessary to effect the “resizing” of the Loan and the applicable Mezzanine Loan(s), (ii) Borrower shall cause the applicable borrower(s) under the Mezzanine Loan(s) to comply with its agreements to effect a “resizing” and (iii) Lender, as holder of the applicable promissory note(s), shall on the date of the “resizing” of the Loan lend to the Borrower (by way of a reallocation of the principal amount of the Loan and the applicable Mezzanine Loan(s) an additional amount equal to the amount of principal reduction of the applicable Mezzanine Loan(s), provided that Borrower and applicable Mezzanine Borrower(s) and any new mezzanine borrowers execute and deliver any and all necessary modifications to the Loan Documents and the applicable Mezzanine Loan Documents. In connection with the foregoing, Borrower agrees, at Lender’s sole cost and expense, to execute and deliver such documents and other agreements reasonably required by Lender, as holder of the applicable promissory note(s), to “re-size” the Loan and the applicable Mezzanine Loan(s), including, without limitation, an amendment to this Agreement, the Note, the Mortgage, the other Loan Documents and the applicable Mezzanine Loan Documents, an endorsement to the Title Policy reflecting any increase in the insured amount thereunder (if applicable), an amendment to or replacement of the Rate Cap Agreement for the Loan and each applicable Mezzanine Loan which is being resized reflecting the appropriate modification to the notional amount thereunder, and an endorsement to the UCC title policies and, if applicable, mezzanine endorsements and related title letters, for each Mezzanine Loan which is being resized, reflecting the appropriate modification to the insured amount thereunder. Lender agrees to reimburse Borrower for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorney’s fees) incurred by Borrower in connection with any “resizing” of the Loan. Notwithstanding the foregoing, Lender agrees that any “resizing” of the Loan shall not change the economics of the Loan and the Mezzanine Loans taken as a whole in a manner which is in any material respect adverse to Borrower or any Mezzanine Borrower.

Section 2.2. Interest.

2.2.1 Generally. Interest on the Notes shall accrue at the Applicable Interest Rate and shall be calculated on the basis of a 360-day year and charged for the actual number of days elapsed in the Interest Accrual Period in question; provided, however, that, after any Securitization, interest on the Notes referenced in Section 2.1.3(c) shall accrue at a rate described in such Notes which rate shall be consistent, and determined in accordance, with the provisions of such Section.

2.2.2 Determination of Interest Rate.

(a) The rate or rates at which the outstanding principal amount of the Notes bears interest from time to time shall be referred to as the “Applicable Interest Rate”. The Applicable Interest Rate with respect to the Notes shall be LIBOR plus the applicable Spread with respect to each applicable Interest Accrual Period.

(b) Interest shall be charged and payable on the outstanding principal amount of the Notes at a rate per annum equal to the Applicable Interest Rate, but in no event to exceed the maximum rate permitted under applicable law. Subject to the terms and conditions of this Section 2.2.2, Borrowers shall pay interest on the outstanding principal amount of the Notes at the Applicable Interest Rate for the applicable Interest Accrual Period. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error. Borrower hereby agrees that at any time prior to a Securitization and provided that there is no material adverse economic impact on Borrower, Lender may change the Interest Accrual Period upon ten (10) days prior written notice to Borrower.

(c) If, at any time prior to the completion of the first Securitization of the Loan, as a result of any Regulatory Change:

(i) the basis of taxation of payments to Lender of the principal of or interest on the Loan is changed or Lender or the Person controlling Lender shall be subject to any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender); or

(ii) any reserve, special deposit or similar requirements (other than such requirements as are taken into account in determining LIBOR) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Lender is imposed, modified or deemed applicable to Lender; or

(iii) any other condition affecting the Loan is imposed on Lender;

and Lender or any Person controlling Lender reasonably determines that, by reason thereof, the cost to Lender or any Person controlling Lender of maintaining or extending the Loan is increased, or any amount receivable by Lender or any Person controlling Lender hereunder in respect of any portion of the Loan is reduced, in each case by an amount deemed by Lender to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender or any Person controlling Lender for such Increased Costs to the extent Lender reasonably determines that such Increased Costs are allocable to the Loan. Lender will notify Borrowers of any event occurring after the date hereof which will entitle Lender to compensation pursuant to this subsection (c) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation; provided, however, that, if Lender fails to deliver a notice within 180 days after the date on which an officer of Lender responsible for overseeing this Agreement knows or has reason to know of its right to additional compensation under this Section 2.2.2(c), Lender shall only be entitled to additional compensation for any such Increased Costs incurred from and after the date that is 180 days prior to the date Borrowers received such notice. If Lender requests compensation under this Section 2.2.2(c), Borrowers may, by notice to Lender, require that (i) Lender furnish to Borrowers a reasonably detailed statement setting forth the basis for requesting such compensation and the method for determining the amount thereof; and/or (ii) the interest rate on the Loan be converted from the then applicable rate to the Prime Rate plus the Spread.

(d) (i) At all times, for all amounts payable that accrue during periods prior to the first Securitization of the Loan, Borrowers shall, to the extent permitted by law, make all payments hereunder free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the date hereof as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of the Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, levies, imposts, deduction, charges, withholdings and liabilities with respect thereto which Lender determines to be applicable to this Agreement, the other Loan Documents and the Loan being hereinafter referred to as “U.S. Taxes”). If, at any time prior to the first Securitization of the Loan, the Borrowers shall be required by law to deduct any U.S. Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.2(d)) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrowers shall make such deductions, and (C) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If a withholding tax of the United

States of America or any other Governmental Authority shall be or become applicable after the date of this Agreement, to such payments by the Borrowers made to the lending office or any other office, Lender shall use reasonable efforts to make, fund and maintain its Loan through another lending office of Lender in another jurisdiction so as to reduce the Borrowers’ liability hereunder, if the making, funding or maintenance of such Loan through Lender’s such other lending office does not, in the judgment of Lender, otherwise adversely affect the Loan.

(ii) In addition, for all amounts payable that accrue during periods prior to the first Securitization of the Loan, each Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

(iii) The Borrowers shall indemnify Lender for all periods prior to the first Securitization of the Loan for the full amount of U.S. Taxes and Other Taxes (including any U.S. Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.2.2(d)) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such U.S. Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date Lender makes written demand therefore.

(iv) Without prejudice to the survival of any other agreement of the Borrowers and Lender hereunder, the agreements and obligations of the Borrowers contained in Section 2.2.2(c) and this Section 2.2.2(d)) shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.

(v) Prior to the first Securitization of the Loan, if Lender or any of its successors or assigns is a foreign person (i.e., a person other than a United States person for United States federal income tax purposes), Lender shall:

(1) not later than the Closing Date (or, in the case of a successor or assign of Lender, the date such successor or assign becomes a successor or assign) deliver to Borrowers one accurate and complete signed original of Internal Revenue Service Form W-8 ECI or any successor form (“Form W-8 ECI”), or one accurate and complete signed original of Internal Revenue Service Form W-8 BEN or any successor form (“Form W-8 BEN”), as appropriate, in each case indicating that Lender (or such successor or assign, as applicable) is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States federal income tax;

(2) if at any time it makes any changes necessitating a new Form W-8 ECI or Form W-8 BEN, with reasonable promptness deliver to Borrowers in replacement for, or in addition to, the forms previously delivered by it hereunder, one accurate and complete signed original of Form W-8 ECI or Form W-8 BEN, as appropriate, in each case indicating that it is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States federal income tax; and

(3) promptly upon Borrowers’ reasonable request to that effect, deliver to Borrowers such other forms or similar documentation as may be required from time to time by applicable law, treaty, rule or regulation in order to establish its tax status for United States federal tax withholding purposes.

(vi) Borrowers will not be required to pay any additional amounts in respect of United States federal income tax pursuant to this Section 2.2.2(d) to Lender if the obligation to pay such additional amounts would not have arisen but for a failure by Lender to comply with its obligations under Section 2.2.2(d)(v) above.

(e) Without limiting the effect of subsection (c) or (d) above, prior to the first Securitization of the Loan, in the event that, (i) by reason of any Regulatory Change, Lender incurs Increased Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of Lender, which includes deposits by reference to which LIBOR is determined, (ii) Lender shall have determined in good faith after reasonable investigation that U.S. dollar deposits in the principal amount of the Loan are not generally available in the London interbank market, (iii) reasonable means do not exist for ascertaining the Applicable Interest Rate, (iv) Lender ascertains that LIBOR determined or to be determined for any Interest Accrual Period will not adequately and fairly reflect the cost to Lender of making or maintaining the Loan during such Interest Accrual Period, or (v) maintenance of any portions of the Loan made by Lender at LIBOR at any suitable lending office would violate any applicable law, rule, regulation or directive, whether or not having the force of law, then, if Lender so elects by notice to Borrowers, the interest rate applicable to the then outstanding principal balance of the Loan shall be converted to the Prime Rate plus the Spread.

(f) Lender shall use reasonable good faith efforts to avoid or mitigate any increased cost, reduced receivable or suspension of the availability of LIBOR under Section 2.2.2(c), (d) or (e) to the greatest extent practicable (including transferring the Loan to another lending office or Affiliate of Lender and reasonably assisting Borrowers’ recovery of any tax payment made by it) unless, in the opinion of Lender, such efforts would be likely to have any material adverse effect upon it.

(g) In the event that Lender makes a request to the Borrowers for compensation in accordance with Section 2.2.2(c), (d) or (e), then, provided that no Event of Default has occurred and is continuing at such time, the Borrowers may at their option, request that Lender use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for paying such compensation or such inability, including changing the jurisdiction of its applicable lender office; provided, however, that the taking of such action would not, in the sole judgment of such Lender, be disadvantageous to such Lender.

2.2.3 Default Rate. If an Event of Default shall have occurred and is continuing (including the failure of Borrowers to make a payment of principal or interest on the Payment Date therefor), Borrowers shall pay interest at the Default Rate on the outstanding amount of the Loan and due but unpaid interest thereon, upon demand from time to time (which interest is payable both before and after Lender has obtained a judgment with respect to the Loan), to the extent permitted by applicable law. Payment or acceptance of the increased rates provided for in this subsection is not a permitted alternative to timely payment or full performance by Borrowers and shall not constitute a waiver of any Default or Event of Default or an amendment to this Agreement or any other Loan Document and shall not otherwise prejudice or limit any rights or remedies of Lender.

Section 2.3. Loan Repayment.

2.3.1 Payments at Closing. On the Closing Date, Borrowers paid an installment of interest in an amount equal to Stub Interest as provided in Section 2.1.2(iv).

2.3.2 Monthly Debt Service Payments.

(i) Interest Payments: Commencing with the Initial Payment Date, and on each and every Payment Date thereafter until but excluding the Maturity Date, Borrowers shall pay Lender interest at the Applicable Interest Rate for and through the end of the applicable Interest Accrual Period on the outstanding principal balance of the Loan as computed in accordance with Section 2.2.2 hereof (the “Monthly Debt Service Payment Amount”).

(ii) Directed Paydown Payments: From and after the Permitted Prepayment Date, Borrowers shall have a one-time right to make a partial prepayment without a release of any collateral securing the Loan to be applied to reduce the principal balance of the Loan (a “Directed Paydown”); provided, however, Borrowers’ rights to make a Directed Paydown are contingent upon (i) first, Second Mezzanine Borrowers simultaneously prepaying the Second Mezzanine Loan in full in accordance with the Second Mezzanine Loan Agreement and otherwise complying with the provisions of Section 2.4.2(C) of the Second Mezzanine Loan Agreement (together with payment by Second Mezzanine Borrower to Second Mezzanine Lender of the Mezzanine Loan Prepayment Fee (as defined in the Second Mezzanine Loan Agreement)) and (ii) second, First Mezzanine Borrowers simultaneously prepaying the First Mezzanine Loan in full in accordance with the First Mezzanine Loan Agreement and otherwise complying with the provisions of Section 2.4.2(C) of the First Mezzanine Loan Agreement (together with payment by First Mezzanine Borrower to First Mezzanine Lender of the Mezzanine Loan Prepayment Fee (as defined in the First Mezzanine Loan Agreement)) and (ii) payment to Lender by Borrowers of the Directed Paydown Prepayment Fee on the date of prepayment.

2.3.3 Payment on Maturity Date. (a) Borrowers shall repay any outstanding principal indebtedness of the Loan in full on the Maturity Date of the Loan, together with all accrued and unpaid interest thereon through the end of the Interest Accrual Period during which such Maturity Date occurs (even if such period extends beyond the Maturity Date) and all other amounts which are then due and payable to Lender hereunder or under the Notes, the Mortgage, and the other Loan Documents.

(b) The “Maturity Date” of the Loan shall initially be the Initial Maturity Date. Notwithstanding the foregoing, the Borrowers shall have three successive options to extend the Initial Maturity Date of the Loan. The scheduled Maturity Date if (a) one such option is exercised shall be the Payment Date in April 2008, (b) two such options are exercised shall be the Payment Date in April 2009, and (c) three such options are exercised shall be the Payment Date in April 2010. In order to exercise any such extension right, Borrowers shall deliver to Lender notice of such extension at least thirty (30) days, but not more than 120 days, prior to the Maturity Date as in effect immediately prior to such extension (the Maturity Date, as so in effect, is hereinafter referred to as the “Extension Date” applicable to such extension), and the following conditions must be satisfied as of the Extension Date applicable to the corresponding extension: (i) no Event of Default (including, without limitation, an Event of Default of the type described in Article 10(a)(i) shall then be continuing; (ii) Borrowers shall have obtained an Extension Interest Rate Cap Agreement for the First, Second or Third Extension Term, as applicable, and collaterally assigned such Extension Interest Rate Cap Agreement to Lender in accordance with Section 2.7; (iii) the Mezzanine Loans shall be simultaneously extended in accordance with the terms of the Mezzanine Loan Agreements for the same period that the Loan is extended; and (iv) Borrowers shall have paid (A) all reasonable out-of-pocket expenses incurred by Lender (and, if applicable, any servicer in connection with a Securitization) up to an aggregate total of $10,000, and (B) the actual expenses incurred by each of the Rating Agencies, in each case, in connection with Borrowers’ exercise of such extension option. Upon the giving of each notice of extension hereunder, and subject to the conditions set forth below in this Section 2.3.3, the Maturity Date as theretofore in effect will be extended to the respective Payment Date specified above (the first, second and third such extension periods are hereinafter respectively referred to as the “First Extension Term”, the “Second Extension Term” and the “Third Extension Term”). If Borrowers fail to exercise any extension option in accordance with the provisions hereof, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate.

2.3.4 Making of Payments. Each payment by Borrowers hereunder or under the Notes shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 11:00 a.m. New York City time, on the date such payment is due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the Deposit Account, or such other account pursuant to such other wiring instructions as provided by Lender. Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrowers in writing of any changes in the account to which payments are to be made. Except as otherwise provided herein, whenever any payment hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day immediately prior thereto.

2.3.5 Intentionally Deleted.

2.3.6 Intentionally Deleted.

2.3.7 No Setoffs. All amounts due hereunder or under the Notes or the other Loan Documents shall be payable without setoff, counterclaim or any other deduction whatsoever.

2.3.8 Loan Account. Lender shall maintain a loan account on its books in the name of Borrowers in which will be recorded the Loan and all payments and prepayments of principal of and interest on the Loan (provided that any error in such loan account shall not in any manner affect the obligations of Borrowers to repay the Loan in accordance with the terms of this Agreement, the Notes and the other Loan Documents). In addition to the rights of Borrowers to have informational computer access to the Deposit Account, the Holding Account, the Tax and Insurance Escrow Account and any other Reserve Accounts, Lender shall, upon the written request of Borrowers, not more often than monthly, provide such information as it has in its possession regarding the records maintained in accordance with the first sentence hereof and information regarding funds on deposit in the Holding Account. In addition, Lender shall provide (or shall direct any servicer in connection with a Securitization to provide) to Borrowers, within five (5) Business Days of the end of each month, monthly reports showing deposits into and disbursements, transfers or credits, as the case may be, from the Tax and Insurance Escrow Account and each other Reserve Account, and setting forth, as of the end of each month, a schedule of the Permitted Investments contained in each such account and schedules of all transactions involving Permitted Investments during the month.

Section 2.4. Prepayment.

2.4.1 No Prepayment. Other than as set forth in Section 2.3.2(ii) above or in Sections 2.4.2 and 10.1(d) below, or as required or permitted pursuant hereto in connection with a Casualty or Condemnation, Borrowers shall have no right to prepay all or any portion of the Loan prior to the Permitted Prepayment Date.

2.4.2 Permitted Prepayment. A. From and after the Permitted Prepayment Date and subject to the terms and conditions set forth in this Section 2.4.2, the Borrowers may prepay the Loan at any time in whole or in part (hereinafter, a “Prepayment”), provided that (a) the Borrowers shall provide not less than 30 days’ and not more than 120 days’ prior written notice (a “Prepayment Notice”) to Lender specifying the date on which the Prepayment is scheduled to occur and such scheduled payment date shall not be on any date during the two (2) Business Day period prior to the fifteenth (15th) calendar day of such month, but not including, the fifteenth (15th) calendar day of such month (such scheduled date, the “Prepayment Date”), which notice shall indicate the principal amount of the Notes to be so prepaid and the specific Property to be released from the Lien of the Loan Documents pursuant to such Prepayment, (b) the Borrowers shall have paid Debt Service (i.e., accrued and unpaid interest on the principal amount being repaid) upon making such Prepayment through the end of the Interest Accrual Period in which the Prepayment is to occur (even if such period extends beyond the scheduled prepayment date), (c) the Borrower shall pay the Prepayment Fee upon making such Prepayment and (d) simultaneously with the Prepayment of the Loan, each Mezzanine Loan shall be prepaid by the applicable Mezzanine Borrower in accordance with Section 2.4.2 of the applicable Mezzanine Loan Agreement in an amount equal to the product of (i) the principal amount of the applicable Prepayment of the Loan, times (ii) the ratio of (A) the principal balance of the applicable Mezzanine Loan immediately prior to such Prepayment, to (B) the principal balance of the Loan immediately prior to such Prepayment. It is the intention and agreement of the parties that, subject to the requirements and limitations set forth in the previous sentence, any Property may, from and after the Permitted Prepayment Date, be the subject of a Prepayment and simultaneous release of the Liens of the Loan Documents; provided (i) the amount of the Prepayment equals or exceeds the Release Amount for the Property, and (ii) the provisions of Section 2.5.2 are complied with. On the Prepayment Date, Borrowers shall pay to Lender the amount of the Prepayment specified in the notice, all accrued and unpaid interest on the principal balance of the Notes being so repaid through and including the date that is the last day of the Interest Accrual Period in which such Prepayment occurs, all other sums then due under the Notes, this Agreement, the applicable Mortgage and the other Loan Documents, and all reasonable costs and expenses of Lender incurred in connection with the Prepayment, including reasonable attorneys’ fees and disbursements. Lender shall not be obligated to accept any Prepayment of the principal balance of the Notes, or any portion thereof, unless it is accompanied by the prepayment consideration due in connection therewith pursuant to the terms hereof.

B. Notwithstanding anything to the contrary herein, if a Prepayment Notice has been sent in good faith and no Event of Default is then continuing, such Prepayment Notice may be rescinded or deferred by Borrowers upon delivery of written notice to Lender (specifying, in the case of a deferral, the new Prepayment Date for such Prepayment) at least five Business Days prior to the Prepayment Date specified in the applicable Prepayment Notice (provided that Borrowers shall compensate Lender for any and all reasonable costs and expenses incurred by Lender and/or its agents resulting from such rescission or deferral).

2.4.3 Repayment upon Default. If all or any part of the principal amount of the Loan is prepaid upon acceleration of the Loan following the occurrence of an Event of Default, Borrowers shall be obligated to pay all amounts that would be payable in connection with a Prepayment under Section 2.4.2A, including all accrued and unpaid interest on the principal balance of the Notes through the date that is the final day of the applicable Interest Accrual Period or, if prohibited by law, through the date of repayment plus Breakage Costs (including interest owed at the Default Rate), the Acceleration Prepayment Premium (if such prepayment is made during the Lockout Period), all other sums then due under the Notes, this Agreement, the Mortgage and the other Loan Documents, and all costs and expenses of Lender incurred in connection with such Event of Default, including reasonable attorneys’ fees and disbursements.

2.4.4 Waiver of Prepayment Rights. Each Borrower acknowledges that the inclusion of the waiver of prepayment rights and the agreement to pay any amounts necessary in connection with the right to prepay the Notes as set forth in this Section 2.4, as applicable, as well as the other agreements set forth herein in respect of prepayment, were separately negotiated with Lender, that the economic value of the various elements of this waiver and agreement was discussed, that the consideration given by Borrowers for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrowers and Lender and contained herein.

Section 2.5. Release of Properties. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Mortgage on any Property.

2.5.1 Release upon Payment in Full. (a) Lender shall, at the expense of Borrowers, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Notes and this Agreement, release or assign (at Borrowers’ cost and expense) the Lien of the Mortgage and related Loan Documents with respect to all of the Properties; provided, however, that voluntary prepayments and any related releases of Properties from the Lien of the Mortgage will be subject to the conditions set forth in Sections 2.4 and 2.5.

(b) In connection with the release of the Lien contemplated in Section 2.5.1(a), Borrowers shall submit to Lender, not less than ten (10) days prior to the date of such release, a release of Liens (and related Loan Documents) for each applicable Property (for execution by Lender) in a form appropriate in the applicable state and otherwise satisfactory to Lender in its reasonable discretion and all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such release (collectively, “Release Instruments”), together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

2.5.2 Release of Individual Properties. On one or more occasions, subject to satisfaction of each of the conditions set forth in paragraphs (a) through (e) below and the terms of Section 2.4.2 hereof, the Borrowers may obtain (i) the release of any Property from the Lien of the Mortgage thereon and related Loan Documents, (ii) the release of the obligations of the Borrowers under the Loan Documents with respect to such released Property (other than those expressly stated to survive) and (iii) the remittance to Borrowers of any amounts held in any Reserve Accounts specifically relating to the subject Property or Properties:

(a) Borrowers shall have paid the Release Amount for such Property in connection with a Prepayment of the Loan pursuant to Section 2.4.2.

(b) Borrowers shall submit to Lender not less than ten (10) days prior to the date of such release, all Release Instruments for each applicable Property (for execution by Lender) together with an Officer’s Certificate certifying that (i) the Release Instruments are in compliance with all Legal Requirements, (ii) the release to be effected will not violate the terms of this Agreement, (iii) the release to be effected will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released) and (iv) the requirement described in paragraph (c) below is satisfied in connection with such Release (together with calculations demonstrating the same in reasonable detail).

(c) With respect to any release of a Property, after giving effect to such release, the Aggregate DSCR as of the date of the proposed release, for the Property then remaining subject to the Liens of the Mortgages shall not be less than the greater of (A) the Closing Date DSCR (subject to the provisions of Section 2.5.2(f)) and (B) the Aggregate DSCR for the Properties subject to the Lien of the Mortgage immediately prior to the release in question; provided, however, that this Section 2.5.2(c) shall not be applicable in connection with a partial prepayment of any of the Loan required to be made in connection with a Casualty or Condemnation. Borrowers shall have the right to repay a portion of the Loan and each

Mezzanine Borrower shall have the right to repay its Mezzanine Loan (pro rata in accordance with the outstanding principal amount of the Loan and the Mezzanine Loans immediately prior to such release in accordance with Section 2.4.2) in excess of the applicable Release Amount that is necessary to comply with the requirement in this Section 2.5.2(c) hereof.

(d) Notwithstanding anything to the contrary contained herein, provided no Event of Default has occurred and is continuing, at Borrowers’ request and at Borrowers’ sole cost and expense, in lieu of applying any monies as a prepayment of the Loan along with a release of the Lien of the Mortgage and the other Loan Documents with respect to any Property released in accordance with the terms hereof from and after the Permitted Prepayment Date, Lender agrees that it shall, in consideration of an amount equal to the Release Amount for such Property and any additional amount paid pursuant to Section 2.5.2(c), sever the Note in two, with one Note in the amount of the Release Amount and any additional amount paid pursuant to Section 2.5.2(c) and the other Note in the amount of the remaining principal amount of the Loan, endorse the Note in the amount of the Release Amount and any additional amount paid pursuant to Section 2.5.2(c), and assign the Mortgage and other Loan Documents with respect to such Property, to a lender designated by Borrower, and Lender shall execute and deliver to Borrower such instruments and other documents as shall be necessary or appropriate to evidence any such assignment of the Loan Documents and that portion of the Loan.

(e) No Event of Default shall exist on the date the Prepayment is made (except as otherwise provided in Section 10.1(d)).

(f) In the event (i) Borrowers prepay the Loan in an amount equal to the applicable Release Amount with respect to an individual Property, as applicable; (ii) the Mezzanine Borrowers prepay each of the Mezzanine Loans by the applicable “release amount” that is required to be repaid with respect to each of the Mezzanine Loans pursuant to the Mezzanine Loan Agreements in connection with the transfer of the applicable individual Property or group of Properties; and (iii) the Borrowers satisfy the Aggregate DSCR requirement in Section 2.5.2(c)(B) (including by the pro rata repayment of a portion of the Loan and the Mezzanine Loans pursuant to Section 2.5.2(c)), then Borrowers shall not be obligated to prepay the Loan and the Mezzanine Borrowers shall not be obligated to prepay the Mezzanine Loans to satisfy the Aggregate DSCR requirement in Section 2.5.2(c)(A) by an aggregate amount that is greater than 100% of the net sale proceeds received from a bona-fide third party purchaser in connection with a sale and permitted release of an individual Property (such amount, the “Net Sales Proceeds” and the positive difference, if any, between the Net Sales Proceeds and the sum of the Release Amount with respect to the applicable individual Property and the “release amount” that is required to be repaid with respect to each of the Mezzanine Loans pursuant to the Mezzanine Loan Agreements in connection with the transfer of the applicable individual Property, is hereinafter referred to as the “Excess Sales Proceeds”). Subject to the foregoing conditions and (i) the delivery of an opinion of counsel to Lender that any trust formed as a REMIC pursuant to a Securitization will not fail to maintain its status as a REMIC as a result of the deposit into the Cash Collateral Account described in this Section 2.5.2(f) and other authority and enforceability and security interest opinions reasonably requested by Lender and (ii) the prepayment of the Loan and the Mezzanine Loans in an amount equal to the Release Amount with respect to the applicable individual Property and the “release amount” that is required to be repaid with respect to each of the Mezzanine Loans pursuant to the Mezzanine Loan Agreements in connection with the transfer of the applicable individual Property, in lieu of prepaying the Loan and the Mezzanine Loans (pro rata in accordance with the outstanding principal amount of the Loan and the Mezzanine Loans immediately prior to such release pursuant to Section 2.4.2) with the Excess Sales Proceeds, Borrower and Mezzanine Borrowers may elect to deposit the Excess Sales Proceeds (pro rata in accordance with the outstanding principal amount of the Loan and the Mezzanine Loans immediately prior to such release) into a segregated cash collateral account that is pledged to Lender as additional collateral for the Debt (the “Cash Collateral Account”) and a segregated cash collateral account for each Mezzanine Loan that is pledged to the applicable Mezzanine Lender as additional collateral for such Mezzanine Lender’s Mezzanine Loan. Borrower shall pledge the Cash Collateral Account to Lender pursuant to a deposit account agreement substantially in the form of the Deposit Account Agreement delivered on the Closing Date, which will provide that the Cash Collateral Account and all funds at any time on deposit therein will be subject to the exclusive control of Lender, except that Borrower will have the right prior to an Event of Default to direct Lender to apply funds on deposit in the Cash Collateral Account to repay the principal balance of the Loan. Lender acknowledges and agrees that the Mezzanine Borrowers will have the right in accordance with the Mezzanine Loan Agreements to direct the Mezzanine Lenders to apply funds on deposit in the cash collateral accounts with respect to each Mezzanine Loan to prepay the principal balance of the applicable Mezzanine Loan.

2.5.3 Further Assurances. To the extent any Release Instrument executed and delivered under Section 2.5.2(b) is insufficient to effect the release to be effected in accordance with the terms hereof, Lender (and any servicer in connection with a Securitization) shall remain obligated to execute and deliver, at the expense of the Borrowers, such further Release Instruments as Borrowers may reasonably request and submit to Lender, together with an Officer’s Certificate covering the matters to be covered in the Officer’s Certificate described in Section 2.5.2(b).

In addition to the foregoing, the Borrower which as of the Closing Date was the owner of a Property being released from the Lien of the Mortgage pursuant to any provision of Section 2.5 hereof, shall be released from all liability with respect to the Loan, the Notes and all other Loan Documents with the express exception that such Borrower shall continue to be jointly and severally liable for and with respect to any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever which (and to the extent) have become due and payable under Section 12.13 prior to the date of the release of such Property.

Section 2.6. Intentionally Omitted.

Section 2.7. Interest Rate Cap Agreements.

(a) Borrowers shall maintain the Interest Rate Cap Agreement with an Acceptable Counterparty in effect and having a term extending through April 14, 2007 and an initial notional amount equal to the Loan Amount. The Interest Rate Cap Agreement shall have a strike rate equal to an amount such that the maximum interest rate paid by Borrowers after giving effect to payments made under the Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time and in an amount equal to any prepayment which is applied to reduce the principal balance of the Loan in accordance with Section 2.4 hereof or as a result of any Directed Paydown that is applied by Lender to reduce the principal balance of the Loan; provided that the strike rate shall be equal to an amount such that the maximum interest rate paid by Borrowers after giving effect to payments made under the Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate.

(b) In the event of (x) any downgrade, withdrawal or qualification (each, a “Downgrade”) of the rating of the Counterparty such that, thereafter, the Counterparty shall cease to be an Acceptable Counterparty and (y) the Counterparty shall fail to comply with the requirements contained in the Interest Rate Cap Agreement which are described in Exhibit C upon such occurrence, the Borrowers shall either (i) obtain a Rating Confirmation from the Applicable Rating Agency with respect to the Counterparty or (ii) replace the Interest Rate Cap Agreement with a Replacement Interest Cap Agreement, (x) having a term extending through the end of the Interest Accrual Period in which occurs the Maturity Date, (y) in a notional amount at least equal to the principal balance of the Loan then outstanding, and (z) having a strike rate equal to an amount such that the maximum interest rate paid by Borrower after giving effect to payments made under such Replacement Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate.

(c) Each Borrower hereby pledges, assigns, transfers, delivers and grants a continuing first priority lien to Lender, as security for payment of all sums due in respect of the Loan and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on such Borrower’s part to be paid and performed, in, to and under all of such Borrower’s right, title and interest: (i) in the Interest Rate Cap Agreement (as soon as such agreement is effective or when and if any replacement agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement); (ii) to receive any and all payments under the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), whether as contractual obligations, damages or otherwise; and (iii) to all claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement (as soon as such agreement is effective or when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing. Borrowers shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be made directly to Lender) and notify the Counterparty of such assignment (either in such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement or by separate instrument). No Borrower shall, without obtaining the prior written consent of Lender, further pledge, transfer, deliver, assign or grant any security interest in the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Lender as the secured party, to be filed with respect thereto.

(d) Borrowers shall comply with all of their obligations under the terms and provisions of the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement). All amounts paid by the Counterparty under the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) to Borrowers or Lender shall be deposited immediately into the Deposit Account. Borrowers shall take all action reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(e) If Borrowers exercise any of their options to extend the Maturity Date pursuant to Section 2.3.3(b) hereof, then, on or prior to each Extension Date, the Borrowers shall obtain or have in place an Extension Interest Rate Cap Agreement (i) having a term through the end of the Interest Accrual Period in which occurs the Maturity Date as so extended, (ii) in a notional amount at least equal to the principal balance of the Loan as of such Extension Date, and (iii) having a strike rate equal to an amount such that the maximum interest rate paid by the Borrowers after giving effect to payments made under such Extension Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to the Loan. The obligation of Lender to make the Loan is subject to the fulfillment by Borrowers or waiver by Lender of the following conditions precedent no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Lender shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied:

(a) Representation and Warranties; Compliance with Conditions. Each of the representations and warranties of Borrowers contained in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrowers shall be in compliance in all respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

(b) Loan Agreement and Note. Lender shall have received an original of this Agreement and the Notes, in each case, duly executed and delivered on behalf of each Borrower.

(c) Delivery of Loan Documents; Title Insurance; Reports; Leases.

(i) Mortgage, Assignments of Agreements. Lender shall have received from Borrowers fully executed and acknowledged counterparts of each Mortgage, Assignment of Leases and the appropriate UCC financing statements, each in form satisfactory for recording or filing in the appropriate public records, and evidence that counterparts of each Mortgage, Assignment of Leases and UCC financing statements shall have been delivered to the title company for recording or filing, so as to effectively create upon such recording a valid and enforceable Lien upon each Property, of first lien priority, in favor of Lender (or a deed trustee if required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received fully executed counterparts of each of the Agreements with Managers, each Assignment of Agreements, the Environmental Indemnity and each of the other Loan Documents.

(ii) Title Insurance. Lender shall have received a Qualified Title Policy with respect to each Property and evidence that all premiums in respect thereof have been paid.

(iii) Survey. Lender shall have received a Qualified Survey with respect to each Property, subject to the terms of Section 4.1(z) hereof.

(iv) Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its reasonable discretion, and evidence of the payment of all premiums then due and payable for the existing policy period.

(v) Environmental Reports. Lender shall have received Phase I environmental reports (and, where recommended by such Phase I environmental reports, Phase II environmental reports) in respect of each Property that are satisfactory to Lender.

(vi) Zoning. Lender shall have received, at Lender’s option, letters or other evidence with respect to each Property from the appropriate authorities (or other Persons) concerning applicable zoning and building laws, or zoning endorsements in the Qualified Title Policy, if available.

(vii) Encumbrances. Borrowers shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to the Mortgage on each Property, subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and evidence thereof satisfactory to Lender shall have been received thereby.

(viii) Engineering Reports. Lender shall have received engineering reports in respect of each Property satisfactory to Lender.

(ix) Material Agreements; Property Management Agreements. Lender shall have received true and complete copies of all Material Agreements and all of the Property Management Agreements.

(x) Operating Agreements. Lender shall have received true and complete copies of all Operating Agreements and any ground leases with respect to any Property.

(d) Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

(e) Delivery of Organizational Documents. On or before the Closing Date, Borrowers shall deliver or cause to be delivered to Lender copies certified by an officer of the managing member of each Borrower and/or Operating Lessee of all organizational documentation related to such Borrower and/or Operating Lessee and/or the formation, structure, existence, good standing and/or qualification to do business as Lender may request in its reasonable discretion, including good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

(f) Opinions of Counsel to the Borrowers. Lender shall have received legal opinions of Borrowers’ counsel reasonably satisfactory to Lender (i) with respect to the non-consolidation of each Borrower in the event of an insolvency proceeding being brought against, or the bankruptcy of certain Beneficial owners of such Borrower, (ii) with respect to due execution, delivery, authority, enforceability of this Agreement, each Mortgage and each of the other Loan Documents and (iii) with respect to each Borrower’s continued existence as a limited liability company under the laws of the State of Delaware and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

(g) Budgets. Borrowers shall have delivered the Annual Budget for the Properties for 2005.

(h) Completion of Proceedings. All corporate, partnership or limited liability company and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

(i) Estoppels. 1 Lender shall have received estoppel letters from the condominium board at the Miami Property, in form, scope and substance satisfactory to Lender.

[1]	To be updated based on further diligence.

(j) Photographs. If Lender shall have so requested, Lender shall have received photographs of the interior and exterior of each Property.

(k) No Material Adverse Change. On the Closing Date, Lender shall be satisfied that since December 31, 2004, there shall have been no circumstances or conditions with respect to the Properties, any Borrower, any Single Purpose Entity (including SPE Member), Sponsor or the Property Managers that can reasonably be expected to cause the Loan to become delinquent or be in default, adversely affect the value or marketability of the Loan or Properties, or cause institutional investors to regard the Loan or any security derived in whole or in part from the Loan as an unacceptable investment. In addition, there shall not have occurred or be continuing on or after December 31, 2004 any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or any material adverse change in the liquidity in the fixed income market and/or condition of the commercial mortgage-backed securities or whole loan market as determined by Lender in its sole discretion; or (iii) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, if the effect of any such event specified in this clause (iii) in the sole discretion of Lender makes it impracticable or inadvisable to proceed with the funding of the Loan on the terms and in the manner contemplated herein and in the Term Sheet.

(l) Intentionally Omitted.

(m) Operating Agreement Estoppels. Lender shall have received an executed estoppel letter from each party to an Operating Agreement, which shall be in form and substance satisfactory to Lender.

(n) Appraisals. Lender shall have received an Appraisal for each Property satisfactory to Lender evidencing that the Required Loan-to-Value Ratio has been satisfied.

(o) Financial Statements. Borrowers shall have provided operating statements for the Properties described in Schedule 3.1(o) together with operating statements for each Property for the Year-to-Date Period (which statements are either audited, combined or prepared in accordance with agreed upon procedures which are mutually acceptable to the Borrowers and the Lender, all as specified in such Schedule 3.1(o)), and, to the extent that such Year-to-Date Period statements show material changes to the operating results of any Property since the most recent operating statements relating to such Property, a letter from a “Big Four” accounting firm verifying Year-to-Date Period expenses and revenues for the Properties if requested by the Lender in its sole discretion. Each of the operating statements and financial statements described in the previous sentence shall be satisfactory to Lender and shall be accompanied by an Officer’s Certificate certifying that each such financial statement presents fairly the financial condition or operating results, as applicable, of each Borrower and Property in question and, if such statement is audited, has been prepared in accordance with GAAP with respect to the accounts presented therein, as applicable.

(p) Intentionally Omitted.

(q) Deposit Account Agreement. Lender shall have received the Deposit Account Agreement duly executed by Borrowers and the depository institutions party thereto.

(r) Property Management Agreement; Agreements with Managers. Lender shall have received a copy of (i) each Property Management Agreement duly executed by Borrowers and the applicable Property Manager certified as true and correct pursuant to an Officer’s Certificate and (ii) each Agreement with Manager in form and substance satisfactory to Lender duly executed by each Property Manager.

(s) Certified Rent Rolls. Lender shall have received a rent roll for each Property, dated as of the Rent Roll Date, accompanied by an Officer’s Certificate certifying that such rent roll is true, complete and correct as of its date.

(t) Consents, Licenses, Approvals, Etc. Lender shall have received copies or other evidence of all material consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by each Borrower and each Property Manager, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(u) Closing Statement. Lender shall have received a detailed closing statement from Borrowers in a form acceptable to Lender, which includes a complete description of Borrowers’ sources and uses of funds on the Closing Date, together with a fully executed counterpart of the Loan Closing Statement prepared by Lender.

(v) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the transactions contemplated hereby.

(w) Payments by Borrowers. Borrowers shall have paid all Lender Expenses.

(x) Additional Information. Lender shall have received such other information and documentation with respect to Borrowers and its Affiliates, Sponsor, the Properties and the transactions contemplated herein as Lender may reasonably request (including, without limitation, such information as is necessary for the determination of coverage amounts under the Policies required pursuant to Sections 8.1(b)(i) and (ix)), such information and documentation to be satisfactory in form and substance to Lender.

(y) Making of the Mezzanine Loans. The Mezzanine Lenders shall be prepared to make the Mezzanine Loans to the Mezzanine Borrowers simultaneously with the making of the Loan.

(z) Interest Rate Cap Agreement. Borrowers shall have delivered to Lender written evidence that the Interest Rate Cap Agreement required to be maintained by Borrowers in accordance with Section 2.7 hereof has been purchased.

Section 3.2. Reliance Language. All third party reports delivered to Lender pursuant to Section 3.1 shall contain reliance language satisfactory to Lender in its sole discretion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrowers’ Representations. Each of Borrower represents and warrants that, as of the Closing Date:

(a) Organization. Each of Borrower and Operating Lessee has been duly organized and is validly existing and in good standing with requisite limited liability company power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Borrower and Operating Lessee is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each of Borrower and Operating Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and its sole business has been and is the ownership, management and operation of one or more of the Properties.

(b) Proceedings. Each of Borrower and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by it and constitute legal, valid and binding obligations of such Borrower and Operating Lessee enforceable against such Borrower and Operating Lessee in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) without offset, defense or counterclaim.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each of Borrower and Operating Lessee will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of its properties or assets pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, License, partnership agreement, Property Management Agreement, Operating Lease or other Material Agreement to which it is a party or to which any of its properties or assets is subject nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by it of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect except where the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect.

(d) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and to the best of its knowledge there are no such actions, suits or proceedings threatened against or affecting each of Borrower and Operating Lessee or a Property, which actions, suits or proceedings, alone or in the aggregate, if determined against it or a Property, are likely to have a Material Adverse Effect.

(e) Agreements. Each of Borrower and Operating Lessee is not a party to any agreement which is likely to have a Material Adverse Effect. Each of Borrower and Operating Lessee is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or a Property is bound.

(f) Title. It has good, marketable and indefeasible title in fee to the real property comprising part of each Property and Borrower or Operating Lessee has good and marketable title to the balance of each Property, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Each Mortgage, when properly recorded in the appropriate records, together with the Assignment of Leases and any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Properties or its leasehold interest therein, as the case may be, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created or permitted by the Loan Documents. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or current use or operation, of any Property, or the security intended to be provided by the Mortgage or Borrowers’ ability to repay the Notes or any other Loan Document in accordance with the terms of the Loan Documents. Except as indicated in and insured over by a Qualified Title Insurance Policy issued as of the Closing Date, there are no claims for payment for work, labor or materials affecting any Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents (other than mechanics’ or materialmen’s liens for work or materials performed or supplied the costs for which are not yet past due or which are being contested in accordance with Section 5.1(b)(ii) hereof). Nothing in this paragraph may be relied on by the title insurance company issuing a policy covering any Property. Each Assignment of Leases, when properly recorded in the appropriate records, creates a valid first priority assignment of, or a valid first priority security interest in, certain rights under the related Leases and the Rents, subject only to the terms of such Assignments of Leases, including a license granted to the applicable Borrower or Operating Lessee to exercise certain rights and to perform certain obligations of the lessor under such Leases, including the right to operate the applicable Property. Except as set forth in the Property Management Agreements, no Person other than the applicable Borrower and/or Operating Lessee owns any interest in any payments due under such Leases that is superior to or of equal priority with the Lender’s interest therein.

(g) No Bankruptcy Filing. Each of Borrower and Operating Lessee is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(h) Intentionally Omitted.

(i) No Plan Assets. It is not an Employee Benefit Plan subject to Title I of ERISA, and none of its assets constitutes or will constitute Plan Assets.

(j) Compliance. Except as set forth on Schedule 6.1(g), each of Borrower and Operating Lessee and each Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. Except as set forth on Schedule 6.1(g), each Property is not a non-conforming use or legal non-conforming use (except to the extent that the same would not affect in any material respect the operation, maintenance, value or use of the Property in question or the ability to reconstruct such Property). Each of Borrower and Operating Lessee is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority (including laws and regulations concerning facility licensing and operation and certificate of need), the violation of which could have a Material Adverse Effect. There has not been committed by or on behalf of each of Borrower and Operating Lessee or, to the best of its knowledge, any other person in occupancy of or involved with the operation or use of any Property any act or omission affording the federal government or any state or local government the right of forfeiture as against any Property or any part thereof or any monies paid in performance of its obligations under any of the Loan Documents. Each of Borrower and Operating Lessee hereby covenants and agrees not to commit, and to use all reasonable efforts not to permit or suffer to exist any act or omission affording such right of forfeiture.

(k) Contracts. Except as disclosed in Schedule F, there are no Material Agreements. Each contract, other than the Operating Lease, affecting each Property has been entered into at arm’s length in the ordinary course of business by or on behalf of the applicable Borrower or its predecessors in interest and provides for the payment of fees in amounts and upon terms not less favorable to the applicable Borrower than market rates and terms.

(l) Financial Information. All financial statements described in Schedule 3.1(o) were prepared by or on behalf of Borrowers and delivered to Lender prior to the date hereof, (i) are true, complete and correct in all material respects, to the extent not subsequently corrected in a written document delivered to Lender, (ii) accurately represent in all respects the financial condition or operating results, as applicable, of the Properties and/or the Borrowers as of the date of such reports, and (iii) to the extent that such financial statements are audited financial statements, such financial statements have been prepared in accordance with GAAP with respect to the accounts presented therein. Borrowers do not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, that are known to it and reasonably likely to have a materially adverse effect on any Property or the operation thereof, except as referred to or reflected in said financial statements and operating statements and except for other contingent liabilities not prohibited by Section 6.1(h) hereof. Except as set forth in the certified information delivered to Lender pursuant to Section 3.1(o) hereof, since the Closing Date, there has been no change in the financial condition, operations or business of Borrowers from that set forth in said financial statements and operating statements that could reasonably be expected to have a Material Adverse Effect.

(m) Condemnation. No Condemnation or other proceeding has been commenced or, to its best knowledge, is contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to any Property.

(n) Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

(o) Utilities and Public Access. Each Property has rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its current uses. All public utilities necessary for the full use and enjoyment of each Property are located in the public right-of-way abutting the applicable Property or in or through a recorded irrevocable easement in favor of such Property, and all such utilities are connected so as to serve the applicable Property without passing over other property, except to the extent that such utilities are accessible to the applicable Property by virtue of a recorded irrevocable easement or similar agreement or right. All roads necessary for the use of each Property for its current purposes have been completed and are either part of the applicable Property (by way of deed or recorded easement) or dedicated to public use and accepted by all relevant Governmental Authorities.

(p) Not a Foreign Person. Such Borrower, or if any such Borrower is classified as a “disregarded entity” for United States federal income tax purposes (a “DRE”), the owner of such Borrower (and, if such owner is a DRE, the first upper-tier entity that is not a DRE), is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(q) Separate Lots. Each Property is comprised of one (1) or more parcels which constitute one or more separate tax lots which do not include any property not a part of the applicable Property.

(r) Basic Carrying Costs; Assessments. Except for Basic Carrying Costs deposited with Lender in accordance with this Agreement or deposited in the applicable Hotel Operating Account pursuant to the applicable Property Management Agreement, it has paid all Basic Carrying Costs due and payable as of the Closing Date. To the best of its knowledge there are no pending or proposed special or other assessments for public improvements or other matters affecting any Property (except as shown in the financial statements described in clause (l) above), nor, to the best of its knowledge, are there any contemplated improvements to any Property that are likely to result in such special or other assessments.

(s) Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower and/or Operating Lessee, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, subject to laws affecting the enforcement of the rights or remedies of creditors generally and/or equitable principles of general application, and no Borrower has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(t) No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding, except in connection with indebtedness either to be repaid in full from the proceeds of the Loan or secured by Liens which have been released concurrently with the Closing Date.

(u) Insurance. It has obtained and has delivered to Lender insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums on such insurance policies required to be paid as of the date hereof have been paid for the current policy period. No claims have been made under any such policy that would have a material adverse effect with respect to any Property, and no Person, including any Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

(v) Certificate of Occupancy; Licenses. Except as disclosed in Schedule 4.1(v), Borrowers have obtained, or have caused each of the Property Managers to obtain pursuant to the Property Management Agreements, all material certifications, permits, licenses, approvals registrations, authorizations, accreditations or consents (collectively, the “Licenses”), including certificates of completion and occupancy permits (or other local equivalent), required by, and accomplished all filings, notifications, registrations and qualifications with (or obtained exemptions from any of the foregoing from), any federal, state, or local government or government department, agency, board, commission, bureau or instrumentality (i) to properly and legally own, manage and operate the Properties after any restructuring that will occur in connection with the Loan and (ii) which are necessary for the conduct of its business. Each License has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of any Borrower, threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. No Borrower is in default or violation with respect to any of the Licenses in a manner that would have a Material Adverse Effect, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by any Borrower under, or a violation of, any License that would have a Material Adverse Effect. Each Property has a certificate of occupancy or other local equivalent (where required by applicable Legal Requirements) and the use being made of each Property is in conformity with such applicable certificate of occupancy.

(w) Flood Zone. Except as may be disclosed in Schedule 4.1(w), none of the Improvements on any Property is located in an area as identified by the Federal Emergency Management Agency or the Federal Insurance Administration as an area having special flood hazards (Zone A), and, to the extent that any part of any Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain,” such Property is covered by flood insurance meeting the requirements set forth in Section 8.1(b)(i) hereof.

(x) Physical Condition. Except as disclosed in the engineering reports listed on Schedule 4.1(x), each Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all respects material to the use, operation or value of the applicable Property. There exists no structural or other material defects or damages in any Property, whether latent or otherwise (except for such matters as are expressly referred to in Section 9.2, for which reserves are being established), after taking into account in making such determination remedial efforts being taken by any Borrower to correct such defect or damages following discovery thereof. It has not received written notice and is not otherwise aware from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(y) Leases. No Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases, and true and complete copies of all Leases executed and delivered on or before the Rent Roll Date have been delivered to Lender (and any Leases executed and delivered since such date shall be delivered promptly after the Closing Date). As to all present Leases and (upon execution thereof) all future Leases relating to each Property, the applicable Borrower will be the sole owner of the lessor’s interest. As to all Leases:

(i) There are no outstanding landlord obligations with respect to tenant allowances or free rent periods or tenant improvement work; all of the obligations and duties of landlord under the Leases that are due or are to be performed (as applicable) on or prior to the date hereof have been fulfilled, and there are no pending claims asserted by any Tenant for offsets or abatements against rent or any other monetary claim;

(ii) All of the Leases are free and clear of any right or interest of any real estate broker or any other person (whether or not such brokers or other persons have negotiated the Leases or have contracted with Borrowers for the collection of the rents thereunder), and no brokerage or leasing commission or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases;

(iii) Schedule 4.1(gg) sets forth all security deposits and letters of credit held by or on behalf of the lessor under the Leases. All security deposits have been held in accordance with law and the terms of the applicable Leases, and no security deposits have been applied, or letters of credit drawn upon, following a default by a Tenant still in possession;

(iv) A Borrower is the sole owner of the lessor’s interest in all of the Leases and no Borrower has given or suffered any other assignment, pledge or encumbrance in respect of any of the Leases or its interests thereunder, and the applicable

Borrower or Property Manager has the sole right to collect rents and other amounts due under the Leases;

(v) Except as disclosed on Schedule 4.1(gg), no Tenant (i) is more than thirty (30) days in arrears on its rent or other amounts due to the landlord under its Lease and (ii) no Borrower has accepted Rent under any Lease or Operating Agreement for more than one month in advance, except for security deposits, which on the Closing Date have been deposited with the Lender in accordance with the provisions hereof relating to security deposits received from and after the date hereof; and

(vi) None of the Leases contains any option to purchase, any right of first refusal to purchase or any right to terminate the lease term (except in the event of the destruction of all or substantially all of the applicable Property).

(z) Survey. Except as disclosed in writing to Lender, the survey for each Property delivered to Lender in connection with this Agreement is a Qualified Survey. Except as may be shown on the Qualified Survey, all of the improvements relating to each Property lie wholly within the boundaries and building restriction lines of the applicable Property, and no improvements on adjoining properties encroach upon such Property, and no easements or other encumbrances upon such Property encroach upon any of the improvements, so as, in either case, to materially adversely affect the value or marketability of the Property in question except Permitted Encumbrances and those which are insured against by a Qualified Title Insurance Policy. Since the date of the Qualified Survey relating to each Property referenced in the applicable Qualified Title Insurance Policy, no new improvement has been constructed on such Property and there has been no alteration to the exterior of any existing improvement on such Property (other than routine repair and replacements of roofs, walls or windows).

(aa) Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of any of a Property to any Borrower have been paid in full or deposited with the issuer of a Qualified Title Insurance Policy for payment upon recordation of the deeds effecting such transfer. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, and the Liens intended to be created thereby, have been paid or deposited with the issuer of a Qualified Title Insurance Policy for payment upon recordation of the Mortgage.

(bb) Single-Purpose. Each Borrower and Operating Lessee hereby represents and warrants to, and covenants with, Lender that, as of the date hereof, at all times prior hereto and until such time as the Debt shall be paid in full or its property is no longer subject to the Lien securing the Debt:

(i) It has not owned and will not own any property or any other assets other than (A) with respect to the Borrower, the Properties currently owned by it,

and (B) with respect to the Borrower and the Operating Lessee incidental personal and intangible property relating to the ownership, leasing or operation of the Properties;

(ii) It was formed solely for the purpose of engaging in, and has not engaged and will not engage in, any business other than the ownership, leasing, management, financing and operation of the Properties;

(iii) It has not entered and will not enter into any contract or agreement with any of its Affiliates (other than the Loan Documents and Operating Leases), any of its constituent parties or any Affiliate of any constituent party, except contracts or agreements that are upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with third parties;

(iv) It will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than the Permitted Indebtedness. Except as set forth in the immediately preceding sentence, no indebtedness other than the Debt may be secured (subordinate or pari passu) by any Property and no indebtedness other than the Debt and the indebtedness described in clauses (iii) and (vi) of the definition of Permitted Indebtedness may be secured (subordinate or pari passu) by any personal property;

(v) Other than as provided in the Loan Documents, it will not make any loans or advances to, and it will not pledge its assets for the benefit of, any other Person (including any Affiliate or constituent party or any Affiliate of any constituent party), and shall not acquire obligations or securities of any Affiliate or constituent party or any Affiliate of any constituent party;

(vi) It is and will remain solvent and it will pay its debts and liabilities (including employment and overhead expenses) from its assets as the same shall become due;

(vii) It has done or caused to be done and will do all things necessary to observe limited liability company formalities (in all material respects), as the case may be, and preserve its existence, and it will not, to the extent possible under applicable law, nor will it permit or suffer any constituent party to amend, modify or otherwise change its partnership certificate, partnership agreement, certificate of formation (except as required by law), limited liability company agreement, articles of incorporation and bylaws, trust or other organizational documents or those of such constituent party in a manner which would adversely affect its existence as a Single Purpose Entity;

(viii) It has and will maintain books and records, financial statements and accounts separate and apart from those of any other Person and it will file its own tax returns (except to the extent consolidation is required under GAAP, permitted for tax purposes or as a matter of law, provided that any consolidated financial statements contain a note indicating that it and its Affiliates are separate legal entities and maintain records, books of account and accounts separate and apart from any other Person);

(ix) It has and will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party), has and shall conduct business in its own name, has and shall exercise reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and has and shall maintain and utilize separate stationery, invoices and checks and it will reasonably allocate any overhead that is shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate;

(x) It has and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xi) To the fullest extent permitted by law, neither it nor any constituent party has nor will seek any Borrower’s or Operating Lessee’s dissolution or winding up, in whole or in part;

(xii) It does not and will not commingle its funds and other assets with those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person except that each Borrower and Operating Lessee may commingle its funds with the funds of the other Borrower and Operating Lessee in the Deposit Account, in the Holding Account, in the Tax and Insurance Escrow Account and in each of the other Reserve Accounts;

(xiii) It has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person;

(xiv) Except in its capacity as a co-obligor under the Notes together with the other Borrowers, it does not and will not hold itself or its credit out to be responsible for or available to satisfy, and it has not guaranteed or otherwise become liable for, and has not and will not guarantee or otherwise become liable for, the debts, securities or obligations of any other Person;

(xv) If it is a limited liability company, either (a) at least one of its members is and shall be a Single Purpose Entity (the “SPE Member”) whose sole assets are its interest in the applicable Borrower or Operating Lessee and that has no less than a one percent (1%) membership interest in the applicable Borrower or Operating Lessee, and such Borrower or Operating Lessee shall be deemed hereby to have made each of the representations, warranties and covenants contained in this Section 4.1(bb) with respect to the SPE Member, and the SPE Member shall have two (2) Independent Directors as duly appointed members of its board of directors or (b) it shall have two (2) Independent Directors on its board of managers or board of directors (as applicable);

(xvi) It has and shall, at all times, have a limited liability company agreement which provides that, for so long as the Loan is outstanding and the Borrower’s Property remains subject to the Lien securing the Debt, its board of directors (or (a) if such Borrower or Operating Lessee is a limited liability company with a managing member SPE Member, the board of directors of the SPE Member or (b) if such Borrower or Operating Lessee is a board managed limited liability company with two (2) Independent Directors on its board of directors) will not be permitted to take any action which, under applicable law or the terms of any certificate of incorporation or certificate of formation, limited liability company agreement, by-laws or any voting trust agreement with respect to any common stock, requires the vote of its board of directors or board of managers, unless at the time of such action there shall be at least two members of such board who are Independent Directors; provided, however, that, subject to any applicable Legal Requirement, its board of directors (or if such Borrower or Operating Lessee is a limited liability company and is not self managed, the board of directors of its SPE Member) may, at its discretion, be permitted to take any action without regard to the preceding clause of this sentence other than the following actions, which actions may not be taken: (A) to the fullest extent permitted by law, dissolve or liquidate, in whole or in part; (B) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity unless the applicable Borrower is releasing that Property from the Lien of the Mortgage or paying off the Loan in accordance with the terms herein; (C) engage in any business other than the ownership, maintenance and operation of the Properties or, with respect to the SPE Member (if applicable), acting as a member of a Borrower or Operating Lessee; (D) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of its SPE Member or any Borrower or Operating Lessee or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make or consent to an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (E) except as required by law, amend its SPE Member’s certificate of incorporation (if applicable) or the limited liability company agreement of the applicable Borrower or Operating Lessee, but only to the extent such amendment impacts the Company’s status as a Single Purpose Entity; (F) enter into any transaction with an Affiliate not in the ordinary course of the applicable Borrower’s or Operating Lessee’s business; or (G) withdraw the SPE Member, if applicable, or remove any Independent Director without simultaneously replacing with another Independent Director of a Borrower or Operating Lessee; provided, however, clause (D) above may be taken with the affirmative consent of the two (2) Independent Directors;

(xvii) It has no liabilities, contingent or otherwise, other than those normal and incidental to the ownership, operation and leasing of the Properties;

(xviii) Each Borrower and Operating Lessee shall conduct its business so that the assumptions made with respect to such Borrower or Operating Lessee in that certain opinion letter dated the date hereof delivered by Perkins Coie LLP addressing substantive non-consolidation and other matters in connection with the Loan shall at all times be true and correct in all respects;

(xix) No Borrower or Operating Lessee will permit any Affiliate or constituent party independent access to its bank accounts except that each Borrower and Operating Lessee may commingle its funds with the funds of the other Borrowers and Operating Lessees in the Deposit Account, in the Holding Account, in the Tax and Insurance Escrow Account and in each of the other Reserve Accounts;

(xx) Each Borrower and Operating Lessee has and shall pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) Each Borrower and Operating Lessee has and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred. Upon the withdrawal or the disassociation of the Independent Director from any constituent entity of any Borrower or Operating Lessee (or from a Borrower or Operating Lessee directly), such Borrower or Operating Lessee shall immediately appoint a new director or special member or cause such entity to appoint a new director or special member that satisfies the requirements of an Independent Director under this Agreement; and

(xxii) Each Borrower and Operating Lessee is subject to and complies with all of the limitations on powers and separateness requirements set forth in its organizational documentation as of the Closing Date.

(cc) Investment Company Act. Each of Borrower and Operating Lessee is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. Its sole business is the ownership, operation, maintenance, repair, financing, refinancing and disposition of the Properties and such matters as are incidental to the foregoing.

(dd) Fraudulent Transfer. Each of Borrower and Operating Lessee (i) has not entered into the Loan, the Operating Leases or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Operating Leases. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of each of Borrower’s and Operating Lessee’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed its total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of its assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than each of its probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Each of Borrower’s and Operating Lessee’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Each of Borrower and Operating Lessee does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of its obligations).

(ee) Material Agreements, Operating Leases and Property Management Agreements. Each of the Material Agreements, the Operating Leases and each Property Management Agreement is in full force and effect and is valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and, where applicable, to general equity principles; there are no defaults, breaches or violations thereunder by any Borrower or Operating Lessee, and neither Borrower nor Operating Lessee has given written notice of any defaults, breaches or violations by any other party thereto except as have already been cured or as are disclosed on Schedule 4.1(ee) hereto, where with respect to any such Agreement the effect of one or more of any such defaults would have a Material Adverse Effect. Neither the execution and delivery of the Loan Documents, the performance of the Borrowers or Operating Lessees thereunder, the recordation of each Mortgage, nor the exercise of any remedies by Lender, will adversely affect any Borrower’s or Operating Lessee’s rights under any of the Material Agreements, the Operating Leases or Property Management Agreements.

(ff) Employees. Each of Borrower and Operating Lessee either has no employees or has no material liability which has been incurred by it and remains unsatisfied for any taxes or penalties with respect to (i) any Employee Benefit Plan established, sponsored, maintained or contributed to by it on behalf of its employees at any Property or (ii) any Multiemployer Plan as to which it is making or has an obligation to make contributions or (iii) any lien which has been imposed on its assets pursuant to Section 412 of the Code or Sections 302 or 4068 of ERISA.

(gg) Rent Roll. The Leases reflected in the most recent occupancy reports described in Schedule 4.1(gg) are in full force and effect, and are valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and, where applicable, to general equity principles and (ii) except as set forth in Schedule 4.1(gg), the Leases are in full force and effect, there are no material defaults thereunder by any Borrower or, to the best of each Borrower’s knowledge, the other party thereto, and to the best of each Borrower’s knowledge, there are no conditions (other than payments that are due but not yet delinquent and other non-delinquent executory obligations) that, with the passage of time or the giving of notice, or both, would constitute a material default thereunder.

(hh) Legal Compliance. To its best knowledge, neither any Property, nor any portion thereof, is on the date hereof in violation of any Legal Requirement or any Insurance Requirement (including, without, limitation all Legal Requirements relating to all security deposits with respect to any Property), in a manner that is likely to have a Material Adverse Effect.

(ii) No Change in Facts or Circumstances; Disclosure. All information submitted by Borrowers to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by any Borrower in this Agreement or in any other Loan Document, are, or with respect to any such documents or information that were prepared by a third-party, are to the best of Borrower’s knowledge, accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would have a Material Adverse Effect. Each Borrower has disclosed to Lender all material facts to which such Borrower has knowledge and has not failed to disclose any material fact of which it has knowledge that would have a Material Adverse Effect.

(jj) Illegal Activity. No Borrower has purchased any portion of any Property with proceeds of any illegal activity.

(kk) Loans to Related Parties. There are no loans payable by any Borrower (a) to any member of such Borrower or to any other lender which is an Affiliate or subsidiary entity of such Borrower or of any such member of such Borrower; (b) to any stockholder, officer, director, member, or general or limited partner of any member of any Borrower or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any member of such Borrower; (c) to any stockholder, officer, director, member, or general or limited partner of any member of any Borrower or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any member of such Borrower; or (d) to any stockholder, officer, director, member, or general or limited partner of any stockholder, officer or director of any member of any Borrower or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any stockholder, officer or director of any member of such Borrower.

(ll) Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (i) None of Borrower, Operating Lessee Sponsor or any Person who Controls Borrower or Sponsor is currently identified on the OFAC List or otherwise qualifies as a Prohibited Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns any direct equity interest in Borrower is a Prohibited Person or Controlled by a Prohibited Person, and (ii) none of Borrower, Operating Lessee or Sponsor is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including, without limitation, Legal Requirements related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time. To the best of Borrower’s knowledge, no Manager or tenant at any of the Properties is currently identified on the OFAC List or otherwise qualifies as a Prohibited Person, and no Manager or tenant at any of the Properties is owned or Controlled by a Prohibited Person. Borrower has determined that Manager has implemented procedures to ensure that no tenant at any of the Properties is a Prohibited Person or owned or Controlled by a Prohibited Person.

(mm) Breach by Affiliate. The breach by an Affiliate of any agreement to which any Borrower and its Affiliates are parties shall not affect the enforceability of the terms hereof or of any Loan Document against Borrowers.

(nn) Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by any Borrower of this Agreement or the other Loan Documents which has not been obtained.

(oo) Environmental Matters. Except for matters set forth in the Environmental Reports delivered to Lender prior to the date hereof:

(i) Each Property is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the applicable Borrower or the applicable Property Manager of all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of each Property under all Environmental Laws) except where the failure to comply with such laws is not reasonably likely to result in a Material Adverse Effect.

(ii) There is no Environmental Claim pending or, to the actual knowledge of any Borrower, threatened, except as is not reasonably likely to result in a Material Adverse Effect.

(iii) There are no present, or to the knowledge of any Borrower, past Releases of any Hazardous Substance that are reasonably likely to form the basis of any Environmental Claim except as is not reasonably likely to result in a Material Adverse Effect.

(iv) Without limiting the generality of the foregoing, there is not present at, on, in or under any Property, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint, except as is not reasonably likely to result in a Material Adverse Effect.

(v) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any Property and, to each Borrower’s actual knowledge, no Governmental Authority has been taking or is in the process of taking any action to subject any Property to Liens under any Environmental Law.

(vi) There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of any Borrower in relation to any Property which have not been made available to Lender.

(pp) Adequate Parking. Except as set forth on Schedule 6.1(g) hereto, each Property has available to it adequate parking to comply with all Legal Requirements and to permit the operation of the Property as a first class full service resort or business hotel, operated in compliance with the standards set forth in the applicable Property Management Agreement.

(qq) Rooms in Service. All of the rooms at each Property are in service, except for rooms that are temporarily out of service for remodeling in the ordinary course of business or routine maintenance and repair.

(rr) Funds for Capital Expenditures and FF&E Expenses. It has or anticipates that it will have sufficient funds available to it for implementing its reasonable anticipated Capital Expenditures and FF&E expenditures.

(ss) Sharing Agreements. Other than as set forth on Schedule 4.1(ss) hereto, there are no joint services, reciprocal easement or other similar sharing agreements relating to any of the Properties.

(tt) Labor Matters. No Borrower is a party to any collective bargaining agreements.

(uu) Liquor Licenses. The legal arrangements for service of alcoholic beverages at the Properties are as identified on Schedule 4.1(uu).

(vv) Intentionally Omitted.

(ww) Office of Foreign Asset Control. Neither Borrowers, Operating Lessees nor Sponsor shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC List) that prohibits or limits any Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, Operating Lessee and/or Sponsor, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by any Lender at any time to enable any Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (the “Patriot Act”). In addition, Borrower hereby agrees to provide to Lender with any additional information that Lender deems reasonably necessary from time to time in order to ensure compliance with all Legal Requirements concerning money laundering and similar activities.

(xx) Intentionally Deleted.

(yy) Intentionally Deleted.

(zz) Common Charges. All amounts owed to date by owners of the Properties in the nature of common area maintenance expenses, parking fees, common association dues, assessments and similar charges have been paid in full.

(aaa) Corporate Structure. Schedule 4.1(ddd) contains a true and complete diagram showing all direct and indirect ownership interests of the Sponsor in the Borrowers and Operating Lessees upon the funding of the Loan. Except as set forth on Schedule 4.1(ddd),

Sponsor owns, directly or indirectly, 100% of the legal, beneficial and equitable interests in the Borrowers and Operating Lessees.

(bbb) Non-Consolidation. None of the Borrowers or Operating Lessees is a party to any agreements with either Sponsor or any other Affiliate of Sponsor, pertaining to allocation and reimbursement of general overhead expenses.

(ccc) Outstanding Debts. There are no outstanding loans, advances or other indebtedness of any kind owing by any of the Borrowers to any Property Manager or Affiliate of any Property Manager.

(ddd) Condominium Board. The Board of Directors of the Miami Center, a Condominium (as defined in the Condominium Declaration) consists of four (4) directors. As of the date hereof the directors designated by the Miami Borrowers are as follows: Jack Miller and Lillian Butchart.

(eee) Condominium Association Lien. The Condominium Association has not recorded a claim of lien against the Miami Borrower in the Public Records of Dade County, Florida for any unpaid Assessments (as defined in the Condominium Declaration) and/or Special Assessments (as defined in the Condominium Declaration) and no such lien exists against the Property.

(fff) Condominium Association Debt. The Condominium Association has not borrowed money, executed promissory notes or other evidences of indebtedness nor given as security therefor a mortgage or security interests in any property owned by the Condominium Association.

(ggg) Operating Lease. Each Borrower has delivered to Lender a true, correct and complete copy of each final Operating Lease.

Section 4.2. Survival of Representations. Each Borrower agrees that all of the representations and warranties of each Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt is outstanding (it being acknowledged by Lender that such representations and warranties have been made as of the Closing Date). All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.1. Covenants of the Borrowers. Each Borrower hereby covenants and agrees with Lender that:

(a) Existence; Compliance with Legal Requirements; Insurance. Each of Borrower and Operating Lessee shall do or cause to be done all things necessary to preserve,

renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and each Property. Each of Borrower and Operating Lessee shall at all times maintain and preserve each Property and shall keep each Property in good working order and repair, reasonable wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements thereto except as would not have a Material Adverse Effect with respect to any Property. Each of Borrower and Operating Lessee will operate, maintain, repair and improve each Property, or will cause each Property to be operated, maintained, repaired or improved in compliance with all Legal Requirements, and will not cause or allow the same to be misused or wasted or to deteriorate.

(b) Taxes and Other Charges; Contest for Taxes and Other Charges, Legal Requirements and Liens.

(i) Subject to the provisions of Section 5.1(b)(ii) hereof, Borrowers shall pay, or cause to be paid, all Taxes and Other Charges now or hereafter levied or assessed or imposed against any Property or any part thereof prior to the date on which such sums become delinquent. Borrowers will deliver, or cause to be delivered, to Lender, upon request, receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid (provided, however, that Borrowers shall not be required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.3.2 hereof). Subject to the provisions of Section 5.1(b)(ii) hereof and other than Permitted Encumbrances, Borrowers shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against any Property, and shall promptly pay for or cause to be paid all utility services provided to each Property. Subject to Section 5.1(b)(ii) hereof, Borrowers shall pay, bond or otherwise discharge, or cause to be paid, bonded or otherwise discharged, from time to time when the same shall become due, all claims and demands of mechanics, materialmen, laborers and others that, if unpaid, might result in, or permit the creation of, a lien or encumbrance on any Property (as defined in the Mortgage), or on the Rents arising therefrom.

(ii) Notwithstanding the foregoing, after prior written notice to Lender, a Borrower, at its own expense, may contest by appropriate legal, administrative or other proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges or Lien therefor or any Legal Requirement or Insurance Requirement or the application of any instrument of record affecting a Property or any part thereof (other than the Loan Documents) or any claims or judgments of mechanics, materialmen, suppliers, vendors or other Persons or any Lien therefor, and may withhold payment of the same pending such proceedings if permitted by law; provided that (A) no Event of Default has occurred and remains uncured, except for, prior to acceleration, a Default caused by the matter being contested, (B) such proceeding shall suspend any collection of the contested Taxes, Other Charges or Liens from the applicable Property, Borrowers or Lender, (C) neither the applicable Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (D) to the extent not already reserved with the Property Manager or the Lender under Section 9.3 hereof or bonded or otherwise deposited or paid in connection with such proceedings, Borrowers shall have furnished Lender with security (in an amount approved by Lender) to insure the payment of any such Taxes or Other Charges, or the cost of the contested Legal Requirement or Insurance Requirement or the removal of the Lien, in each case together with all reasonably anticipated interest and penalties thereon, (E) in the case of an Insurance Requirement, the failure of Borrowers to comply therewith shall not impair the validity of any insurance required to be maintained by the Borrowers hereunder or the right to full payment of any claims thereunder, (F) in the case of any essential or significant service with respect to any Property, any contest or failure to pay will not result in a discontinuance of any such service except to the extent such service is replaced, (G) in the case of any instrument of record affecting a Property or any part thereof, the contest or failure to perform under any such instrument shall not result in the placing of any Lien on such Property or any part thereof (except if such Lien would be removed upon completion of such proceedings and the compliance by the parties with the terms of the resulting order, decision or determination and the removal costs for such Lien have been escrowed with Lender or in the proceeding or bonded or otherwise deposited or paid in connection with such proceedings), (H) neither the failure to pay or perform any obligation which a Borrower is permitted to contest under this Section nor an adverse determination of any such contest could reasonably be expected to have a Material Adverse Effect, and (I) Borrowers shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or Liens, together with all costs, interest and penalties which have been determined to be due and payable in connection therewith. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally determined, and Lender shall otherwise remit any remaining such amounts to the Borrowers. Lender shall give Borrowers written notice of any such payments promptly following the making thereof. Subject to the foregoing, upon the timely request from the Borrowers, Lender shall not pay from the Tax and Insurance Escrow Account the contested Taxes or Other Charges being contested.

(c) Litigation. Each Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Borrower, Operating Lessee or against or affecting any Property which, if determined adversely to any Borrower, Operating Lessee or any Property, could be reasonably expected to result in a Material Adverse Effect.

(d) Inspection. Borrowers and Operating Lessees shall permit agents, representatives and employees of Lender (including any servicer and/or special servicer in connection with a Securitization) to inspect a Property on any Business Day at reasonable hours upon reasonable advance notice.

(e) Notice of Default. Borrowers shall promptly advise Lender of any change in any Borrower’s and Operating Lessee’s condition (financial or otherwise) that could be expected to materially impair the ability of any Borrower or Operating Lessee to comply with its obligations hereunder, or of the occurrence of any Default or Event of Default of which any Borrower or Operating Lessee has knowledge.

(f) Cooperate in Legal Proceedings. Borrowers shall cooperate fully in good faith with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

(g) Intentionally Omitted.

(h) Insurance Benefits. Borrowers shall cooperate in good faith with Lender in obtaining for Lender the benefits of any insurance proceeds lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any out-of-pocket expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an appraisal on behalf of Lender in case of a fire or other Casualty affecting a Property or any part thereof) out of such insurance proceeds.

(i) Further Assurances. Each Borrower shall, at such Borrower’s sole (but reasonable) cost and expense:

(i) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrowers pursuant to the terms of the Loan Documents or, without additional material expense to Borrowers, reasonably requested by Lender in connection therewith;

(ii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Lien of the Lender at any time securing or intended to secure the obligations of Borrowers under the Loan Documents, as Lender may reasonably require;

(iii) be responsible for, and shall pay within thirty (30) days after demand therefore all Lender Expenses; and

(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(j) Financial Reporting and Other Information.

(i) Borrowers will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP, to the extent applicable, proper and accurate books, records and accounts reflecting all of its financial affairs and all items of Adjusted Operating Income, Operating Expenses and Capital Expenditures. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of

Borrowers or subject to the Property Management Agreements, such other Person maintaining such books, records and accounts and to make such copies or extracts thereof, as Lender shall desire. After the occurrence of an Event of Default, Borrowers shall pay any costs and expenses incurred by Lender to examine its accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate.

(ii) Borrowers shall furnish to Lender within ninety (90) days following the end of each Fiscal Year (A) a complete copy of the annual financial statements of the Borrowers in the aggregate, audited by a “Big Four” accounting firm or another independent certified public accounting firm acceptable to Lender (which audit report may rely on the report of another independent certified public accounting firm provided such other independent certified public accounting firm is also a “Big Four” accounting firm or other independent certified public accounting firm acceptable to Lender), in accordance with GAAP, for such Fiscal Year and containing a balance sheet, a statement of operations, and (B) unaudited annual income statements with respect to each Borrower, including a statement of operations for each Borrower. The annual financial statements of the Borrowers in the aggregate and each Borrower’s annual financial statements shall be accompanied by (i) an Officer’s Certificate certifying that each such annual financial statement presents fairly, in all material respects, the financial condition and results of operation of the Property or Properties being reported upon and has been prepared in accordance with GAAP and (ii) a management report, in form and substance reasonably satisfactory to Lender, discussing the reconciliation between the financial statements for such Fiscal Year and the most recent Annual Budget. Together with such Borrower’s annual financial statements, the applicable Borrower shall furnish to Lender (A) an Officer’s Certificate certifying as of the date thereof whether, to Borrowers’ knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (B) an annual report, for the most recently completed fiscal year, containing:

(1) Capital Expenditures (including for this purpose any and all additions to, and replacements of, FF&E,) made in respect of any Property, including separate line items with respect to any project costing in excess of $500,000;

(2) occupancy levels at each Property and for the Properties for such period; and

(3) average daily room rates at each Property and for the Properties for such period.

(iii) Intentionally Omitted.

(iv) Borrowers will furnish, or cause to be furnished, to Lender on or before the forty-fifth (45th) day after the end of each fiscal quarter or, if unable to provide the same on or before the forty-fifth (45th) day, shall use their best efforts to provide as promptly thereafter as possible, the following items, accompanied by an

Officer’s Certificate, certifying that such items are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of Borrowers and the Properties in a manner consistent with GAAP (subject to normal year end adjustments), to the extent applicable:

(A) quarterly and year to date financial statements prepared for such fiscal quarter with respect to the Borrowers in the aggregate, including a balance sheet and operating statement for such quarter, and with respect to each Borrower, including a balance sheet and operating statement for each Borrower for such quarter;

(B) a comparison of the budgeted income and expenses and the actual income and expenses for such quarter for the Properties, together with a detailed explanation of any variances of twenty percent (20%) or more between budgeted and actual amounts in the aggregate and on a line item basis for such period and year to date; provided, however, that Borrowers shall not be obligated to provide such detailed explanation for line items the actual amounts for such quarter of which are less than $250,000;

(C) to the extent available from the Property Managers, occupancy levels at the Properties for such period, including average daily room rates and the average revenue per available room;

(D) concurrently with the provision of such reports, each Borrower shall also furnish a report of Adjusted Operating Income and Operating Expenses (as well as a calculation of Net Operating Income based thereon) with respect to each Property, and for the Borrowers and the Properties in the aggregate, in each case for the most recently completed quarter;

(E) a STAR Report for the most recently completed quarter and, to the extent available from the Property Managers, PACE Report as of the most recently completed quarter;

(F) to the extent available from the Property Managers, a report of aged accounts receivable relating to each Property as of the most recently completed quarter; and

(G) a statement that the representations and warranties of Borrowers set forth in Section 4.1(bb)(iv) hereof are true and correct as of the date of such certificate.

(v) Borrowers shall furnish to the Lender and Servicer, within twenty-five days after the end of each calendar month, unaudited operating statements (provided, that such monthly operating statements do not have to be prepared in a manner consistent with GAAP), aged accounts receivable reports, rent rolls, STAR Reports and PACE Reports; occupancy and ADR reports, in each case, for each Property and for the Properties in the aggregate and accompanied by an Officer’s Certificate, certifying that (i) with respect to the operating statements, that such statements are true, correct, accurate and complete and fairly present the results of the operations of Borrowers and the Properties, (ii) with respect to the aged accounts receivable reports, rent rolls, occupancy and ADR reports, that such items are to the best of Borrowers’ knowledge true, correct and accurate and fairly present the results of the operations of Borrowers and the Properties (provided that Borrowers shall not be required to (x) furnish to the Servicer any information which Borrowers have been unable to obtain from the applicable Property Manager after using reasonable efforts to do so or (y) provide the certification in clauses (i) or (ii) above solely with respect to the monthly Star Reports and Pace Reports and (iii) a calculation of Aggregate DSCR for the trailing twelve (12) month period ending with such month. Borrowers shall also furnish to the Servicer, within twenty-five days after the end of each calendar month, a certificate in the form of Schedule I to this Agreement;

(vi) Borrowers shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of any Property and the financial affairs of Borrowers as may be reasonably requested by Lender; provided that Borrowers shall not be required to furnish to Lender any information which Borrowers can only obtain from the applicable Property Manager if either (i) Borrowers are not entitled to such information under the applicable Property Management Agreement, or (ii) Borrowers have been unable to obtain such information from the applicable Property Manager after using reasonable efforts to do so.

(vii) Borrowers shall furnish to Lender, promptly after receipt, a copy of any notice received by or on behalf of any Borrower from any Governmental Authority having jurisdiction over any of the Properties with respect to a condition existing or alleged to exist or emanate therefrom or thereat.

(viii) Borrowers will, at any and all times, within a reasonable time after written request by Lender, furnish or cause to be furnished to Lender, in such manner and in such detail as may be requested by Lender, such information as may be necessary to permit Lender to comply with any request for information made by an investor or prospective investor in the Notes and to be furnished under Rule 144A(d) under the Securities Act.

(ix) Intentionally Deleted

(x) If any Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 5.1(j) on the date upon which such Required Record is due, the same shall become an Event of Default; provided that Lender shall have given to Borrowers at least thirty (30) days’ prior written notice of such failure by Borrowers to timely submit the applicable Required Records and Borrowers shall not have delivered such Required Records within such 30 day notice period. Notwithstanding anything to the contrary contained herein, if, following written notice from Borrowers to Lender of Lender’s failure (or the failure of any servicer in connection with a Securitization) to provide any financial information pursuant to Section 2.3.8 hereof, Borrowers are unable to include certain financial information required to be included in such Required Record or to make certain calculations required therefor, due to the failure of Lender (or any servicer in connection with a Securitization) or either of their agents, representatives or employees to deliver such financial information, Borrowers shall prepare and deliver to Lender the Required Records without such information, and calculations to the extent feasible (and, to the extent feasible, with good faith estimates with respect to such missing information, clearly stated as estimates); provided, further, that Borrowers shall deliver revised financial reports or statements promptly following receipt of the necessary financial information from Lender (or any servicer in connection with a Securitization) or other sources.

(xi) The information required to be furnished by Borrowers to Lender under this Section 5.1(j) shall be provided in both hard copy format and electronic format; provided that Borrowers shall only be required to provide the information required under this Section 5.1(j) in electronic format if such information is so available in the ordinary course of the operations of the Borrowers and Property Managers and without significant expense.

(xii) Lender shall have the right at any time and from time to time to audit the financial information provided by Borrowers pursuant to the terms of this Agreement in accordance with the then customary audit policies and procedures of Lender. Lender shall pay for the costs of its auditors, provided, however, if such audit shall have been commenced during an Event of Default, Borrowers shall pay the cost and expenses of such audit.

(k) Business and Operations; Material Agreements; Property Management Agreements. Each Borrower and Operating Lessee will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Property. Each Borrower and Operating Lessee will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of each Property. Borrowers shall at all times (i) maintain each Property or cause each Property to be maintained at a standard at least equal to that maintained by prudent owners of similar facilities or land in the region where the applicable Property is located and as required under the Property Management Agreements; (ii) maintain or cause to be maintained sufficient inventory and Equipment of types and quantities at each Property to enable the operation of each Property and as required under the Property Management Agreements; (iii) maintain such licenses and permits, or arrangements in connection therewith so as to permit each of the Properties to be maintained at a standard at least equal to that maintained by prudent owners of similar hotel properties located near any Property and as required under the Property Management Agreements; (iv) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by the Borrowers and/or Operating Lessees under each Property Management Agreement and any Material Agreement, and do all things necessary to preserve and to keep unimpaired the rights of the Borrowers thereunder; (v) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware, and each Property Management Agreement and Operating Lease; and (vi) promptly enforce in a commercially reasonable manner the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement, Operating Lease and each Property Management Agreement.

(l) Title to the Properties. Each Borrower will warrant and defend against the claims of all Persons whomsoever (i) with respect to its title to each Property and every part thereof and (ii) the validity and priority of the Lien of the Mortgage, subject only in each case to Liens permitted under the Loan Documents (including Permitted Encumbrances) and will provide notice to Lender of any title defects or claims made under any title insurance policy insuring Borrowers’ interests in the Properties.

(m) Costs of Enforcement. In the event (i) that any Mortgage is foreclosed in whole or in part or any of the Notes, or any Loan Document, including any Mortgage, is put into the hands of an attorney for collection, suit, action or foreclosure, (ii) of the foreclosure of any Lien or mortgage prior to or subsequent to any Mortgage in which proceeding Lender is made a party, (iii) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower or an assignment by any Borrower for the benefit of its creditors, or (iv) Lender shall attempt to remedy any Event of Default hereunder, Borrowers and their successors or assigns shall be chargeable with and agree to pay all reasonable costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

(n) Estoppel Statement.

(i) After written request by Lender, Borrowers shall within fifteen (15) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (A) the unpaid principal amount of the Notes, (B) the Applicable Interest Rates, (C) the date installments of interest and/or principal were last paid, (D) any offsets or defenses to the payment of the Debt, (E) that the Notes, this Agreement, each Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, and (F) such other matters as Lender may reasonably request. Any prospective purchaser of any interest in the Loan shall be permitted to rely on such certificate.

(ii) Borrowers shall request and use all reasonable efforts to obtain for Lender, upon request, (i) Tenant estoppel certificates from each Tenant on forms reasonably satisfactory to Lender; provided that Borrowers shall not be required to deliver such certificates more frequently than once in any calendar year (including estoppel certificates obtained in connection with the origination of the Loan); provided, however, that there shall be no limit on the number of times Borrowers may be required to obtain such certificates if a Default hereunder or under any of the Loan Documents has occurred and is continuing.

(o) Intentionally Omitted.

(p) Performance by Borrowers. Borrowers shall (i) cure the Deferred Maintenance Conditions on or prior to the first anniversary of the funding of the Loan, and (ii) remediate Environmental Conditions in a reasonably diligent manner, in each case in the manner set forth in Section 7.1(g) herein. In addition, each Borrower shall observe, perform and satisfy in a commercially reasonable manner or cause the applicable Property Manager to observe, perform and satisfy in a commercially reasonable manner all of the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it or the applicable Property Manager, and shall pay when due all costs, fees and expenses required to be paid by it and/or the applicable Property Manager under the applicable Property Management Agreement subject, in each case, to any applicable cure periods provided therein.

(q) Annual Budget.

(i) Not later than March 1 of each Fiscal Year hereafter, Borrowers shall prepare or cause to be prepared and deliver to Lender, for informational purposes only, an Annual Budget in respect of the Properties for the Fiscal Year in which such delivery date falls. If Borrowers subsequently amend the Annual Budget, Borrowers shall promptly deliver the amended Annual Budget to Lender.

(ii) Notwithstanding the foregoing clause (i), if a Low DSCR Period has occurred and is continuing, Borrowers shall prepare or cause to be prepared and deliver to Lender, so long as such Low DSCR Period is continuing, for each Fiscal Year commencing thereafter, an Annual Budget (including all drafts of such Annual Budget and including all amendments and drafts of such amendments) as it is prepared in respect of the Properties for such Fiscal Year. During any Low DSCR Period, to the extent any Borrower has the right to approve any Annual Budget or amendment to any Annual Budget under any Property Management Agreement or to the extent any Borrower has the right to approve or consent to any variance from the Annual Budget in excess of 5% of any line item under any Property Management Agreement, Borrowers shall not approve any such Annual Budget or any such amendment to any Annual Budget or approve or consent to any variance from such Annual Budget without the prior written consent of Lender, which consent shall not be unreasonably withheld. To the extent Lender has the right to approve or disapprove any Annual Budget or variance therefrom in accordance with this Section 5.1(q)(ii), Lender shall have thirty (30) days after Lender’s receipt thereof to approve or disapprove any Annual Budget. If, at the expiration of such thirty (30) day approval period, Lender has not either approved or disapproved the Annual Budget in question, Borrowers shall deliver a second notice to Lender. Lender’s failure to approve or disapprove such Annual Budget within fifteen (15) days after Lender’s receipt of the second notice from Borrowers shall be deemed to constitute Lender’s approval thereof.

(r) No Joint Assessment. Borrowers shall not suffer, permit or initiate the joint assessment of any Property (i) with any other real property constituting a tax lot separate from such Property, and (ii) unless required by applicable law, with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Property.

(s) Leasing Matters.

(i) Borrowers shall not, and shall not permit the applicable Property Manager to, amend or modify any existing Lease or Leases or enter into any new Lease or Leases if the same would have a Material Adverse Effect.

(ii) Borrowers shall furnish Lender with an executed copy of each Lease within thirty (30) days after execution thereof.

(iii) All new Leases entered into from and after the date hereof shall be the result of arm’s-length negotiations, shall provide for “market” rental rates and other market terms and shall not contain any terms which would adversely affect Lender’s rights under the Loan Documents; provided that the rent payable under a new Lease may be below market rate if the rent from the space leased under the new Lease was, immediately prior to the entry into that new Lease, below market rate and such new Lease was given in exchange for the surrender of the prior Lease.

(iv) All Leases shall provide that they are subordinate to the Mortgage and, subject to Lender entering into a Subordination, Non-Disturbance and Attornment Agreement satisfactory to Lender, that the lessee thereunder agrees to attorn to Lender at Lender’s request.

(v) Borrowers (A) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (B) shall enforce the terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (C) shall not collect any of the base or minimum rents more than one (1) month in advance (other than security deposits) and (D) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except for the Assignment of Leases).

(vi) Any proposed Lease in excess of 20,000 square feet shall be subject to Lender’s prior written consent (not to be unreasonably withheld). Any proposed Lease submitted to Lender for Lender’s approval shall be accompanied by a summary of the terms of such proposed Lease and (including the economic terms and any termination options) shall be deemed approved if Lender shall have not notified Borrowers in writing of its disapproval (together with a statement of the grounds of such disapproval) within ten (10) Business Days after Borrowers shall have given Lender written notice confirming that at least two (2) Business Days have elapsed since such submission.

(vii) Borrowers shall not enter into a Lease of all or substantially all of any one or more of the Properties except after having received a Rating Confirmation as to such Lease and the Tenant thereunder, and otherwise in compliance with all terms and conditions hereof and the other Loan Documents. Any such Lease shall (A) not result in a decrease in Borrowers’ Net Operating Income of each affected Property from the Net Operating Income of such Property immediately prior to the effective date of such Lease or, if higher, the Net Operating Income of such Property as of the Closing

Date, (B) be subject and subordinate to the Lien of the Mortgage and Lender shall not be obligated to deliver a nondisturbance agreement in favor of the Tenant thereunder, and (C) impose on the Tenant thereunder all the obligations of Borrowers hereunder in respect of each affected Property.

(t) Security Deposits. Borrowers shall, immediately upon receipt, deliver (and with respect to security deposits, letters of credit or other collateral already paid or delivered to any Borrower or its predecessor in interest, Borrowers are concurrently herewith delivering) to Lender all security deposits, letters of credit or other collateral that it receives (or has received) from time to time from any Tenant as security for the performance by such Tenant of its obligations under its Lease (1) the cash portion of which exceeds $100,000, or (2) the aggregate amount of which (both cash and non-cash portions) exceeds $185,000. Lender shall deposit (or shall direct the applicable Borrowers to deposit directly) any cash to be delivered by any Borrower pursuant to the preceding sentence in an escrow account in the name of Lender and, except to the extent required by law or the applicable Lease, such account shall be maintained in accordance with the terms of Section 12.2 hereof. Lender shall make such security available to Borrowers or the applicable Tenant on or prior to the tenth (10th) Business Day after notice from Borrowers to the extent required to comply with obligations owed to such Tenant under the terms of its Lease or to Borrowers, in the event of such Tenant’s default under its Lease, subject to Lender’s approval, which approval shall not be unreasonably withheld (based on, among other things, the intended use of such deposit and whether a replacement Lease has been executed). Lender may commingle funds deposited hereunder and Lender shall not be obligated to segregate, designate or separately account for any specific security deposit, except to the extent that any Borrower notifies Lender in writing at or prior to the time of any deposit that such deposit is required to be segregated by the applicable Lease or under applicable law. Notwithstanding the foregoing, (x) Lender shall not acquire a security interest or Lien in respect of security deposits to the extent that such acquisition would be prohibited by applicable law and (y) to the extent required by law, security deposits shall be maintained within the state in which the Property in question is situate and, if permitted by law, shall be transferred to escrow accounts in the name of Lender within the applicable states (which escrow accounts shall be maintained in accordance with the terms of Section 12.2 hereof).

(u) Plan Assets. Each Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

(v) Intentionally Omitted.

(w) Adequate Parking. Borrowers will ensure that each Property has available to it adequate parking to comply with all Legal Requirements and to permit the operation of the Property as a first class full service resort or business hotel, operated in compliance with the standards set forth in the applicable Property Management Agreement.

(x) Environmental Documents. The Chicago Borrower will obtain any and all documents necessary from the Illinois Environmental Protection Agency, in a reasonably practicable amount of time, that provide closure to Illinois Emergency Management Agency Incident Numbers 890394 and 890601.

(y) Condominium Association Debt. The Miami Borrower and/or the directors it appoints the Board of Directors of the Miami Center, a Condominium (as defined in the Condominium Declaration) will obtain written consent from the Lender prior to voting to allow or cause the Condominium Association to borrow money, execute promissory notes or other evidences of indebtedness or give as security therefor a mortgage or security interests in any property owned by the Condominium Association.

ARTICLE VI

NEGATIVE COVENANTS

Section 6.1. Negative Covenants of the Borrowers . Each Borrower and Operating Lessee covenants and agrees with Lender that it will not, directly or indirectly, violate any of the following:

(a) Operation of Property. Each of Borrower and Operating Lessee shall not, without Lender’s prior consent (except as elsewhere herein expressly provided): (i) surrender or terminate any Material Agreement or Operating Lease unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable, (ii) surrender or terminate any Property Management Agreement (unless such Property Manager is being replaced with an Acceptable Property Manager pursuant to an Acceptable Property Management Agreement), or permit or suffer any significant delegation or contracting of the applicable Property Manager’s duties unless the applicable Property Manager has the right to do so under the applicable Property Management Agreement without the consent of the applicable Borrower and/or the applicable Operating Lessee or unless such delegation or contracting would not constitute a Material Agreement if entered into by the applicable Borrower and/or the applicable Operating Lessee itself, (iii) increase or consent to the increase of the amount of any charges under any Material Agreement, except as provided therein or on an arm’s-length basis and commercially reasonable terms; (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement in any material respect, except on an arm’s-length basis and commercially reasonable terms; or (v) with respect to the Miami Property, change any units from hotel service to time share, or, but only prior to a Securitization, change the brand under which rooms in the hotel are marketed.

(b) Liens. Subject to Section 5.1(b)(ii) hereof, no Borrower or Operating Lessee shall, without the prior written consent of Lender, create, incur, assume, permit or suffer to exist any Lien on any portion of any Property, except (i) Permitted Encumbrances, (ii) Liens created by or permitted pursuant to the Loan Documents and (iii) Liens for Taxes or Other Charges not yet delinquent.

(c) Dissolution. Each of Borrower and Operating Lessee shall not dissolve, terminate, liquidate, merge with or consolidate into another Person. Each of Borrower and Operating Lessee shall not, prior to the release of its Property from the Lien of the Mortgage, (i) except as expressly permitted in Sections 2.5 and 6.1(i) hereof, transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of its properties or assets, or (ii) cause any other member of any Borrower or Operating Lessee to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such Borrower or Operating Lessee would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the limited liability company agreement of any Borrower or Operating Lessee, without, in each instance, obtaining the prior written consent of Lender or Lender’s designee.

(d) Change in Business. No Borrower shall enter into any line of business other than the ownership, maintenance, financing, refinancing and operation of the Properties (in each case subject to the terms hereof), or make any material change in the scope or nature of its business objectives or purposes, or undertake or participate in activities other than the continuance of its present business.

(e) Debt Cancellation. No Borrower or Operating Lessee shall cancel or otherwise forgive or release any claim or debt owed to such Borrower or Operating Lessee by any Person, including any arising under any of the Leases, the Property Management Agreements and Material Agreements except (i) with respect to the Leases, the Property Management Agreements and Material Agreements, in accordance with and subject to the terms of this Agreement, (ii) with respect to other matters, for adequate consideration in the ordinary course of such Borrower’s or Operating Lessee’s business and on commercially reasonable terms, subject to other restrictions contained herein or in any other Loan Document.

(f) Affiliate Transactions. No Borrower or Operating Lessee shall enter into, or be a party to, any transaction with an Affiliate of such Borrower or Operating Lessee or any of the members of such Borrower or Operating Lessee except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and, for any transaction entered into on or after the Closing Date, are no less favorable to such Borrower or Operating Lessee or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party, provided, however, that the foregoing shall not prohibit any transfer permitted by the terms of Section 6.1(i) hereof.

(g) Zoning and Uses. Except as disclosed on Schedule 6.1(g) hereto, no Borrower or Operating Lessee shall (i) initiate or support any limiting change in the permitted uses of any Property (or to the extent applicable, zoning reclassification of any Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to any Property or use or permit the use of any Property in a manner that would result in such use becoming a non-conforming use under applicable land-use restrictions (and, if any, zoning ordinances) or that would violate the terms of the Loan Documents or of any Lease, Legal Requirements or any Permitted Encumbrance, (ii) modify, amend or supplement any of the terms of any Permitted Encumbrance in a manner adverse to the interests of Lender or that could reasonably be expected to have a Material Adverse Effect with respect to such Property, (iii) modify, amend or supplement any of the terms of any other Permitted Encumbrance in a manner adverse to the interest of Lender or that could reasonably be expected to have a Material Adverse Effect, (iv) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances upon any Property in any manner that could reasonably be expected to have a Material Adverse Effect, (v) execute or file any subdivision plat affecting a Property, institute, or permit the institution of, proceedings to alter any tax lot comprising any Property or (vi) permit or suffer a Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

(h) Debt. Other than the Permitted Indebtedness, no Borrower or Operating Lessee shall create, incur or assume any of the following: (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) indebtedness evidenced by a note, bond, debenture or similar instrument; (iii) any letter or letters of credit issued for the account of a Borrower or Operating Lessee to the extent there are unreimbursed amounts drawn thereunder; (iv) indebtedness secured by a Lien on any property owned by any Borrower or Operating Lessee (whether or not such indebtedness has been assumed) except obligations for impositions which are not yet due and payable; (v) any obligation of any Borrower or Operating Lessee directly or indirectly guaranteeing any indebtedness or other obligation of any other Person in any manner; (vi) any payment obligations of any Borrower or Operating Lessee under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements (except with respect to the Interest Rate Cap Agreement or any replacement thereof, which obligations (other than replacements) each Borrower or Operating Lessee represents have been satisfied in full by a one-time payment made on or prior to the date hereof); or (vii) any contractual indemnity obligations of any Borrower or Operating Lessee other than as set forth in (A) the Property Management Agreements or (B) any other normal and customary agreements entered into in the ordinary course of business.

(i) Transfers.

(i) General Limitation. Unless such action is permitted by the subsequent provisions of this Section 6.1(i), is a Lease which complies with Section 5.1(s) or is a sale of a Property upon or after its release from the Lien of the Loan Documents in accordance with Section 2.5 hereof (or is a sale of ownership interests in a Borrower or Operating Lessee after such release of the Property of such Borrower or Operating Lessee), Borrowers and Operating Lessees will not, without Lender’s consent and a Rating Confirmation with respect to the transfer or other matter in question, (A) sell, assign, convey, transfer, mortgage, hypothecate or otherwise dispose of or encumber (except as otherwise provided herein or in connection with the Revolver Loan and the exercise of any remedies with respect thereto) legal, Beneficial or direct or indirect equitable interests in all or any part of any Property, any Borrower, any Operating Lessee or any SPE Member, (B) permit or suffer any owner, directly or indirectly, of a legal, Beneficial or equitable interest in any Property, any Borrower, any Operating Lessee or any SPE Member to transfer such interest, whether by transfer of stock or other legal, Beneficial or equitable interest in any of Borrower, Operating Lessee or SPE Member (except in connection with the Revolver Loan and the exercise of any remedies with respect thereto), (C) mortgage, hypothecate or otherwise encumber or grant a security interest in all or any part of the legal, Beneficial or equitable interests in all or any part of any Property, any Borrower, any Operating Lessee or any SPE Member (except in connection with the Revolver Loan and the exercise of any remedies with respect thereto) or (D) file a declaration of condominium with respect to any Property. Notwithstanding any provision herein to the contrary, nothing contained herein shall be deemed to restrict or otherwise interfere with any Permitted Mezzanine Transfer. Except as provided in this

Section 6.1(i) Sponsor may not sell, assign, convey, transfer, mortgage, hypothecate, encumber or otherwise dispose of any legal, Beneficial or equitable interests held by Sponsor directly or indirectly in any Borrower or any Operating Lessee.

(ii) Sale of the Properties. In addition to any transfer of a Property after it has been released from the Lien of the Loan Documents pursuant to the provisions of Section 2.5 (which transfers are permitted hereunder without restriction), Borrowers and Operating Lessees shall have the one-time-right to sell, assign, convey or transfer (but not mortgage, hypothecate or otherwise encumber or grant a security interest in) legal or equitable title to all (but not fewer than all) of the Properties only if:

(A) after giving effect to the proposed transaction:

(1) the Properties will be owned by one or more Single Purpose Entities wholly owned by a Permitted Borrower Transferee, Pre-approved Transferee or such other entity (specifically approved in writing by both Lender and each Rating Agency) which will be in compliance with the representations, warranties and covenants contained in Section 4.1(bb) hereof (as if such transferee shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the proposed transaction), and which shall have executed and delivered to Lender an assumption agreement and such other agreements as Lender may reasonably request (collectively, the “Assumption Agreement”) in form and substance acceptable to Lender, evidencing the proposed transferee’s agreement to abide and be bound by all the terms, covenants and conditions set forth in this Agreement, the Notes, the Mortgages and the other Loan Documents and all other outstanding obligations under the Loan, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender;

(2) one or more Acceptable Property Managers with respect to each Property shall continue to act as Property Manager for that Property pursuant to the existing Property Management Agreements or Acceptable Property Management Agreements; and

(3) no Event of Default shall have occurred and be continuing;

(B) the Assumption Agreement shall state the applicable transferee’s agreement to abide by and be bound by the terms in the Notes (or such other promissory notes to be executed by the transferee, such other promissory note or notes to be on the same terms as the Notes), the Mortgage, this Agreement (or such other loan agreement to be executed by such transferee, which shall contain terms substantially identical to the terms hereof) and such other Loan Documents (or other loan documents to be delivered by such transferee, which shall contain terms substantially identical to the terms of the applicable Loan Documents) whenever arising, and Borrowers, and/or such transferee shall deliver such legal opinions and title insurance endorsements as may reasonably be requested by Lender;

(C) upon execution of a contract for the sale of the Properties and not less than thirty (30) days prior to the date of such sale, Borrowers shall submit notice of such sale to Lender. Borrowers shall submit to Lender, not less than ten (10) days prior to the date of such sale, the Assumption Agreement for the Properties subject to the proposed transfer for execution by Lender. Such documents shall be in a form appropriate for the jurisdictions in which the Properties are located and shall be reasonably satisfactory to Lender. In addition, Borrowers shall provide all other documentation Lender reasonably requires to be delivered by Borrowers and Operating Lessees in connection with such assumption, together with an Officer’s Certificate certifying that (i) the assumption to be effected will be effected in compliance with the terms of this Agreement and (ii) will not impair or otherwise adversely affect the validity or priority of the Lien of the Mortgages;

(D) prior to any such transaction, the proposed transferee shall deliver to Lender an Officer’s Certificate stating that either (x) such transferee is an employee pension plan or other retirement arrangement or account that is subject to Title I of ERISA or is a Plan and the obligations under this Agreement are not, and the exercise of rights under this Agreement will not, constitute a non-exempt prohibited transaction; or (y) the transferee is a “governmental plan” (as defined in Section 3(32) of ERISA), and the obligations under this Agreement, and the exercise of rights under this Agreement, do not and will not violate any applicable state statutes regulating investments by or fiduciary obligations with respect to governmental plans; or (z) the proposed transferee is not an Employee Benefit Plan or a “governmental plan” or a Plan, and (i) such proposed transferee is not subject to state statutes regulating investments by or fiduciary obligations with respect to “governmental plans” and (ii) the underlying assets of the proposed transferee do not, for purposes of ERISA, constitute assets of the Employee Benefit Plans holding an equity interest in such proposed transferee;

(E) if the transfer is to an entity other than a Pre-approved Transferee, a Rating Confirmation shall have been received in respect of such proposed transfer (or, if the proposed transfer shall occur prior to a Securitization, such transfer shall be subject to Lender’s consent in its sole discretion); provided, however, notwithstanding the foregoing, Borrower hereby agrees that if such proposed transfer is to a Pre-approved Transferee and such transfer will occur subsequent to the Payment Date in May 2007, such transfer shall also require Borrower and/or Operating Lessee to deliver to Lender a Rating Confirmation in respect of such transfer;

(F) the terms of Section 6.1(i)(v) shall be complied with and Borrower shall cause the transferee to deliver to Standard & Poor’s and to any other Rating Agency Lender requests its organizational documents solely for the purpose of Standard & Poor’s and any other Rating Agency Lender requests confirming that such organizational documents comply with the single purpose bankruptcy remote entity requirements set forth herein; and

(G) Lender shall have received the payment of, or reimbursement for, all reasonable costs and expenses incurred by Lender (and any servicer in connection with a Securitization) in connection therewith (including, without limitation, reasonable attorneys’ fees and disbursements).

(iii) Transfers of Interests in any Borrower and/or Operating Lessee. The holders of any direct or indirect interest in any Borrower shall have the one-time-right to simultaneously transfer (but not pledge, hypothecate or encumber) an identical portion of its equity interest in all Borrowers and/or Operating Lessees to a Permitted Borrower Transferee without Lender’s consent or a Rating Agency Confirmation if Section 6.1(i)(v) is complied with and, after giving effect to such transfer:

(A) (i) the Properties will be directly owned by one or more Single Purpose Entities in compliance with the representations, warranties and covenants in Section 4.1(bb) hereof (as if each Borrower and/or Operating Lessee shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the transfer), and which shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender, evidencing the continuing agreement of the Borrowers and/or Operating Lessees to abide and be bound by all the terms, covenants and conditions set forth in this Agreement, the Notes, the Mortgage and the other Loan Documents and all other outstanding obligations under the Loan, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender;

(B) one or more Acceptable Property Managers with respect to each Property shall continue to act as Property Manager for that Property pursuant to the existing Property Management Agreements or Acceptable Property Management Agreements;

(C) Sponsor or a Close Affiliate of Sponsor owns directly or indirectly at least fifty-one percent (51%) of the equity interests in each of the Borrowers and/or Operating Lessees and the Person that is the proposed transferee is not a Disqualified Transferee; provided that, after giving effect to any such transfer, in no event shall any Person other than Sponsor or a Close Affiliate of Sponsor exercise Management Control over the Borrowers and/or Operating Lessees. In the event that Management Control shall be exercisable jointly by Sponsor or a Close Affiliate of Sponsor with any other Person or Persons, then Sponsor or such Close Affiliate shall be deemed to have Management Control only if Sponsor or such Close Affiliate retains the ultimate right as between the Sponsor or such Close Affiliate and the transferee to unilaterally make all material decisions with respect to the operation, management, financing and disposition of the Property subject to the rights and entitlements of the Property Managers;

(D) if there has been a transfer of forty-nine percent (49%) or more of the direct membership interests, stock or other direct equity ownership interests in any Borrower and/or Operating Lessee or a transfer of any portion of any SPE Member’s interest in any Borrower and/or Operating Lessee, Borrowers and/or Operating Lessees shall have first delivered to Lender (and, after a Securitization, the Rating Agencies) an Officer’s Certificate and legal opinion of the types described in clause 6.1(i)(v) below;

(E) Borrower shall cause the transferee, if Lender so requests, to deliver to Standard & Poor’s and to any other Rating Agency Lender requests its organizational documents solely for the purpose of Standard & Poor’s and such other Rating Agency Lender requests confirming that such organizational documents comply with the single purpose bankruptcy remote entity requirements set forth herein; and

(F) without limiting the generality of the introductory phrase of this clause Subsection 6.1(i) , if there has been a transfer of any direct interest in the SPE Member, such transfer will require an Officer’s Certificate and legal opinion of the types described in clause 6.1(i)(v) below.

(iv) Intentionally Omitted.

(v) Notice Required; Legal Opinions. Not less than five (5) Business Days prior to the closing of any transaction permitted under the provisions of this Section 6.1(i) (other than a transfer permitted pursuant to clause (vii) of this Section 6.1(i)), Borrowers and/or Operating Lessees shall deliver or cause to be delivered to Lender (A) an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted hereunder and under the other Loan Documents, together with any documents upon which such Officer’s Certificate is based, and (B) a legal opinion of counsel to Borrowers or the transferee selected by either of them (to the extent approved by Lender and the Rating Agencies), in form and substance consistent with similar opinions then being required by the Rating Agencies and acceptable to the Rating Agencies, confirming, among other things, that the assets of each Borrower, and of its managing general partner or SPE Member, as applicable, will not be substantively consolidated with the assets of such owners or Controlling Persons of the applicable Borrower and/or Operating Lessee as Lender or the Rating Agencies may specify, in the event of a bankruptcy or similar proceeding involving such owners or Controlling Persons.

(vi) Sale of Equipment. Notwithstanding the above provisions of this Section 6.1(i) and to the extent permitted to be carried out by the Property Managers without the consent of the applicable Borrower, Borrowers may transfer or dispose of Equipment that is either being replaced or that is no longer necessary in connection with the operation of any Property free from the interest of Lender under this Agreement or any other Loan Document, provided that such transfer or disposal (when compared to the non-transfer or non-disposal of such Equipment) will not materially adversely affect the value of any Property, will not impair the utility thereof and (except where the same would not have a Material Adverse Effect), will not result in a reduction or abatement of, or right of offset against, the rentals or other amounts payable under any Lease or any Operating Agreement, in either case as a result thereof, provided that any new Equipment acquired by any Borrower (and not so disposed of) shall be subject to the interest of Lender under this Agreement and the other Loan Documents unless leased to Borrowers (in which event, Lender shall be made a collateral assignee of the applicable Borrower’s interest in such lease (but, unless expressly subsequently assumed by Lender, Lender shall have no obligations under the applicable Borrower’s interest therein)).

(vii) Permitted Sponsor Transfers. Notwithstanding any provision of this Agreement (including the other provisions of this Section 6.1(i) or the provisions of any other Loan Document, there shall be no restriction or limitation in any respect to (and no Default or Event of Default shall result or arise from) (x) the sale, assignment, conveyance, transfer, mortgage, hypothecation or other disposition of or encumbering of any direct or indirect legal, Beneficial or direct or indirect equitable interest in Strategic Hotel Funding, LLC, Intercontinental Hotel Group (“IHG”) or any Person owning a direct or indirect interest therein or (y) the sale, assignment, conveyance, transfer, mortgage. hypothecation or other disposition of IHG’s direct or indirect legal, Beneficial or direct or indirect equitable interest in Sponsor or IHG.

(j) Nonexempt ERISA Transactions. No Borrower and/or Operating Lessee shall engage in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, as such sections relate to any Borrower or Operating Lessee or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, any Mortgage or any other Loan Document) to be a non-exempt prohibited transaction under ERISA.

(k) Misapplication of Funds. No Borrower or Operating Lessee shall distribute any Adjusted Operating Income from any Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Deposit Account, the Holding Account or any of the Reserve Accounts if and as required under this Agreement, or misappropriate any security deposits or portion thereof.

(l) Assignment of Licenses and Permits. Except in connection with a transfer permitted under Section 2.5 or Section 6.1(i) hereof, no Borrower or Operating Lessee shall assign or transfer any of its interest in any Permits pertaining to any Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to any Property.

(m) Place of Business. No Borrower or Operating Lessee shall change its chief executive office or its principal place of business without giving Lender at least thirty (30) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

(n) Operating Lease. Borrowers and Operating Lessee will not amend, modify, supplement or alter any Operating Lease without the prior written consent of Lender.

ARTICLE VII

ALTERATIONS AND EXPANSIONS; LEASING

Section 7.1. Alterations and Expansions. No Borrower or Operating Lessee will perform or undertake or consent to the performance or undertaking of (including, without limitation, the approval of any budget with respect to a Property which includes) any Alteration or Expansion, except in accordance with the following terms and conditions:

(a) The Alteration or Expansion shall be undertaken in accordance with the applicable provisions of this Agreement, the other Loan Documents, the Property Management Agreements, the Operating Agreements and the Leases, and all Legal Requirements.

(b) No Event of Default shall have occurred and be continuing or shall occur as a result of such action.

(c) A Material Alteration or Material Expansion, to the extent architects are customarily used for alterations or expansions of those types, but including any structural change to any of the Properties or the Improvements, shall be conducted under the supervision of an Independent Architect and shall not be undertaken until ten (10) Business Days after there shall have been filed with Lender, for information purposes only and not for approval by Lender, detailed plans and specifications and cost estimates therefor, prepared and approved in writing by such Independent Architect. Such plans and specifications may be revised at any time and from time to time, provided that revisions of such plans and specifications shall be filed with Lender, for information purposes only.

(d) The Alteration or Expansion may not in and of itself, either during the Alteration or Expansion or upon completion, be reasonably expected to have a Material Adverse Effect with respect to a Property. In addition, if the Aggregate DSCR can reasonably be expected to be less than 1.50:1.00 during the scheduled period of any Material Alteration or Material Expansion, taking into account the required escrows (or completion bond) provided under Section 7.1(h)(i) below; then in order to proceed with such Material Alteration or Material Expansion the Borrowers shall deliver to Lender, as additional security for the Debt, Eligible Collateral in the total amount of the estimated reduction in Net Operating Income resulting from the Alteration or Expansion as additional security for the Debt. On each Payment Date during the period in which such Material Alteration or Material Expansion is being performed, Lender shall release a portion of such Eligible Collateral to Borrower in an amount equal to the estimated reduction in the Net Operating Income resulting from the Alteration or Expansion for the month in which the Payment Date occurs. Any remaining Eligible Collateral shall be returned to Borrowers after completion of such Material Alteration or Material Expansion if the reduction in Net Operating Income has been restored and no Event of Default has occurred and is continuing.

(e) All work done in connection with any Alteration or Expansion shall be performed with due diligence to Final Completion in a good and workmanlike manner, all materials used in connection with any Alteration or Expansion shall be not less than the standard of quality of the materials generally used at the applicable Property as of the date hereof (or, if greater, the then-current customary quality in the submarket in which such Property is located) and all work shall be performed and all materials used in accordance with all applicable Legal Requirements and Insurance Requirements.

(f) The cost of any Alteration or Expansion shall be promptly and fully paid for by Borrowers, subject to the next succeeding sentence. No payment made prior to the Final Completion of an Alteration or Expansion or Restoration to any contractor, subcontractor, materialman, supplier, engineer, architect, project manager or other Person who renders services or furnishes materials in connection with such Alteration shall exceed ninety percent (90%) (other than with respect to FF&E for which Borrower may make payments in full prior to Final Completion if it has received delivery of such items and otherwise has complied with the terms of Section 9.2.16) of the aggregate value of the work performed by such Person from time to time and materials furnished and incorporated into the Improvements.

(g) All work performed in connection with the (i) cure of the Deferred Maintenance Conditions and (ii) remediation of the Environmental Conditions shall be performed in accordance with the terms and conditions set forth in clauses (a), (c), (e) and (f) of this Section 7.1. Subject to Section 7.1(f) above, from time to time as the cure or remediation of any particular Deferred Maintenance Condition or Environmental Condition progresses, Lender shall, subject to and upon the satisfaction of the terms and conditions set forth in Section 9.2.2 herein, disburse to Borrowers from the Deferred Maintenance and Environmental Conditions Reserve Account, amounts incurred by Borrowers in connection with the cure or remediation of the Deferred Maintenance Condition or Environmental Condition in question.

(h) With respect to any Material Alteration or Material Expansion:

(i) Borrowers shall have delivered to Lender Eligible Collateral in an amount equal to at least the total estimated remaining unpaid costs of such Material Alteration or Material Expansion which Eligible Collateral shall be held by Lender as security for the Debt and released to the applicable Borrower as such work progresses in accordance with Section 7.1(h)(iii) hereof; provided, however, in the event that any Material Alteration or Material Expansion shall be made in conjunction with any Restoration with respect to which a Borrower shall be entitled to withdraw Proceeds pursuant to Section 8.1.2(b) hereof (including any Proceeds remaining after completion of such Restoration), the amount of the Eligible Collateral to be furnished pursuant hereto need not exceed the aggregate cost of such Restoration and such Material Alteration or Material Expansion (in either case, as estimated by the Independent Architect) less the sum of the amount of any Proceeds which any Borrower is entitled to withdraw pursuant to Section 8.1 hereof;

(ii) Prior to commencement of construction of such Material Alteration or Material Expansion, Borrowers shall deliver to Lender a schedule (with the concurrence of the Independent Architect) setting forth the projected stages of completion of such Alteration or Expansion and the corresponding amounts expected to be due and payable by or on behalf of Borrowers in connection with such completion, such schedule to be updated quarterly by Borrowers (and with the concurrence of the Independent Architect) during the performance of such Alteration or Expansion.

(iii) Any Eligible Collateral that a Borrower delivers to Lender pursuant hereto (and the proceeds of any such Eligible Collateral) shall be invested (to the extent such Eligible Collateral can be invested) by Lender in Permitted Investments for a period of time consistent with the date on which such Borrower notifies Lender that such Borrower expects to request a release of such Eligible Collateral in accordance with the next succeeding sentence. From time to time as the Alteration or Expansion progresses, the amount of any Eligible Collateral so furnished may, upon the written request of any Borrower to Lender, be withdrawn by Borrowers and paid or otherwise applied by or returned to Borrowers in an amount equal to the amount Borrowers would be entitled to so withdraw if Section 8.1.2(e) hereof were applicable, and any Eligible Collateral so furnished which is a Credit Facility may be reduced by Borrowers in an amount equal to the amount Borrowers would be entitled to so reduce if Section 8.1.2(e) hereof were applicable, subject, in each case, to the satisfaction of the conditions precedent to withdrawal of funds or reduction of the Credit Facility set forth in Section 8.1.2(e) hereof, provided however that, notwithstanding the terms of Section 8.1.2(e), instead of reimbursing Borrowers for amounts already paid in respect of such Alteration or Expansion, Eligible Collateral shall be disbursed to Borrower or, at Lender’s election, the applicable contractor upon presentation to Lender of a draw request together with copies of invoices for the amounts to be withdrawn. In connection with the above-described quarterly update of the projected stages of completion of the Material Alteration or Material Expansion (as concurred with by an Independent Architect), Borrowers shall increase (or be permitted to decrease, as applicable) the Eligible Collateral then deposited with Lender as necessary to comply with Section 7.1(h)(i) hereof.

(iv) At any time after Final Completion of such Alterations or Expansions, the whole balance of any Cash deposited with Lender pursuant to Section 7.1(h) hereof then remaining on deposit may be withdrawn by Borrowers and shall be paid by Lender to Borrowers, and any Eligible Collateral so deposited shall, to the extent it has not been called upon, reduced or theretofore released, be released by Lender to Borrowers, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with an Officer’s Certificate, and as to the following clauses (A) and (B) of this clause also a certificate of the Independent Architect, setting forth in substance as follows:

(A) that such Alteration(s) or Expansion(s) has been completed in all material respects in accordance with any plans and specifications therefor previously filed with Lender under Section 7.1(c) hereof;

(B) that to the knowledge of the certifying Person, (x) such Alteration(s) or Expansion(s) has been completed in compliance with all Legal Requirements, and (y) to the extent required for the legal use or occupancy of the portion of the Property affected by such Alteration(s) or Expansion(s), the applicable Borrower has obtained a temporary or permanent certificate of occupancy (or similar certificate) or, if no such certificate is required, a statement to that effect;

(C) that to the knowledge of the certifying Person, all amounts that a Borrower is or may become liable to pay in respect of such Alteration(s) or Expansion(s) through the date of the certification have been paid in full or adequately provided for and, to the extent that such are customary and reasonably obtainable by prudent property owners in the area where the applicable Property is located, that Lien waivers have been obtained from the general contractor and subcontractors performing such Alteration(s) or Expansion(s) or at its sole cost and expense, Borrowers shall cause a nationally recognized title insurance company to deliver to Lender an endorsement to the Qualified Title Policy, updating such policy and insuring over such Liens without further exceptions to such policy other than Permitted Encumbrances, or shall, at its sole cost and expense, cause a reputable title insurance company to deliver a lender’s title insurance policy, in such form, in such amounts and with such endorsements as the Qualified Title Policy, which policy shall be dated the date of completion of the Material Alteration and shall contain no exceptions other than Permitted Encumbrances; provided, however, that if, for any reason, Borrowers are unable to deliver the certification required by this clause (C) with respect to any costs or expenses relating to the Alteration(s) or Expansion(s), then, assuming Borrowers are able to satisfy each of the other requirements set forth in clauses (A) and (B) above, Borrowers shall be entitled to the release of the difference between the whole balance of such Eligible Collateral and the total of all costs and expenses to which Borrowers are unable to certify; and

(D) that to the knowledge of the certifying Person, no Event of Default has occurred and is continuing.

Section 7.2. Leasing. Each Borrower shall observe the covenants set forth in Section 5.1(s) hereof.

ARTICLE VIII

CASUALTY AND CONDEMNATION

Section 8.1. Insurance; Casualty and Condemnation.

(a) Borrowers, at their sole cost and expense, for the mutual benefit of Borrowers and Lender, shall keep each Property insured and obtain and maintain policies of insurance insuring against loss or damage by standard perils included within the classification “All Risks of Physical Loss.” Such insurance (i) shall be in an aggregate amount equal to the then full replacement cost of each Property and the Equipment (without deduction for physical depreciation), or such lesser amounts approved by Lender in its sole discretion (or after a Securitization, upon receipt of a Rating Confirmation), and (ii) shall have deductibles no greater than $500,000 (as escalated by the CPI Increase) (or, with respect to windstorm insurance, deductibles no greater than 5% of the full replacement cost of each Property. The policies of insurance carried in accordance with this paragraph shall be paid annually in advance and shall contain a “Replacement Cost Endorsement” with a waiver of depreciation.

(b) Borrowers, at their sole cost and expense, for the mutual benefit of Borrowers and Lender, shall also obtain and maintain the following policies of insurance:

(i) Flood insurance if any part of any Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain” (an “Affected Property” and collectively the “Affected Properties”) and (A) flood insurance is generally available at reasonable premiums and in such amount as generally required by institutional lenders for similar properties or (B) if not so available from a private carrier, from the federal government at commercially reasonable premiums to the extent available. In either case, the flood insurance shall be in an amount at least equal to the aggregate principal amount of the Loan and the Mezzanine Loans outstanding from time to time or the maximum limit of coverage available with respect to the applicable Property under said program, whichever is less; provided, however, notwithstanding the foregoing, Borrowers hereby agree to maintain at all times flood insurance in an amount equal to at least $81,000,000 (per occurrence) for the Affected Properties;

(ii) Commercial general liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 with a $2,000,000 general aggregate for any policy year. In addition, at least $50,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for claims, including legal liability imposed upon Borrowers and all related court costs and attorneys’ fees and disbursements;

(iii) Rental loss and/or business interruption insurance in an amount sufficient to avoid any co-insurance penalty and equal to the greater of (A) the estimated gross revenues from the operation of the applicable Property (including (x) the total payable under the Leases and all Rents and (y) the total of all other amounts to be received by Borrowers or third parties that are the legal obligation of the Tenants), net of non-recurring expenses, for a period of up to the next succeeding eighteen (18) months, or (B) the projected Operating Expenses (including debt service) for the maintenance and operation of the applicable Property for a period of up to the next succeeding eighteen (18) months as the same may be reduced or increased from time to time due to changes in such Operating Expenses and shall include an endorsement providing 12 months extended period of indemnity. The amount of such insurance shall be increased from time to time as and when the Rents increase or the estimates of (or the actual) gross revenue, as may be applicable, increases or decreases to the extent Rents or the estimates of gross revenue decrease;

(iv) Insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Properties;

(v) Worker’s compensation insurance with respect to all employees of Borrowers as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $2,000,000 which is scheduled to the excess and/or umbrella liability insurance as referenced in clause (ii) above;

(vi) During any period of repair or restoration, completed value (non-reporting) builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the applicable Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender;

(vii) Coverage to compensate for the cost of demolition and the increased cost of construction for the applicable Property;

(viii) Intentionally omitted;

(ix) Windstorm insurance in an amount equal to the probable maximum loss (as determined by Lender in its sole discretion) of the applicable Property provided, that any credit enhancement proposed to be provided by or on behalf of Borrowers in connection with the deductible on such windstorm insurance shall be subject to the prior receipt of a Rating Confirmation;

(x) Law and ordinance insurance coverage in an amount no less than that set forth in the insurance policies covering the Properties as of the date hereof;

(xi) Provided that insurance coverage relating to the acts of terrorist groups or individuals is either (a) available at commercially reasonable rates, (b) commonly obtained by owners of commercial properties in the same geographic area and which are similar to the Properties or (c) maintained for another hotel property in the same geographic area which is at least 51% owned directly or indirectly by Strategic Hotel Funding, LLC, Borrower shall be required to carry terrorism insurance throughout the term of the Loan (including any extension terms) in an amount equal to, with respect to “certified” and “non-certified” acts of terrorism, an amount equal to (i) the Release Amount and the “release amount” under each of the Mezzanine Loan Agreements (as such amounts may be reduced following a Directed Paydown) with respect to the Property encumbered by the Mortgage with the highest Allocated Loan Amount as of the date hereof, less (ii) 100% of the land value as determined in the Appraisal associated with the Property encumbered by the Mortgage with the highest Allocated Loan Amount as of the date hereof (the “Minimum Certified Acts Terrorism Amount”) (per occurrence) (collectively, the “Initial Terrorism Coverage Amount”). Lender agrees that terrorism insurance coverage may be provided under a blanket policy that is acceptable to Lender. Notwithstanding the foregoing, Borrower agrees at all times to maintain terrorism insurance coverage throughout the term of the Loan (including extension terms) in an amount not less than that which can be purchased for a sum equal to $400,000 (the “Maximum Premium Amount”) in any single policy year, provided, that under no circumstance shall terrorism coverage in excess of the Initial Terrorism Coverage Amount (per occurrence) of coverage be required hereunder. However, from and after the date any Property is released from the lien of the Mortgage in accordance with the terms hereof, the amount of terrorism insurance coverage thereafter required hereunder shall be adjusted (in each case, a “Terrorism Adjustment”) to be in an amount equal to the lesser of (x) Minimum Certified Acts Terrorism Amount and (y) 150% of the greatest Allocated Loan Amount (per occurrence) applicable to any Property that continues, from time to time to be secured by the Mortgage (the “Adjusted Terrorism Coverage Amount”), per occurrence. In the event of any Terrorism Adjustment, the parties hereby agree that the Maximum Premium Amount shall also be ratably reduced from time to time based on the ratio that the (1) then applicable Adjusted Terrorism Coverage Amount bears to (2) the Initial Terrorism Coverage Amount; and

(xii) Such other insurance as may from time to time be reasonably required by Lender in order to protect its interests.

(c) All policies of insurance (the “Policies”) required pursuant to this Section 8.1 shall be issued by companies approved by Lender and licensed or authorized to do business in the state where the applicable Property is located. Further, unless otherwise approved by Lender in its reasonable discretion (prior to a Securitization) and the Rating Agencies in writing, the issuer(s) of the Policies required under this Section 8.1 shall have a claims paying ability rating of “A” or better by Standard & Poor’s and “Aa2” or better by Moody’s, except that the issuer(s) of the Policies required under Section 8.1(b)(viii) hereof shall have a claims paying ability rating of “A” or better by Standard & Poor’s and “A2” or better by Moody’s; provided, however, if the insurance provided hereunder is procured by a syndication of more then five (5) insurers then the foregoing requirements shall not be violated if at least (i) sixty percent (60%) of the coverage is with carriers having a claims paying ability rating of “AA” or better by Standard & Poor’s and “Aa2” or better by Moody’s and (ii) each other carrier providing coverage has a claims paying ability rating of “BBB-” or better by Standard & Poor’s and Fitch Ratings and “Baa3” or better by Moody’s. The Policies (i) shall name Lender (or an agent on Lender’s behalf) and its successors and/or assigns as their interest may appear as an additional insured or as a loss payee (except that in the case of general liability insurance, Lender (or an agent on Lender’s behalf) shall be named an additional insured and not a loss payee); (ii) shall contain a Non-Contributory Standard Lender Clause and, except with respect to general liability insurance, a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the Person to which all payments made by such insurance company shall be paid; (iii) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insureds (other than Borrowers) and all rights of subrogation against any loss payee, additional insured or named insured; (iv) shall be assigned to Lender; (v) except as otherwise provided above, shall be subject to a deductible, if any, not greater in any material respect than the deductible for such coverage on the date hereof; (vi) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including endorsements providing that neither Borrowers, Lender nor any other party shall be a Contributor-insurer under said Policies and that no material modification, reduction, cancellation or termination in amount of, or material change (other than an increase) in, coverage of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof or ten (10) days after receipt of such notice with respect to nonpayment of premium; (vii) shall permit Lender to pay the premiums and continue any insurance upon failure of Borrowers to pay premiums when due, upon the insolvency of Borrowers or through foreclosure or other transfer of title to the applicable Property (it being understood that Borrowers’ rights to coverage under such policies may not be assignable without the consent of the insurer); and (viii) shall provide that any proceeds shall be payable to Lender and that the insurance shall not be impaired or invalidated by virtue of (A) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by any Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such policy, (B) the occupation, use, operation or maintenance of the applicable Property for purposes more hazardous than permitted by the terms of the Policy, (C) any foreclosure or other proceeding or notice of sale relating to the applicable Property, or (D) any change in the possession of the applicable Property without a change in the identity of the holder of actual title to such Property (provided that with respect to items (C) and (D), any notice requirements of the applicable Policies are satisfied). Notwithstanding the foregoing, for purposes hereof, Lender hereby approves the existing blanket insurance policy.

(d) Insurance Premiums; Certificates of Insurance.

(i) Borrowers shall pay the premiums for such Policies (the “Insurance Premiums” ) as the same become due and payable and shall furnish to Lender the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrowers are not required to furnish such evidence of payment to Lender if such Insurance Premiums are to be paid by Lender pursuant to the terms of this Agreement). Within thirty (30) days after request by Lender, Borrowers shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested in writing by Lender or as may be requested in writing by the Rating Agencies, taking into consideration changes in liability laws, changes in prudent customs and practices, and the like. In the event Borrowers satisfy the requirements under this Section 8.1 through the use of a Policy covering properties in addition to the Properties (a “Blanket Policy”), then (unless such policy is provided in substantially the same manner as it is as of the date hereof), Borrowers shall provide evidence satisfactory to Lender that the Insurance Premiums for the applicable Property or Properties are separately allocated under such Policy to the applicable Property or Properties and that payment of such allocated amount (A) shall maintain the effectiveness of such Policy as to such Property or Properties and (B) shall otherwise provide the same protection as would a separate policy that complies with the terms of this Agreement as to such Property or Properties, notwithstanding the failure of payment of any other portion of the insurance premiums. If no such allocation is available, Lender shall have the right to increase the amount required to be deposited into the Tax and Insurance Escrow Account in an amount sufficient to purchase a non-blanket Policy covering the applicable Property or Properties from insurance companies which qualify under this Agreement.

(ii) Borrowers shall deliver to Lender on or prior to the Closing Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be canceled or modified in any material respect without thirty (30) days’ prior notice to

Lender, or ten (10) days’ notice with respect to nonpayment of premium. Borrowers shall deliver to Lender, concurrently with each change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered by Borrowers pursuant to the first sentence of this clause (d)(ii) and stating that all premiums then due thereon have been paid to the applicable insurers and that the same are in full force and effect (or if such certificate and/or other information described in clause (d)(ii) shall not be obtainable by Borrowers, Borrowers may deliver an Officer’s Certificate to such effect in lieu thereof).

(e) Renewal and Replacement of Policies.

(i) Not less than fifteen (15) Business Days prior to the expiration, termination or cancellation of any Policy, Borrowers shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to Lender a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Borrowers pursuant to clause (d)(ii) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.

(ii) If Borrowers do not furnish to Lender the certificates as required under clause (e)(i) above, Lender may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Borrowers agree to reimburse Lender for the cost of such Insurance Premiums promptly on demand.

(iii) Concurrently with the delivery of each replacement policy or a binding commitment for the same pursuant to this clause (e), Borrowers shall deliver to Lender a report or attestation from a duly licensed or authorized insurance broker or from the insurer, setting forth the particulars as to all insurance obtained by Borrowers pursuant to this Section 8.1 and then in effect and stating that all Insurance Premiums then due thereon have been paid in full to the applicable insurers, that such insurance policies are in full force and effect and that, in the opinion of such insurance broker or insurer, such insurance otherwise complies with the requirements of this Section 8.1 (or if such report shall not be available after Borrowers shall have used reasonable efforts to provide the same, Borrowers will deliver to Lender an Officer’s Certificate containing the information to be provided in such report).

(f) Separate Insurance. Borrowers will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 8.1 unless such insurance complies with clause (c) above.

(g) Securitization. Following any Securitization, Borrowers shall name any trustee, servicer or special servicer designated by Lender as a loss payee, and any trustee,

servicer and special servicer as additional insureds, with respect to any Policy for which Lender is to be so named hereunder.

8.1.2 Casualty; Application of Proceeds.

(a) Right to Adjust.

(i) If any Property is damaged or destroyed, in whole or in part, by a Casualty, Borrowers shall give prompt written notice thereof to Lender, generally describing the nature and extent of such Casualty. Following the occurrence of a Casualty, Borrowers, regardless of whether proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the affected Property to the extent practicable to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations.

(ii) Subject to clause (v) below, in the event of a Casualty where the loss does not exceed $500,000, Borrowers may settle and adjust such claim; provided that such adjustment is carried out in a competent and timely manner. In such case, Borrowers are hereby authorized to collect and receipt for Lender any Proceeds.

(iii) Subject to clause (v) below, in the event of a Casualty where the loss exceeds $500,000, Borrowers may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrowers’ cost, in any such adjustments.

(iv) The proceeds of any Policy shall be due and payable solely to Lender and held and applied in accordance with the terms hereof (or, if mistakenly paid to any Borrower, shall be held in trust by such Borrower for the benefit of Lender and shall be paid over to Lender by such Borrower within one (1) Business Day of receipt).

(v) Notwithstanding the terms of clauses (ii) and (iii) above, Lender shall have the sole authority to adjust any claim with respect to a Casualty and to collect all Proceeds if an Event of Default shall have occurred and is continuing.

(b) Right of the Borrowers to Apply to Restoration. In the event of (i) a Casualty that does not constitute a Material Casualty, or (ii) a Condemnation that does not constitute a Material Condemnation, Lender shall permit the application of the Proceeds (after reimbursement of any expenses incurred by Lender) to reimburse Borrowers for the cost of restoring, repairing, replacing or rebuilding or otherwise curing title defects at the applicable Property (the “Restoration”), in the manner required hereby, provided and on the condition that (1) no Event of Default shall have occurred and be then continuing and (2) in the reasonable judgment of Lender:

(i) the applicable Property can be restored to an economic unit not less valuable (taking into account the effect of the termination of any Leases or Material Agreements and the proceeds of any rental loss or business interruption insurance which any Borrower receives or is entitled to receive, in each case, due to such Casualty or

Condemnation) and not less useful than the same was prior to the Casualty or Condemnation,

(ii) the applicable Property, after such Restoration and stabilization, will adequately secure the outstanding balance of the Loan,

(iii) the Restoration can be completed by the earliest to occur of:

(A) the 180th day following the receipt of the Proceeds (or if earlier, the 365th day after the Casualty or Condemnation, as applicable), or, with Rating Confirmation, such longer period as may reasonably be required;

(B) the 180th day prior to the Maturity Date, and

(C) with respect to a Casualty, the expiration of the payment period on the rental loss or business interruption insurance coverage in respect of such Casualty; and

(iv) after receiving reasonably satisfactory evidence to such effect, during the period of the Restoration, the sum of (A) income derived from the applicable Property, plus (B) proceeds of rental loss insurance or business interruption insurance, if any, payable together with such other monies as Borrowers may irrevocably make available for the Restoration, will equal or exceed 105% of the sum of (1) Operating Expenses and (2) the Debt Service.

Notwithstanding the foregoing, if any of the conditions set forth in sub-clauses (1) and (2) of the proviso in this clause (b) is not satisfied, then, unless Lender shall otherwise elect, at its sole option, the Proceeds shall be applied in the following order of priority: (A) first, to prepay the principal of the Loan in an amount up to the Release Amount of the Property which suffered the Casualty or Condemnation; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the principal amount of the Debt so prepaid through the date which is the final day of the Interest Accrual Period in which such prepayment is made or, if prohibited by law, through the date of repayment plus Breakage Costs (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums then due and owing under the Loan Documents; (C) third, to reimburse Lender for any fees and expenses of Lender incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, Borrowers shall be entitled to receive a release of the Lien of the Mortgage and the other Loan Documents with respect to the affected Property in accordance with and subject to the terms of Section 2.5 hereof) and (D) fourth, to the First Mezzanine Loan Deposit Account (whether or not an “Event of Default” has occurred and is continuing under any of the First Mezzanine Loan Documents) or, following the repayment of the First Mezzanine Loan to the Second Mezzanine Loan Deposit Account (whether or not an “Event of Default” has occurred and is continuing under any of the Second Mezzanine Loan Documents).

(c) Material Casualty or Condemnation and Lender’s Right to Apply. In the event of a Material Casualty or a Material Condemnation or any title claim or defect, then Lender shall have the option to (i) apply the Proceeds hereof in the following order of priority:

(A) first, to prepay the principal of the Loan in an amount up to the Release Amount of the Property which suffered the Casualty or Condemnation or title claim; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the principal amount of the Debt so prepaid through the date which is the final day of the Interest Accrual Period in which such prepayment is made or, if prohibited by law, through the date of repayment plus Breakage Costs (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums then due and owing under the Loan Documents; (C) third, to reimburse Lender for any fees and expenses of Lender incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, Borrowers shall be entitled to receive a release of the Lien of the Mortgage and the other Loan Documents with respect to the affected Property in accordance with and subject to the terms of Section 2.5 hereof); and (D) fourth, to the applicable Mezzanine Loan Deposit Account, in accordance with the terms of Section 9.4.1(b) hereof (irrespective of whether or not an “Event of Default” has occurred and is continuing under any of the Mezzanine Loan Documents), or (ii) make such Proceeds available to reimburse Borrowers for the cost of any Restoration or curing of such title defect in the manner set forth below in Section 8.1.2(e) hereof; provided, however, that, if the applicable Property Management Agreement provides that the applicable Borrower is required to use the Proceeds to restore the Property in question and such Borrower does not have the right to terminate the applicable Property Management Agreement pursuant to the terms of the applicable Property Management Agreement as a result of such Casualty or Condemnation or otherwise, then Lender shall be obligated to make such Proceeds available to such Borrower for the Restoration of such Property pursuant to clause (e) below. Notwithstanding anything to the contrary contained herein, in the event of a Material Casualty or a Material Condemnation or title defect, where the applicable Borrower cannot restore, repair, replace or rebuild the affected Property to be of at least equal value and of substantially the same character as prior to the Material Casualty or Material Condemnation or title defect because the affected Property is a legally non-conforming use or as a result of any other Legal Requirement, Borrower hereby agrees that Lender may apply the Proceeds payable in connection therewith in accordance with clauses (A), (B), (C) and (D) above.

(d) Intentionally Omitted.

(e) Manner of Restoration and Reimbursement. If a Borrower is entitled pursuant to Section 8.1.2(b) or (c) above to reimbursement out of Proceeds (and the conditions specified therein shall have been satisfied), such Proceeds shall be disbursed on a monthly basis upon Lender’s being furnished with (i) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve, and (ii) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work (such approval not to be unreasonably withheld or delayed). In addition, no payment made prior to the Final Completion of the Restoration shall exceed ninety percent (90%) of the aggregate value of the work performed from time to time; funds other than Proceeds shall be disbursed prior to disbursement of such Proceeds; and at all times, the undisbursed balance of such Proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrowers for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Prior to any disbursement, Lender shall have received evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration (such estimate to be made by Borrowers’ architect or contractor and approved by Lender in its reasonable discretion), and Borrowers shall have deposited with Lender Eligible Collateral in an amount equal to the excess (if any) of such estimated cost of completion over the net Proceeds. Any surplus which may remain out of Proceeds received pursuant to a Casualty shall be paid to Borrowers after payment of such costs of Restoration. Any surplus which may remain out of Proceeds received pursuant to a Condemnation shall be delivered to Lender for deposit into the Deposit Account to be held and disbursed in accordance with the terms of this Agreement.

8.1.3 Condemnation.

(a) Borrowers shall promptly give Lender written notice of the actual or threatened commencement of any Condemnation and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrowers, regardless of whether Proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with the terms hereof applicable to Alterations.

(b) Lender is hereby irrevocably appointed as each Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section. Provided no Event of Default has occurred and is continuing, (x) in the event of a Condemnation where the loss does not exceed $250,000, Borrowers may settle and compromise such Proceeds; provided that the same is effected in a competent and timely manner, and (y) in the event of a Condemnation, where the loss exceeds $250,000, Borrowers may settle and compromise the Proceeds only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrowers’ cost, in any litigation and settlement discussions in respect thereof. Notwithstanding any Condemnation by any public or quasi-public authority (including any transfer made in lieu of or in anticipation of such a Condemnation), Borrowers shall continue to pay the Debt at the time and in the manner provided for in the Notes, this Agreement and the other Loan Documents, and the Debt shall not be reduced unless and until any Proceeds shall have been actually received and applied by Lender to discharge the Debt, pay required interest and pay any other required amounts, in each case, pursuant to the terms of Sections 8.1.2(b) and (c) above. Lender shall not be limited to the interest paid on the Proceeds by the condemning authority but shall be entitled to receive out of the Proceeds interest at the rate or rates provided in the Notes. Borrowers shall cause any Proceeds that are payable to Borrowers to be paid directly to Lender to be held and applied in accordance with the terms hereof.

ARTICLE IX

ACCOUNTS AND RESERVES

Section 9.1. Establishment and Maintenance of Cash Management Deposit Account.

(a) On or prior to the Closing Date, Borrowers and Operating Lessees shall establish with Lender, or if Lender is not a depository institution or if Lender shall otherwise elect, with one or more depository institutions selected by Lender, a separate deposit account (the “Deposit Account”) which has been established as a deposit account and a separate holding account (the “Holding Account”) which has been established as a securities account. Both the Deposit Account and the Holding Account shall be in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance funds therefrom in accordance with this Agreement and the other Loan Documents, and no Borrower or Operating Lessee shall have the authority or power to make withdrawals from either the Deposit Account or the Holding Account. Funds in either the Deposit Account or the Holding Account shall not be commingled with any other monies. Pursuant to the Deposit Account Agreement, Depositary Bank on a daily basis shall transfer all collected and available funds as determined by Depositary Bank’s then current funds availability schedule received in the Deposit Account to the Holding Account. In recognition of Lender’s security interest in the funds deposited into the Deposit Account and the Holding Account, Borrower and Operating Lessee shall identify both the Deposit Account and the Holding Account with the name of Lender, as secured party. The Deposit Account shall be named as follows: “DTRS Michigan Avenue/Chopin Plaza SUB, LLC Deposit Account”. The Holding Account shall be named as follows: “DTRS Michigan Avenue/Chopin Plaza SUB, LLC Holding Account”. Without limiting the foregoing, all deposits into either the Deposit Account or the Holding Account shall be applied and disbursed in accordance with the terms and provisions of Section 9.4 hereof and the Deposit Account Agreement.

(b) On or prior to the date the Interest Rate Cap Agreement is effective, Borrowers shall notify the Counterparty to make all payments due to each Borrower under the Interest Rate Cap Agreement (and Borrowers shall similarly notify the Counterparty under any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) payable directly to the Deposit Account (the form of such notice shall be subject to the approval of Lender and, shall be irrevocable without the consent of Lender until the Debt has been paid in full), and if the Deposit Account is changed, a comparable notice shall be sent to the Counterparty. If, notwithstanding the provisions of this Section 9.1(b), a Borrower receives any sums due under the Interest Rate Cap Agreement (or any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) then the applicable Borrower (x) shall be deemed to hold such amounts in trust for Lender and (y) shall deposit any such sums in the Deposit Account within one Business Day of receipt thereof.

(c) On or prior to the date hereof, (x) Operating Lessee shall notify each of the Property Managers to make all payments due to Operating Lessee under the applicable Property Management Agreement and/or Operating Lease or otherwise payable (including any “key” or similar funds paid by any Property Manager or Affiliate thereof) to Borrower or

Operating Lessee but excluding only during any Low DSCR Period, any amount paid by any Property Manager directly to Sponsor pursuant to a direction letter by Lender to the Property Manager directing such Property Manager to reimburse Sponsor for the payment of any insurance premiums, Operating Expenses, FF&E or Taxes for any Property paid by Sponsor pursuant to an Annual Budget provided that, to the extent Lender had approval rights over such Annual Budget pursuant to Section 5.1(q)(ii), either (A) such Annual Budget has been expressly approved by Lender in writing or deemed approved by Lender in accordance with Section 5.1(q)(ii) hereof or (B) prior to any such reimbursement (other than with respect to reimbursements for insurance premiums or Taxes paid in the ordinary course of business) such amount is first approved by Lender in writing in its sole and absolute discretion) directly to the Deposit Account, and (y) Borrowers shall notify Operating Lessees to make all payments due to Borrowers under the Operating Leases (but only to the extent amounts received under the Operating Lease were not paid from amounts received by the Operating Lessee pursuant to Sections 9.4.1 (xii), 9.2 or 9.3 hereof) directly into the Deposit Account (the form of such notice shall be subject to the approval of the Lender and, shall be irrevocable without the consent of Lender until the Debt has been paid in full, it being understood that the notice contained in the Agreements with Managers is hereby approved by Lender). If the Deposit Account is changed, a comparable notice shall be sent to each Property Manager and Operating Lessee. If, notwithstanding the provisions of this Section 9.1(c), a Borrower or Operating Lessee receives any sums due under a Property Management Agreement, Operating Lease (but only to the extent amounts received under the Operating Lease were not paid from amounts received by the Operating Lessee pursuant to Sections 9.4.1(xii), 9.2 or 9.3 hereof) or other amount (including any “key” or similar funds paid by any Property Manager or Affiliate thereof to Borrower only during any Low DSCR Period, any amount paid by any Property Manager directly to Sponsor pursuant to a direction letter by Lender to the Property Manager directing such Property Manager to reimburse Sponsor for the payment of any insurance premiums, Operating Expenses, FF&E or Taxes for any Property paid by Sponsor pursuant to an Annual Budget provided that, to the extent Lender had approval rights over such Annual Budget pursuant to Section 5.1(q)(ii), either (A) such Annual Budget has been expressly approved by Lender in writing or deemed approved by Lender in accordance with Section 5.1(q)(ii) hereof or (B) prior to any such reimbursement (other than with respect to reimbursements for insurance premiums or Taxes paid in the ordinary course of business) such amount is first approved by Lender in writing in its sole and absolute discretion) otherwise payable to such Borrower or Operating Lessee (except for amounts payable to such Borrower or Operating Lessee pursuant to Section 9.4.1 (xii) or amounts otherwise permitted to be paid or distributed to or on behalf of Borrowers or Operating Lessees under Section 9.2 or Section 9.3 hereof), then the applicable Borrower (x) shall be deemed to hold such amounts in trust for Lender and (y) shall deposit any such sums in the Deposit Account within one Business Day of receipt thereof. Borrowers or Operating Lessees agree to provide Lender with written notice of any amounts reimbursed to Sponsor pursuant to this Section within ten (10) Business Days from the date of such reimbursement. If and to the extent Sponsor or any affiliate (other than a Borrower or Operating Lessee) makes a capital expenditure with respect to a Property that is provided for in an Annual Budget, provided no Event of Default has occurred and is continuing, Borrower will be entitled to receive reimbursement from the applicable Property Manager from the FF&E reserve account established under the applicable Property Management Agreement.

(d) Any other provisions of this Article IX notwithstanding, amounts deposited into any Reserve Account and into the Tax and Insurance Escrow Account shall be funded from amounts distributed by Property Manager to Borrowers and Operating Lessee after giving effect to the provisions of the Property Management Agreement.

Section 9.2. Reserve Accounts.

9.2.1 Establishment and Maintenance of Reserve Accounts. At the respective times set forth below in Sections (a) though (f) of this Section 9.2.1, Borrower and Operating Lessee shall establish with Lender, or if Lender is not a depository institution or if Lender shall otherwise elect, a depository institution designated by Lender, the following subaccounts of the Holding Account which shall be maintained on a ledger entry basis:

(a) on or before the date hereof, an account (the “Deferred Maintenance and Environmental Conditions Reserve Account”) in the initial amount of $0 for the payment of the cost of remediating the Deferred Maintenance Conditions and the Environmental Conditions; which shall be maintained in accordance with Sections 9.2.2 and 9.2.3 hereof;

(b) subsequent to the Closing Date, an account (the “Deficiency Reserve Account”), which shall be maintained in accordance with Section 9.2.11 hereof;

(c) on or before the Closing Date, an account (the “Incentive Management Fee Reserve Account”), which shall be maintained in accordance with Section 9.2.13 hereof;

(d) on or before the date hereof, an account (the “Current Debt Service Reserve Account”), which shall be maintained in accordance with Section 9.2.15 hereof;

(e) on or before the date hereof, an account (the “FF&E Reserve Account”), which shall be maintained in accordance with Section 9.2.16 hereof;

(f) on or before the date hereof, an account (the “Low Debt Service Reserve Account”), to be held by or for the benefit of Lender as additional collateral for Borrowers’ obligations hereunder, which shall be maintained in accordance with Section 9.2.7 hereof; and

In addition, Borrowers shall establish the Tax and Insurance Escrow Account as provided in Section 9.3 below.

Each of the Deposit Account, the Holding Account, the Deferred Maintenance and Environmental Conditions Reserve Account, the Low Debt Service Reserve Account, the FF&E Reserve Account, the Deficiency Reserve Account, the Incentive Management Fee Reserve Account, the Current Debt Service Reserve Account, and the Tax and Insurance Escrow Account (except for the Deposit Account, each, a “Reserve Account” and collectively, the “Reserve Accounts”) shall be in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance or otherwise disburse or apply funds therefrom in accordance with this Agreement, and no Borrower or Operating Lessee shall have the authority or power to make withdrawals from the Reserve Accounts. The amount required in each Reserve Account as of the Closing Date may, at Lender’s election, be deposited on Borrowers’ behalf by Lender’s funding said amount out of the Loan proceeds. Funds in each

Reserve Account shall not be commingled with any other monies. Borrowers shall pay the costs of establishing and maintaining any Reserve Account, shall pay the costs to maintain and shall maintain all Reserve Accounts throughout the term of the Loan.

9.2.2 Periodic Disbursements from the Deferred Maintenance and Environmental Conditions Reserve Account. Borrowers shall have the right to obtain disbursements from time to time with respect to the Deferred Maintenance and Environmental Conditions Reserve Account, in accordance with Sections 7.1(g), 9.2.3 and 9.2.5, on the following terms and conditions:

(a) disbursements shall be made only to pay or to reimburse Borrowers in respect of actual costs of the work, which costs were (i) approved by Lender (such approval not to be unreasonably withheld or delayed), (ii) set forth on Schedule 1.1 or Schedule 1.2, as the case may be, or (iii) made in accordance with Section 7.1 hereof;

(b) each request for disbursement from the Deferred Maintenance and Environmental Conditions Reserve Account shall be substantially in a form attached hereto as Exhibit A, shall specify the work for which the disbursement is requested and shall include an Officer’s Certificate certifying that such funds will be applied to pay or reimburse for materials or work permitted hereunder and done in accordance herewith, and copies of invoices for all items or materials purchased and all contracted labor or services shall be provided;

(c) Lender shall have received from Borrowers evidence reasonably satisfactory to Lender that Borrowers have incurred such expenses and that the materials for which the request is made are on site at the applicable Property and are properly secured or have been installed in such Property, funds remaining in the Deferred Maintenance and Environmental Conditions Reserve Account are, in Lender’s reasonable judgment, sufficient to pay the balance of the items contemplated to be funded therefrom when required to be so paid, and Lender shall receive any Lien waivers or other releases which would customarily be obtained with respect to the work in question;

(d) Lender shall disburse from the Deferred Maintenance and Environmental Conditions Reserve Account, or authorize such disbursement, within five (5) Business Days after the receipt of Borrowers’ request for such disbursement and the satisfaction of the other conditions set forth above in this Section, but in no event more often than once in any 30-day period, the amount requested by Borrowers for such expenses, provided, however, that the Borrowers shall be permitted to make one additional disbursement request in any given 30-day period in an amount in excess of $250,000 and provided, further in no event shall the amount so disbursed exceed the amount set forth in Schedule 1.1 attached hereto for the remediation of the item in question.

9.2.3 Final Disbursements from Deferred Maintenance and Environmental Conditions Reserve Account upon Completion or Determination. Upon the completion of, as applicable, the remediation of all of the Deferred Maintenance Conditions and the Environmental Conditions, in each case to the reasonable satisfaction of Lender, Lender shall disburse to Borrowers from the Deferred Maintenance and Environmental Conditions Reserve Account (in the case of the completion of the remediation of all of the Deferred Maintenance Conditions and

the Environmental Conditions) any amounts remaining therein. In addition, if Lender shall determine in its discretion, reasonably exercised, and concurred in by a Rating Confirmation, that one or more Deferred Maintenance Conditions or Environmental Conditions do not in fact require remediation, then Lender shall disburse from, as applicable, the Deferred Maintenance and Environmental Conditions Reserve Account the amount reserved for such work (i.e., 125% of the originally estimated cost of such work).

9.2.4 Intentionally Omitted.

9.2.5 Release of Reserve Accounts upon Repayment. Notwithstanding anything to the contrary contained herein:

(a) Lender shall pay to Borrowers and Operating Lessees, on the date that the Debt shall be paid in full by Borrowers (so long as no Event of Default has occurred and is continuing with respect to any Mezzanine Loan as evidenced by a Mezzanine Loan Default Notice delivered to Lender), all amounts remaining in the Holding Account, the Reserve Accounts and the Deposit Account (or at the option, and written direction, of the Borrowers and Operating Lessees, Lender shall apply such amounts to the full payment of the Debt on such date).

(b) In the event of any prepayment of the Loan by the Borrowers that is permitted or required under this Agreement (whether or not such prepayment is accompanied by the release of any Property), the Lender shall, provided no Event of Default has occurred and is continuing, disburse to the Borrowers and Operating Lessees (so long as no Event of Default has occurred and is continuing with respect to any Mezzanine Loan as evidenced by a Mezzanine Loan Default Notice delivered to Lender) funds from the Current Debt Service Reserve Account (or, at the option and written direction of Borrowers, Lender shall apply such amounts to such Prepayment and provide Borrowers and Operating Lessees a credit against any amounts due in connection with such Prepayment), representing the same proportion of the total amount deposited in such accounts immediately prior to such disbursement as the amount of the Loan prepaid by the Borrowers bears to the total Debt outstanding immediately prior to such Prepayment.

(c) In the event of any prepayment of the Loan by the Borrowers that is permitted or required under the Loan Agreement which prepayment includes a release of a Property pursuant to the provisions hereof, (i) the Lender shall, provided no Event of Default has occurred and is continuing, disburse to the Borrowers and Operating Lessees (so long as no Event of Default has occurred and is continuing with respect to any Mezzanine Loan as evidenced by a Mezzanine Loan Default Notice delivered to Lender) funds from each of the Reserve Accounts (and subaccounts thereof) (or, at the option and written direction of Borrowers, Lender shall apply such amounts to such Prepayment and provide Borrowers and Operating Lessees a credit against any amounts due in connection with such Prepayment) which are allocable hereunder to the applicable Property, and (ii) thereafter, the on-going amounts which are required to be deposited into each of the Reserve Accounts (and subaccounts thereof) shall be reduced accordingly to reflect the release of such Property and such Prepayment.

9.2.6 Obligations Unaffected. The insufficiency of any balance in any Reserve Account shall not relieve any Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

9.2.7 Establishment and Maintenance of Low Debt Service Reserve Account. On a monthly basis Lender will perform a DSCR Test to determine whether a Low DSCR Period has occurred and is continuing (it being hereby agreed that (i) all determinations as to whether a Low DSCR Period has occurred and is continuing shall be made by Lender based on the financial information delivered by Borrowers and/or Operating Lessees pursuant to Section 5.1(j)(v) hereof and (ii) a Low DSCR Period may occur more than once). Pursuant to and in accordance with the provisions of Section 9.4.1, during a Low DSCR Period, monies shall be transferred in accordance with Section 9.4.1 hereof from the Holding Account into the Low Debt Service Reserve Account, established by Lender, and retained by Lender as additional security for the Debt and shall be applied or disbursed as hereinafter provided. From and after the occurrence and continuation of an Event of Default, Lender shall have the right to apply any amounts then remaining in the Low Debt Service Reserve Account to repay the Debt or any other amounts due hereunder or under the other Loan Documents in such order, manner and amount as Lender shall determine in its sole discretion. Provided no monetary Default or Event of Default shall have occurred and be continuing, Lender shall instruct the Depositary Bank to release to Borrowers and/or Operating Lessees (or, if Lender has received a Mezzanine Loan Default Notice(s), to the Mezzanine Loan Deposit Account corresponding to the most senior Mezzanine Loan for which a Mezzanine Loan Default Notice has been so received) any amounts remaining in the Low Debt Service Reserve Account promptly after Borrowers or Operating Lessees provide Lender with evidence satisfactory to Lender indicating that the Properties have achieved the Aggregate DSCR requirement set forth in the definition of Low DSCR Period in Section 1.1 hereof.

9.2.8 Intentionally Omitted.

9.2.9 Funding of Certain Reserve Accounts. (a) Notwithstanding any other provisions in this Section 9.2 to the contrary, Borrowers and Operating Lessees may satisfy the obligation to fund each or any of the Reserve Accounts (or subaccounts thereof) other than the Current Debt Service Reserve Account and the Low Debt Service Reserve Account by delivering to Lender, a Credit Facility pledged to Lender permitting the drawing thereunder by Lender upon presentation to the issuing bank of a notice from Lender that it is entitled to draw on such Credit Facility pursuant to this Agreement and otherwise in form and substance acceptable to Lender in the total amount of the sum required to be maintained in such Reserve Account (or any subaccount thereof), provided that, if the sum required to be maintained in such Reserve Account (or any subaccount thereof) should change, the Borrowers or Operating Lessees as applicable shall immediately change the total amount of such Credit Facility to reflect the same. In addition, at any time subsequent to the Closing Date, Borrowers and Operating Lessees may also satisfy the obligation to fund each or any of the Reserve Accounts (or subaccounts thereof) other than the Current Debt Service Reserve Account and the Low Debt Service Reserve Account by delivering to Lender a Credit Facility pledged to Lender permitting the drawing thereunder by Lender upon presentation to the issuing bank of a notice from Lender that it is entitled to draw on such Credit Facility pursuant to this Agreement and otherwise in form and substance acceptable to Lender in the total amount of the sum required to be maintained in each Reserve Account (or any subaccount thereof), provided that, if the sum required to be maintained in such Reserve Account (or any subaccount thereof) should change, the Borrowers or Operating Lessees as applicable shall immediately change the total amount of such Credit Facility to reflect the same. Upon the issuance of a Credit Facility as described in the previous sentence, all funds on deposit in the applicable Reserve Account (or subaccount thereof) shall be released to Borrowers and Operating Lessees.

(b) Notwithstanding anything to the contrary contained herein, to the extent funds deposited in any Reserve Account have not been utilized during any Fiscal Year, such funds shall not be released to the Borrowers and Operating Lessees and shall continue to remain in such Reserve Account, provided that, other than with respect to the FF&E Reserve Accounts, such remaining funds held in such Reserve Accounts shall be credited against future amounts required to be deposited into such Reserve Accounts pursuant to the terms hereof.

9.2.10 Intentionally Omitted.

9.2.11 Deficiency Reserve Account. If at any time any Property Manager makes any payment on behalf of Borrower or Operating Lessee pursuant to any Property Management Agreement for such Property (any such payments, a “Deficiency Payment”) on account of any working capital advance, shortfall or deficiency at any such Property or Properties, then, by no later than the Payment Date immediately following such payment or payments, and by no later than each Payment Date thereafter to the extent necessary, Borrowers and Operating Lessees shall be required to make cash deposits into the Deficiency Reserve Account until such time as the aggregate amount on deposit in the Deficiency Reserve Account shall equal the sum of all such payments. Provided no Default shall have occurred and be continuing, Lender shall disburse to Borrowers and Operating Lessees from the Deficiency Reserve Account an amount equal to the sum of any amounts required to be paid and actually paid by the Borrowers or Operating Lessees to the Property Manager for such Property under the currently existing Property Management Agreement for such Property.

9.2.12 Intentionally Omitted.

9.2.13 Incentive Management Fee Reserve Account. (a) The Incentive Management Fee Reserve Account shall consist of two (2) sub-accounts (each, an “Incentive Fee Sub-Account”), one corresponding to each Property. The funds in each Incentive Fee Sub-Account shall not be commingled with any other monies.

(b) By no later than each Payment Date, the Borrowers and Operating Lessees shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account into the Incentive Management Fee Reserve Account in an amount equal to the Aggregate Monthly Incentive Fee Reserve Amount, and such amount shall be allocated on each Payment Date to the Incentive Fee Reserve Sub-Accounts such that an amount equal to the Monthly Incentive Fee Reserve Amount for the corresponding Property shall be deposited into the respective Sub-Account.

(c) Upon the request of Borrowers or Operating Lessees, Lender will, within five (5) Business Days after the receipt of such request and the satisfaction of the other conditions set forth in this Section, cause disbursements to the respective Borrowers or Operating Lessees from the applicable Incentive Fee Sub-Accounts to pay or to reimburse Borrowers or Operating Lessees for actual costs incurred in connection with Incentive Fees at the applicable Property (to the extent such Incentive Fees are required under the applicable Property Management Agreement), provided that (A) Lender has either received evidence of payment of Incentive Fees or received invoices evidencing that the Incentive Fees for which such disbursements are requested are due and payable, are in respect of Incentive Fees at the applicable Property, and have not been previously paid; (B) any amounts previously disbursed pursuant to this paragraph have been properly applied; and (C) Lender has received an Officer’s Certificate confirming that the conditions in the foregoing clauses (A) and (B) have been satisfied and that the copies of invoices (to the extent required above) attached to such Officer’s Certificate are true, complete and correct.

(d) The parties hereby expressly agree that, under no circumstance, shall funds in any Incentive Fee Sub-Account be used to fund expenses of any kind incurred at any Property other than the Property to which such Sub-Account corresponds.

9.2.14 Intentionally Omitted.

9.2.15 Current Debt Service Reserve Account. (a) By no later than each Payment Date, the Borrowers shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account into the Current Debt Service Reserve Account in an amount equal to the sum of: (i) the amount necessary to pay any fees and expenses which will be due and payable as of such Payment Date to any trustee, fiscal agent, servicer and/or special servicer, including without limitations, any master servicing fees, sub servicing fees, special servicing fees, servicer advances, work-out fees and reasonable attorneys fees and disbursements, in connection with a prepayment, release of the Property, assumption or modification of the Loan, special servicing or work-out of the Loan or enforcement of the Loan Documents. (“Third Party Securitization Amount”); plus (ii) following any Securitization, the amount necessary to pay any costs which will be due and payable as of such Payment Date and which were incurred in connection with the ongoing rating surveillance being provided by the Rating Agencies in connection with such Securitization (“Rating Agency Securitization Amount”); plus (iii) (a) the amount of all scheduled or past due Debt Service, (b) all amounts paid on account of any prepayment of the Loan, including, without limitation, all Acceleration Prepayment Premiums, if any made by the Borrowers pursuant to Section 2.4.3 hereof and (c) all Proceeds required to be paid to the Lender pursuant to Sections 8.1.2 or 8.1.3 hereof (other than Proceeds to be applied to the restoration or repair of a related Property) (collectively, the “Debt Service Amount”); plus (iv) the amount of all interest, costs, expenses, fees and other amounts which will be due and payable under the Loan Documents as of such Payment Date, other than Debt Service Amounts (“Lender Cost and Expense Amount”). On each Payment Date, funds on deposit in the Current Debt Service Reserve Account shall be applied by Lender to pay the items set forth in preceding clauses (i) through (iv).

9.2.16 Disbursements from the FF&E Reserve Account. (a) The FF&E Reserve Account shall consist of two (2) sub-accounts (such two (2) sub-accounts, which shall each correspond to one Property, each being, a “FF&E Reserve Sub-Account”). The funds in each FF&E Reserve Sub-Account shall not be commingled with any other monies.

(i) By no later than each Payment Date, the Borrowers and Operating Lessees shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account into the FF&E Reserve Account in an amount equal to the Aggregate Monthly FF&E Reserve Amount, and such amount shall be allocated on each Payment Date to the FF&E Reserve Sub-Accounts such that an amount equal to the Monthly FF&E Reserve Amount for the corresponding Property shall be deposited into the corresponding Sub-Account.

(ii) Upon the request of Borrowers and Operating Lessees, Lender will, within five (5) Business Days after the receipt of such request and the satisfaction of the other conditions set forth in this clause (ii), cause disbursements to Borrowers and Operating Lessees from the applicable FF&E Reserve Sub-Account to pay or to reimburse Borrowers and Operating Lessees for actual costs incurred in connection with capital expenditures relating to FF&E at the applicable Property (to the extent such expenditures are not prohibited hereunder and under the applicable Property Management Agreement), provided that (A) Lender has received invoices evidencing that the costs for which such disbursements are requested are due and payable and are in respect of capital expenditures relating to FF&E at the applicable Property, (B) Borrowers and Operating Lessees have applied any amounts previously received by them in accordance with this Section 9.2.16(a) for the expenses to which specific draws made hereunder relate and received any Lien waivers or other releases which would customarily be obtained with respect to the work in question, (C) the applicable Property Manager has theretofore disbursed for capital expenditures relating to FF&E at the applicable Property all amounts it originally reserved in the applicable Hotel Operating Account (or otherwise withheld from disbursement to the Operating Lessees) for such purpose pursuant to the related Property Management Agreement; and (D) Lender has received an Officer’s Certificate confirming that the conditions in the foregoing clauses (A) through (C) have been satisfied and that the copies of invoices and evidence of Lien waivers (to the extent required above) attached to such Officer’s Certificate are true, complete and correct.

Section 9.3. Tax and Insurance Escrow Account.

9.3.1 Establishment. On the Closing Date, Borrowers and Operating Lessees shall establish and maintain with Lender, or if Lender is not a depository institution or if Lender shall otherwise elect, with one or more depository institutions selected by Lender, a separate account (the “Tax and Insurance Escrow Account”) and, by no later than each Payment Date, Borrowers and Operating Lessees shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account into the Tax and Insurance Escrow Account:

(a) one-twelfth (1/12) of the Taxes and Other Charges that are payable by a Borrower or Operating Lessee (except to the extent that such amounts are paid, reserved or set aside for such purpose by the applicable Property Manager) (plus any deficiency in any amounts required to be deposited into a tax and insurance premiums reserve account each month by a Property Manager pursuant to the Agreements with Managers) that Lender reasonably estimates will be payable during the twelve (12) months next ensuing after such Payment Date in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective past due dates, and

(b) at any time when the insurance required to be maintained pursuant to this Agreement is not provided under a Blanket Policy in accordance with Article VIII hereof and the premiums in respect of such Blanket Policy are not paid or caused to be paid at least 3 months before such premiums become due and payable, one-twelfth (1/12) of the Insurance Premiums that are paid by a Borrower or Operating Lessee (except to the extent that such amounts are paid, reserved or set aside for such purpose by the applicable Property Manager) pursuant to any Property Management Agreement or otherwise (plus any deficiency in any amounts required to be deposited into a tax and insurance premiums reserve account each month by a Property Manager pursuant to the Agreements with Managers) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies.

The Tax and Insurance Escrow Account shall be in the name of and under the sole dominion and control of Lender, subject only to Lender’s obligations hereunder to advance funds therefrom in accordance with this Agreement, and no Borrower or Operating Lessee shall have the authority or power to make withdrawals from the Tax and Insurance Escrow Account. Funds in the Tax and Insurance Escrow Account shall not be commingled with any other monies. Borrowers shall pay the costs of establishing and maintaining the Tax and Insurance Escrow Account. On the Closing Date, Borrowers and Operating Lessees shall deposit to the Tax and Insurance Escrow Account an amount (the “Initial Tax and Insurance Escrow Amount”) equal to (i) the product of the next installment of Taxes and Other Charges that are payable by a Borrower or Operating Lessee (rather than the applicable Property Manager) times a fraction, the numerator of which is the number of months in the installment period for such Taxes and Other Charges elapsed as of the Closing Date (rounded up to the nearest integer) and the denominator of which is the number of months in such installment period, and (ii) the product of the next installment of Insurance Premiums that are payable by a Borrower or Operating Lessee (rather than the applicable Property Manager) times a fraction, the numerator of which is the number of months in the installment period for such premiums elapsed as of the Closing Date (rounded up to the nearest integer) and the denominator of which is the number of months in such installment period; provided that if Borrowers and Operating Lessees have a Blanket Policy that covers properties in addition to the Properties, Lender shall have the right to increase the amount required to be deposited into the Tax and Insurance Escrow Account in an amount sufficient to purchase a non-blanket Policy in accordance with the terms of Section 8.1(d)(i) hereof.

9.3.2 Application Generally. To the extent required to be paid by a Borrower with respect to a Property, Lender will apply amounts in the Tax and Insurance Escrow Account either: (x) to pay Taxes and Other Charges and Insurance Premiums required to be paid by Borrowers and Operating Lessees hereunder (and so long as the Tax and Insurance Escrow Account shall have a balance at least equal to the then-payable Taxes, Other Charges and Insurance Premiums, Borrowers shall not be in default hereunder if Lender shall have not so applied such balance to the payment of such Taxes, Other Charges and Insurance Premiums, unless Lender shall have not so applied such balance at the request of Borrowers or Operating Lessees) or (y) to reimburse Borrowers or Operating Lessees for such amounts upon presentation of evidence of payment and an Officer’s Certificate in form and substance satisfactory to Lender, subject, however, to Borrowers’ and Operating Lessees’ right to contest Taxes and Other Charges in accordance with the terms hereof. In making any payment from or to the Tax and Insurance

Escrow Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes and Other Charges) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written notice by Borrowers or Operating Lessees of such inaccuracy, invalidity or other contest, in each case in accordance with Section 5.1(b)(ii) hereof. If the amount in the Tax and Insurance Escrow Account shall exceed the amounts due for Taxes and Other Charges and Insurance Premiums, Lender shall, at its option, return any excess to Borrowers and Operating Lessees or credit such excess against future payments to be made to the Tax and Insurance Escrow Account. Provided no Event of Default has occurred and is continuing, Borrowers and Operating Lessees shall have the right to have Lender apply amounts deposited in the Tax and Insurance Escrow Account on account of Taxes and Other Charges toward the payment of such Taxes and Other Charges prior to their delinquent dates for the purpose of achieving a discount on such Taxes and Other Charges. If at any time Lender determines that the amount in the Tax and Insurance Escrow Account is not or will not be sufficient to pay the items set forth in Sections 9.3.1(a) and 9.3.1(b) above, Lender shall notify Borrowers of such determination and Borrowers shall increase their monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and Other Changes and/or expiration of the Policies, as the case may be.

9.3.3 Tax and Insurance Sub-Account. (a) On the Closing Date, Borrowers and Operating Lessees shall establish and maintain with Lender, or, if Lender is not a depository institution or if Lender shall otherwise elect, with one or more depository institutions selected by Lender, a separate sub-account of the Tax and Insurance Escrow Account (the “Tax and Insurance Sub-Account”). On the Closing Date, Lender shall deposit into the Tax and Insurance Sub-Account an amount equal to $0 (the “Initial Tax and Insurance Sub-Account Amount”)

(b) The parties hereby agree that, if, at any time, the aggregate Taxes, Other Charges and (at any time when insurance required hereunder is not provided under a Blanket Policy) Insurance Premiums estimated by Lender to be payable by or on behalf of the Borrowers and Operating Lessees in respect of the Properties during the ensuing twelve months increases over such aggregate as of the Closing Date, then, in the event of such an increase, by no later than the first Payment Date following such an increase, the Borrowers and Operating Lessees shall deposit, or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account, into the Tax and Insurance Sub-Account, in an amount equal to the Tax and Insurance Incremental Amount at such time. The “Tax and Insurance Incremental Amount” at any time means the positive excess (if any) of (i) an amount equal to one-twelfth of the aggregate Taxes, Other Charges and (at any time when insurance required hereunder is not provided under a Blanket Policy) Insurance Premiums estimated by Lender to be payable by or on behalf of the Borrowers and Operating Lessees in respect of the Properties during the ensuing twelve months, over (ii) the amount then on deposit in the Tax and Insurance Sub-Account.

Section 9.4. Disbursements from the Deposit Account and the Holding Account; Borrowers’ Obligation to Fund Deposit Account.

9.4.1 Disbursements. (a) On each Business Day the Depositary Bank shall transfer all collected and available funds in the Deposit Account to the Holding Account and on each Business Day (or as otherwise provided for in the Deposit Account Agreement), provided no Event of Default has occurred and is continuing, and subject to Section 9.4.2 hereof, Lender shall transfer from the Holding Account (or authorize such transfer) in accordance with the terms of the Deposit Account Agreement, to the extent available therein, the following payments in accordance with the following priorities:

(i) First, to the Tax and Insurance Escrow Account, payment of all amounts in the Holding Account until the amounts required to be deposited in the Tax and Insurance Escrow Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.3 hereof (other than Section 9.3.3(b)) have been so deposited;

(ii) Second, to the Tax and Insurance Sub-Account, payment of all amounts in the Holding Account until the Tax and Insurance Incremental Amount, if any, required to be deposited in the Tax and Insurance Sub-Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.3.3(b) hereof have been so deposited;

(iii) Third, to the Current Debt Service Reserve Account, payment of all amounts in the Holding Account until the Third Party Securitization Amount and the Rating Agency Securitization Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.15 hereof have been so deposited;

(iv) Fourth, to the Current Debt Service Reserve Account, payment of all amounts in the Holding Account until the Debt Service Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.15 hereof has been so deposited;

(v) Fifth, after the occurrence of a Deficiency Payment, payment of all amounts in the Holding Account until the amounts required to be deposited in the Deficiency Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.11 hereof have been so deposited;

(vi) Sixth, to the Current Debt Service Reserve Account, payment of all amounts in the Holding Account until the Lender Cost and Expense Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.15 hereof has been so deposited;

(vii) Seventh, to the FF&E Reserve Account, payment of all amounts in the Holding Account until the amounts required to be deposited in the FF&E Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.16 hereof have been so deposited;

(viii) Eighth, to the Incentive Management Fee Reserve Account, payment of all amounts in the Holding Account until the amounts required to be deposited in the Incentive Management Fee Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.13 hereof have been so deposited;

(ix) Ninth, if a Low DSCR Period then exists, to each applicable Operating Lessee, payment of all amounts in the Holding Account up to the amount necessary to pay all Operating Expenses incurred by or on behalf of such Operating Lessee (or by the applicable Property Manager pursuant to the applicable Property Management Agreement) in accordance, with the Annual Budget described under Section 5.1(q)(ii) (to the extent such Operating Lessee was not previously reimbursed for the same pursuant to this clause (a)(ix) and to the extent the same were not paid by the applicable Property Manager pursuant to the applicable Property Management Agreement); provided that such Operating Lessee shall have delivered to Lender an Officer’s Certificate, dated no less than five (5) days prior to the applicable Business Day, that there is not then outstanding any amount claimed by any creditor to be due and owing from any Borrower or Operating Lessee with respect to Operating Expenses which amount has been outstanding for more than sixty (60) days (except for claims any Borrower is in good faith contesting and in respect of which such Operating Lessee has escrowed 125% of the amount thereof with Lender), and that the amounts disbursed to such Operating Lessee pursuant to this clause (a)(ix) shall be used by such Operating Lessee solely to pay the applicable Operating Expenses (the receipt by the Operating Lessees of such funds pursuant to this clause (a)(ix) shall constitute a representation and covenant by each Operating Lessee that the foregoing provisions of this clause (a)(ix) are accurate);

(x) Tenth, to the extent Lender receives a First Mezzanine Lender Monthly Debt Service Notice, to the First Mezzanine Loan Deposit Account, payment of all amounts in the Holding Account until the First Mezzanine Debt Service Amount required to be deposited in the First Mezzanine Loan Deposit Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to the First Mezzanine Loan Agreement has been so deposited;

(xi) Eleventh, to the extent Lender receives a Second Mezzanine Lender Monthly Debt Service Notice, to the Second Mezzanine Loan Deposit Account, payment of all amounts in the Holding Account until the Second Mezzanine Debt Service Amount required to be deposited in the Second Mezzanine Loan Deposit Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to the Second Mezzanine Loan Agreement has been so deposited; provided, however, to the extent Lender has received a notice from First Mezzanine Lender that an “Event of Default” has occurred and is continuing under any of the First Mezzanine Loan

Documents (a “First Mezzanine Loan Default Notice”) (upon which Lender may conclusively rely without any inquiry into the validity thereof) and until such time as Lender receives a notice from First Mezzanine Lender that such Event of Default is no longer continuing (a “First Mezzanine Loan Default Revocation Notice”), any payments that otherwise would have been made pursuant to this clause to the Second Mezzanine Loan Deposit Account shall instead be made to the First Mezzanine Loan Deposit Account;

(xii) Twelfth, if a Low DSCR Period then exists, to each applicable Borrower or Operating Lessee, payment of all amounts in the Holding Account or Operating Lessee up to the amount necessary to pay all Capital Expenditures incurred by such Borrower or Operating Lessee subject to the applicable Property Management Agreement and in accordance with the Annual Budget described under Section 5.1(q)(ii) (to the extent such Borrower or Operating Lessee was not previously reimbursed for the same pursuant to this clause (a)(xii) and to the extent the same were not paid by the applicable Property Manager pursuant to the applicable Property Management Agreement);

(xiii) Thirteenth, during a Low DSCR Period (if any), to the Low Debt Service Reserve Account, a sum equal to eighty percent (80%) of all available cash flow remaining on deposit in the Holding Account after giving effect to the foregoing payments set forth above in items 9.4.1(a)(i) through (xii); and

(xiv) Fourteenth, if no monetary Default or Event of Default is then continuing, and subject to paragraph (b) immediately below, to such accounts of Borrowers and/or Operating Lessees, as Borrowers and/or Operating Lessees may direct, all amounts remaining in the Holding Account.

(b) Borrowers and Operating Lessees hereby irrevocably direct that all funds in the Holding Account available for distribution to the Borrowers and Operating Lessees pursuant to Section 9.4.1(a)(xiv) and all funds otherwise distributable to Borrowers and Operating Lessees under the Loan Documents, including, without limitation, any Proceeds otherwise available for distribution to the Borrowers and Operating Lessees pursuant to the provisions of this Agreement or any funds otherwise distributable to Borrowers pursuant to the terms of Section 9.2.7 but excluding any amounts that in the ordinary course are due and payable out of any Reserve Account in payment of or reimbursement for payment of any cost or expense for which such Reserve Account has been established (collectively, “Excess Cash Flow”) shall: (i) to the extent Lender has received a First Mezzanine Loan Default Notice and until such time as Lender receives a First Mezzanine Loan Default Revocation Notice, be deposited directly into the First Mezzanine Loan Deposit Account for application as provided in the First Mezzanine Loan Agreement (in lieu of transferring such funds to such accounts of Borrowers as Borrowers may have so directed if Lender had not received such notice from First Mezzanine Lender), (ii) provided Lender has not received a First Mezzanine Loan Default Notice but has received a notice from Second Mezzanine Lender that an “Event of Default” has occurred and is continuing under any of the Second Mezzanine Loan Documents (a “Second Mezzanine Loan Default Notice”) and until such time as Lender receives a notice from Second Mezzanine Lender that such Event of Default is no longer continuing (a “Second Mezzanine Loan Default Revocation

Notice”), be deposited directly into the Second Mezzanine Loan Deposit Account for application as provided in the Second Mezzanine Loan Agreement (in lieu of transferring such funds to such accounts of Borrowers or Operating Lessees as Borrowers or Operating Lessees may have so directed if Lender had not received such notice from Second Mezzanine Lender). The direction set forth in the immediately preceding sentence shall not be changed or terminated without the written consent of each Mezzanine Lender. Notwithstanding any provision herein to the contrary or in any other of the Loan Documents (1) no Mezzanine Loan Default Notice shall be required for the deposit of Proceeds into the respective Mezzanine Loan Deposit Account in accordance with the terms of Sections 8.1.2(b) and (c) hereof, (2) Borrowers and Operating Lessees hereby agree that, if Lender is required to pay any amounts it receives from Borrower or Operating Lessee to any of the Mezzanine Lenders pursuant to an intercreditor agreement, upon notice from Lender that such amounts have been paid over to any of the Mezzanine Lenders, such amounts shall not be deemed a payment by Borrower or Operating Lessee to Lender hereunder and (3), if Lender receives any payment pursuant to the last sentence of Section 9.4.1(b) of any of the Mezzanine Loan Agreements, Lender hereby agrees that it shall recognize such payment as a payment from Borrower or Operating Lessee hereunder.

9.4.2 Obligation to Fund; Deemed Payment. In the event that on any Payment Date the amount in the Holding Account shall be insufficient to make all of the transfers described in Sections 9.4.1(a)(i) through and including (viii) as applicable, Borrowers shall deposit into the Deposit Account on such Payment Date the amount of such deficiency (without the need for any notice or demand from Lender (but subject to the terms of the Deposit Account Agreement)), and if Borrowers shall fail to make such deposit, the same shall be an Event of Default and, in addition to all other rights and remedies provided for hereunder, Lender may disburse and apply the amounts in the Holding Account in such order as Lender may determine. If on any Payment Date the amount in the Holding Account shall be sufficient to make all of the transfers described in Sections 9.4.1(a)(i) through and including (viii) as applicable, Borrowers shall be deemed to have paid the Monthly Debt Service Payment Amount unless Lender is legally constrained from transferring such amount as aforesaid by reason of any insolvency related to any Borrower or any other event.

Section 9.5. No Release if Event of Default Exists. Notwithstanding the terms hereof, in no event shall Lender have any obligation to disburse funds from the Deposit Account, the Holding Account, the Tax and Insurance Escrow Account or any other Reserve Account for so long as an Event of Default shall have occurred and be continuing.

Section 9.6. Grant of Security Interest; Rights upon Default.

(a) Each Borrower and Operating Lessee hereby pledges, assigns and grants a security interest to Lender, as security for payment of all sums due in respect of the Loan and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on such Borrower’s part to be paid and performed, in all of such Borrower’s and Operating Lessee’s right, title and interest in and to the Deposit Account, the Holding Account and each Reserve Account (including, without limitation, the Tax and Insurance Escrow Account), together with the deposits therein, including all interest earned thereon and Permitted Investments held therein. No Borrower or Operating Lessee shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Deposit

Account, the Holding Account or any Reserve Account (including, without limitation, the Tax and Insurance Escrow Account), or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Lender as the secured party, to be filed with respect thereto.

(b) Upon the occurrence and continuation of an Event of Default, Lender may apply amounts in the Deposit Account, the Holding Account and any Reserve Account (including the Tax and Insurance Escrow Account) (or any portion thereof) for any of the following purposes relating to the Loan or Borrowers’ or Operating Lessees’ obligations hereunder or under any other Loan Document, and in any order, as Lender shall elect in its sole discretion: (i) Taxes and Other Charges; (ii) Insurance Premiums; (iii) interest on the unpaid principal balance of the Notes; (iv) amortization of the unpaid principal balance of the Notes; (v) completion of all work required to be performed hereunder; (vi) reimbursement of Lender for all losses and expenses (including reasonable legal fees and disbursements) suffered or incurred by Lender as a result of such Event of Default; (vii) the cost of any necessary or reasonable repair or replacement to any Property; (viii) payment of any amount expended in exercising rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (ix) Operating Expenses; or (x) any other portion of the Debt.

Section 9.7. Lender Not Responsible. Nothing in this Article IX or elsewhere in the Loan Documents shall make Lender responsible for making or completing any work in respect of any Property, or obligate Lender to demand from any Borrower additional sums to make or complete any work.

Section 9.8. Inspections; Undertaking of Work.

(a) Subject to the applicable Property Management Agreement, Borrowers and Operating Lessees shall permit Lender and Lender’s agents and representatives (including any servicer or special servicer in connection with a Securitization or Lender’s engineer, architect or inspector) to enter onto the applicable Property during normal business hours after reasonable notice (subject to the rights of Tenants under the Leases other than the Operating Leases) to inspect the progress of any work being performed by or on behalf of any Borrower or Operating Lessee, including any Alterations, and all materials being used in connection therewith, to examine all plans and shop drawings relating thereto and, upon the occurrence and during the continuance of an Event of Default, to undertake and complete any work required to be undertaken in accordance with the terms hereof. Borrowers shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.8 or the undertaking or completion of work pursuant to this Section 9.8.

(b) Subject to the applicable Property Management Agreement, Lender may inspect the applicable Property in connection with any work undertaken by or on behalf of any Borrower or Operating Lessee at such Property (subject to the limitations set forth in Section 9.8(a) above) prior to disbursing funds, from any Reserve Account or otherwise, for such work. Lender, at Borrowers’ expense, may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts therefor. Borrowers shall pay a reasonable inspection fee for each inspection conducted by a third party.

(c) Borrowers and Operating Lessees shall collaterally assign to Lender, as additional security for the Loan, to the extent permitted, all rights and claims any Borrower or Operating Lessee may have against all Persons supplying labor or materials in connection with any Alterations; provided, however, Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 9.9. Bankruptcy. Each Borrower and Lender hereby acknowledge and agree that upon the filing of a bankruptcy petition by or against any Borrower or Operating Lessee under the Bankruptcy Code, the Reserve Accounts and the Adjusted Operating Income (whether then already in the Reserve Account, or then due or becoming due thereafter) shall be deemed not to be property of the applicable Borrower’s or Operating Lessee’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. In the event, however, that a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Reserve Accounts and the Adjusted Operating Income by each Borrower, Operating Lessee and Lender, the Reserve Accounts and/or the Adjusted Operating Income do constitute property of the applicable Borrower’s or Operating Lessee’s bankruptcy estate, then each Borrower, Operating Lessee and Lender hereby further acknowledge and agree that all such Adjusted Operating Income, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Each Borrower and Operating Lessee acknowledges that Lender does not consent to any Borrower’s or Operating Lessee’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, no Borrower or Operating Lessee shall have the right to use or apply or require the use or application of such cash collateral (i) unless the applicable Borrower or Operating Lessee shall have received a court order authorizing the use of the same, and (ii) the applicable Borrower or Operating Lessee shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

ARTICLE X

DEFAULTS

Section 10.1. Events of Default. (a) Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(i) Payment. If any portion of the Debt is not paid when due (subject to the final sentence of Section 9.4.2 hereof);

(ii) Taxes and Other Charges. If any of the Taxes or Other Charges are not paid prior to the date when the same become delinquent, subject to Borrowers’ right to contest Taxes in accordance with Section 5.1(b)(ii) hereof and subject to Section 9.3.2(x) hereof;

(iii) Insurance Policies. (x) If the Policies are not kept in full force, or (y) if the Policies or insurance certificates or other evidence of insurance acceptable to Lender are not delivered to Lender within ten (10) days after written notice thereof from Lender;

(iv) Transfers. If (A) any Borrower or Operating Lessee transfers or encumbers all or any portion of any Property, except as permitted herein, (B) any direct or indirect interest in any Borrower is transferred or assigned, other than, in each case, for Permitted Encumbrances or as is permitted in Section 6.1(i) hereof, or (C) Sponsor shall make any transfer in violation of Section 6.1(i) or otherwise violate the provisions of Section 6.1(i);

(v) Representations. If any representation or warranty made by any Borrower or Operating Lessee herein or in any other Loan Document shall be false in any material respect as of the date the representation or warranty was made and, with respect to any such false statement that is reasonably susceptible to cure and does not have a Material Adverse Effect with respect to any Property, the Liens intended to be created by the Loan Documents thereon or any other collateral or the Single Purpose Entity structure of any Borrower is not cured within thirty (30) days after receipt by Borrower of notice thereof;

(vi) Inability to Pay Debts. If any Borrower or Operating Lessee shall make an assignment for the benefit of creditors, or if any Borrower shall generally not be paying its debts as they become due or has admitted in writing its inability to pay its debts;

(vii) Bankruptcy. If a receiver, liquidator or trustee shall be appointed for any Borrower or Operating Lessee or if any Borrower or Operating Lessee shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower or Operating Lessee, or if any proceeding for the dissolution or liquidation of any Borrower or Operating Lessee shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower or Operating Lessee, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) Prohibited Assignment. If any Borrower or Operating Lessee attempts to assign its respective rights under this Agreement or under any other Loan Document or any interest herein or therein in contravention of this Agreement or any of the Loan Documents;

(ix) Breach of Covenant. If any Borrower or Operating Lessee breaches any of its negative covenants contained in Section 6.1 hereof or if any Borrower or Operating Lessee breaches any covenant contained in Section 4.1(bb) hereof and, if the same is susceptible of cure, the same is not cured within fifteen (15) days after written notice thereof from Lender; provided that no cure of a breach of any covenant contained in Section 4.1(bb) hereof shall be effective unless Borrowers cause to be delivered to Lender an opinion as to non-consolidation in form and substance and from counsel reasonably satisfactory to Lender, which opinion takes into account such breach;

(x) Default under Other Loan Documents. If an Event of Default as defined or described in any of the other Loan Documents occurs, or if any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt in accordance with the terms of any such Loan Document;

(xi) Failure to Deposit Reserve Payments. Subject to the final sentence of Section 9.4.2 hereof, if any Borrower shall be in default of its obligations to make deposits into the Tax and Insurance Escrow Account, or any of the other Reserve Accounts or in any other reserve or escrow account required hereunder; or

(xii) Covenant Defaults. If any Borrower or Operating Lessee shall continue to be in default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xi) above, for ten (10) days after notice to Borrowers from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and Borrowers or Operating Lessees shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrowers or Operating Lessees in the exercise of due diligence to cure such Default, but the aggregate cure period under this subsection (xii) shall not exceed one hundred and twenty (120) days.

(xiii) Property Management Agreements; Material Agreements. (a) If any Borrower or Operating Lessee shall be in default in any material respect under any Property Management Agreement, Operating Lease or Material Agreements to which it is party, subject to any applicable cure periods set forth therein or (b) if any Property Management Agreement shall be terminated and an Acceptable Property Manager is no longer managing the Property pursuant to an Acceptable Property Management Agreement, unless, subject to Section 6.1(a), contemporaneously with such termination the applicable Borrower enters into an Acceptable Property Management Agreement with an Acceptable Property Manager.

(xiv) Mezzanine Loan Prepayment Default. If any prepayment (other than a Directed Paydown) of all or any portion of any Mezzanine Loan pursuant to Section 2.4.2 of the applicable Mezzanine Loan Agreement is made and no Prepayment of the Loan in an amount equal to the Required Senior Loan Prepayment Amount is simultaneously made.

(xv) Intentionally Omitted.

(b) Upon the occurrence and during the continuation of an Event of Default and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement or any other Loan Document, or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against any Borrower and in and to all or any part of a Property, including, without limitation, declaring the Debt to be immediately due and payable (provided, however, with respect to an Event of Default described in clause (vi), (vii) or (viii) above, the Debt and all other obligations of any Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and each Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding), and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against any Borrower and all or any portion of a Property, including all rights or remedies available at law or in equity.

(c) Upon the occurrence and during the continuation of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on any Borrower and without releasing any Borrower from any obligation hereunder, take any action to cure such Event of Default. Lender may enter upon any Property upon reasonable notice to Borrowers for such purposes or appear in, defend, or bring any action or proceeding to protect their interests and the interests of Lender in such Property or to foreclose the applicable Mortgage or collect the Debt. The costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys’ fees to the extent permitted by law), with interest at the Default Rate for the period after notice from the Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Debt, shall be secured by the Mortgages and the other Loan Documents and shall be due and payable to Lender upon demand therefor.

(d) Notwithstanding anything contained herein or in the other Loan Documents, if an Event of Default is caused by a Default in respect of a Property (such as, without limitation, a Default arising from an inability to maintain a material license for the operation of a Property), then, provided (i) Lender shall have not accelerated the Loan, and (ii) the elimination of such Property from the collateral securing the Loan and from the ownership of Borrowers would eliminate the condition or circumstance giving rise to the Event of Default, then Borrowers may, after the expiration of the Lockout Period, by notice to Lender, elect to prepay the Loan in the manner provided in (and subject to the requirements of) Section 2.4 in an amount equal to the Release Amount of such Property, so as to obtain the release thereof from the Lien of the applicable Mortgage pursuant to Section 2.5, together with accrued interest in respect of such amount through the end of the applicable Interest Accrual Period. Upon such prepayment and release, such Event of Default shall be deemed cured hereunder.

Section 10.2. Remedies. Upon the occurrence and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against any Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, any Borrower or at law (including, without limitation, an action for collection) or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of a Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, each Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against each Property and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

Section 10.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against any Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence and during the continuation of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to a Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default with respect to any Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE XI

PROPERTY MANAGEMENT

Section 11.1. Property Management.

(a) Each Borrower or Operating Lessee represents, warrants and covenants that each Property shall at all times be managed by an Acceptable Property Manager pursuant to an Acceptable Property Management Agreement.

(b) Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, except as provided in this Section 11.1(b), no Borrower or Operating Lessee may amend, modify, supplement, alter or waive any right under any Property Management Agreement without the receipt of a Rating Confirmation. Without the receipt of a Rating Confirmation, a Borrower or Operating Lessee shall be permitted to make any nonmaterial modification, change, supplement, alteration or amendment to any Property Management Agreement and to waive any nonmaterial rights thereunder, provided that no such modification, change, supplement, alteration, amendment or waiver shall affect the cash management procedures set forth in the Property Management Agreements or the Loan Documents, decrease the cash flow of the applicable Property covered thereunder, adversely affect the marketability of the applicable Property covered thereunder, change the definitions of

“default” or “event of default,” change the definitions of “operating expense” or words of similar meaning to add additional items to such definitions, change the definitions of “owner’s distribution” or “owner’s equity” or “debt service amount” or words of similar meaning so as to reduce the payments due the related Borrower or Operating Lessee thereunder, change the timing of remittances to the related Borrower thereunder, increase or decrease reserve requirements, change the term of such Property Management Agreement or increase any Management Fees payable under such Property Management Agreement.

(c) A Borrower or Operating Lessee may enter into a new Property Management Agreement with an Acceptable Property Manager upon receipt of a Rating Confirmation with respect to such Property Management Agreement.

(d) Borrower and Operating Lessee hereby agrees that subject to the terms of the respective Property Management Agreement, Agreements with Managers and Acceptable Property Management Agreements, Lender shall have the right to terminate and replace property managers subsequent to (i) an Event of Default under this Agreement and (ii) an acceleration of the Loan.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Notes, and shall continue in full force and effect so long as all or any of the Debt of Borrowers is outstanding and unpaid. Whenever in this Agreement any Person is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such Person (provided that the foregoing shall not be deemed to permit any transfer of any ownership interest that is otherwise prohibited hereunder). All covenants, promises and agreements in this Agreement contained, by or on behalf of any Borrower, shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

Section 12.2. Permitted Investments; Eligible Accounts; Eligible Institutions. Lender shall invest any amounts to be held by Lender in accordance with the terms of this Agreement or any other Loan Document (other than amounts held in the Deposit Account, which may be an interest bearing account), pending the application of such amounts to the purposes herein or therein provided, in one of the Permitted Investments as directed by Borrowers from time to time (provided no Event of Default has occurred and is continuing); or Lender from time to time (if any Event of Default has occurred and is continuing). Lender shall not be responsible for its inability to invest funds received after 1:30 p.m. New York City time, but shall invest such sums on the following Business Day. After application to the purposes for which any amounts invested pursuant to this Section 12.2 are held and so long as no Event of Default has occurred and is continuing hereunder, any investment income earned from such investments shall be paid to Borrowers. All accounts maintained hereunder, including the Deposit Account, the Holding Account, the Tax and Insurance Escrow Account and the other Reserve Accounts, shall, at Lender’s election, be Eligible Accounts. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other instrument. Each Eligible Account (A) shall be a separate and identifiable account from all other funds held by the holding institution, (B) shall be established and maintained in the name of the Lender (and subsequent to any Securitization, shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the holders of the Notes), (C) shall be under the sole dominion and control of Lender, and should contain only funds held for its benefit. Following a rating downgrade, withdrawal, qualification or suspension of an Eligible Institution which maintains an Eligible Account each such Eligible Account must promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying Eligible Institution. The out-of-pocket costs reasonably incurred in establishing and maintaining any account or reserve held by Lender pursuant to this Agreement or any other Loan Document shall be borne by Borrowers.

Section 12.3. Governing Law; Consent to Jurisdiction.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, PURSUANT TO § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND LENDER AND EACH BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND LENDER AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER HEREBY WAIVES THE JURISDICTION OF ANY OTHER COURTS THAT MAY CORRESPOND TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT CORPORATION SERVICE COMPANY, WITH OFFICES AT 1133 AVENUE OF THE AMERICAS, SUITE 3100, NEW YORK, NY 10036, OR AT SUCH OTHER OFFICE IN NEW YORK, NEW YORK, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL

PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF ANY BORROWER MAILED OR DELIVERED TO ANY BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 12.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Notes, or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any Borrower, shall entitle a Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Notes or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 12.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:

German American Capital Corporation

60 Wall Street

New York, New York 10005

Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Harvey R. Uris, Esq.

If to any Borrower:

c/o Strategic Hotel Capital, L.L.C.

77 West Wacker, Suite 4600

Chicago, Illinois 60601

Attention: Chief Financial Officer and General Counsel

with a copy to:

Perkins Coie LLP

131 South Dearborn Street, Suite 1700

Chicago, IL 60603-5559

Attention: Bruce Bonjour, Esq.

with a copy to:

IHG Management (Maryland) LLC

c/o InterContinental Hotels Group Resources, Inc.

8844 Columbia 100 Parkway

Columbia, Maryland 21045

Attention: General Manager

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.

Section 12.7. Trial by Jury. LENDER AND EACH BORROWER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, WHETHER IN CONTRACT OR IN TORT, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS

WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF LENDER AND EACH BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND EACH BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 12.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 12.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.10. Preferences. Subject to Article IX hereof, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the obligations of Borrowers hereunder. To the extent any Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.11. Waiver of Notice. No Borrower shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrowers.

Section 12.12. Remedies of Borrowers. In the event that a claim or adjudication is made that Lender or its agents, including any servicer or special servicer in connection with a Securitization, have acted unreasonably or unreasonably delayed (or refrained from), acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each Borrower agrees that neither Lender nor its agents, including any servicer and special servicer in connection with a Securitization, shall be liable for any monetary damages, and Borrowers’ sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment, except in any instance in which it has been finally determined that Lender’s action, delay or inaction has constituted gross negligence, fraud, willful misconduct or an illegal act.

The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 12.13. Expenses; Indemnity. (a) Each Borrower covenants and agrees to reimburse Lender upon receipt of written notice from Lender for all (i) Lender Expenses; (ii) costs and expenses reasonably incurred by Lender in connection with (A) Borrowers’ ongoing performance of and compliance with Borrowers’ respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by any Borrower or by Lender; (C) filing and recording fees and expenses, title insurance and reasonable fees and disbursements of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrowers, this Agreement, the other Loan Documents or any other security given for the Loan or the Properties; and (E) enforcing any obligations of or collecting any payments due from any Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided , however, that Borrowers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrowers within thirty (30) days after demand may be paid from any amounts in the Holding Account, with notice thereof to Borrowers. Notwithstanding the foregoing, except as provided in Article XIII herein, Borrower shall not be required to pay (and Lender shall promptly reimburse Borrower for) any costs or expenses relating to the securitization, syndication or sale of participation interests in the Loan, other than Borrower’s internal costs and expenses and the fees and disbursements of Borrower’s counsel with the review of any documentation related to such transactions and the delivery of legal opinions (other than a 10(b)(5) opinion) in connection with any such securitization, syndication or sale or participation interests in the Loan, provided Borrowers and Mezzanine Borrowers shall not be required to incur unreimbursed third party costs and expenses in excess of $10,000 in the aggregate with all other such expenses incurred by Borrowers and Mezzanine Borrowers with respect to the Mezzanine Loans.

(b) Borrowers shall indemnify and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of any breach by any Borrower of its obligations under, or any misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents; provided, however, no Borrower shall be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrowers within ten (10) days after demand may be paid from any amounts in the Holding Account, with notice thereof to Borrowers.

Section 12.14. Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Notes and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by a Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Borrower.

Section 12.16. No Joint Venture or Partnership. Borrowers and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrowers and Lender nor to grant Lender any interest in the Properties other than that of mortgagee or lender.

Section 12.17. Publicity. All news releases, publicity or advertising by any Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Loan purchaser, the servicer or the trustee in a Securitization shall be subject to the prior written approval of Lender.

Section 12.18. Waiver of Marshalling of Assets. To the fullest extent Borrowers may legally do so, each Borrower waives all rights to a marshalling of the assets of Borrowers, Borrowers’ partners, if any, and others with interests in Borrowers, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any one or more of the Properties for the collection of the related Debt without any prior or different resort for collection, of the right of Lender or any deed of trust trustee to the payment of the related Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgage, any equitable right otherwise available to any Borrower which would require the separate sale of portions of a Property.

Section 12.19. Waiver of Counterclaim. Each Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including any servicer and special servicer in connection with a Securitization.

Section 12.20. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Section 12.21. Brokers and Financial Advisors. Each Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrowers hereby indemnify Lender and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Borrower in connection with the transactions contemplated herein. The provisions of this Section 12.21 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

Section 12.22. No Third Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and the Borrowers, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein; provided, however, that it is hereby agreed by Lender and Borrowers that the provisions of Section 9.4.1(b) and the provisions of Sections 8.1.2(b) and (c) and 9.2.7 (to the extent they relate to disbursements of funds to any Mezzanine Loan Deposit Account and/or to pay amounts owed in connection with the Mezzanine Loans) are intended to confer upon Mezzanine Lenders the right to insist upon and to enforce the performance and observance of the obligations expressly set forth therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 12.23. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between any Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 12.24. Exculpation. Anything contained herein, in the Notes or in any other Loan Document to the contrary notwithstanding (except as set forth in the balance of this Section or in the Environmental Indemnity), no recourse shall be had for the payment of the principal or interest on the Notes or for any other portion of the Debt hereunder or under the other Loan Documents against (i) any Affiliate, parent company, trustee or advisor of any Borrower or owner of a direct or indirect Beneficial or equitable interest in a Borrower or Sponsor, any member in any Borrower, or any partner, shareholder or member therein (other than against Sponsor pursuant to the Sponsor Indemnity Agreement); (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), individual or entity to which any ownership interest in any Borrower shall have been transferred; (iv) any purchaser of any asset of any Borrower; or (v) any other Person (except Borrowers), for any deficiency or other sum owing with respect to the Notes or the Debt. It is understood that the Notes and the Debt (except as set forth in the balance of this Section 12.24 and in the Environmental Indemnity) may not be enforced against any Person described in clauses (i) through (v) above (other than against Sponsor pursuant to the Sponsor Indemnity Agreement as set forth in clause (i) above) and Lender agrees not to sue or bring any legal action or proceeding against any such Person in such respect. Notwithstanding the foregoing, the foregoing shall not: (a) prevent recourse to the Borrowers or the assets of any Borrower, or enforcement of the Mortgages or other instrument or document by which Borrowers are bound pursuant to the Loan Documents; (b) estop Lender from instituting or prosecuting a legal action or proceeding or otherwise making a claim against Borrower as a result of any of the following or against the Person or Persons committing any of the following: (i) fraud or intentional misrepresentation by any Borrower or Operating Lessee in connection with the Loan, (ii) the misappropriation by any Borrower or Operating Lessee or any Affiliate of Borrower or Operating Lessee of any Proceeds (including, without limitation, any Rents and any security deposits), (iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, (iv) any transfer in violation of Section 6.1(i) or otherwise violate the provisions of such Section 6.1(i), (v) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of all or any part of the Property, the Deposit Account, the Holding Account, the Reserve Accounts or the Rate Cap Agreement being encumbered by a Lien (other than pursuant to the Loan Documents in favor of Lender) in violation of the Loan Documents, (vi) physical damage to any Property from intentional waste committed by any Borrower or Operating Lessee or any Affiliate of any Borrower or Operating Lessee, (vii) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the failure of any Borrower and/or Operating Lessee to comply with any of the provisions of Article XIV hereof, (viii) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Lender, in the event (and arising out of such circumstances) that (x) any Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by Lender relative to the Property, the Deposit Account, the Holding Account, the Reserve Accounts or assignment of any Borrower’s rights to the Interest Rate Cap Agreement (including the right to receive any proceeds derived therefore) or any part thereof which is found by a court to have been raised by any Borrower or Operating Lessee in bad faith or to be wholly without basis in fact or law, or (y) an involuntary case is commenced against any Borrower or Operating Lessee under the Bankruptcy Code with the collusion of any Borrower or Operating Lessee, Sponsor or any of their Affiliates or (z) an order for relief is entered with respect to any Borrower or Operating Lessee under the Bankruptcy Code through the actions of any Borrower or Operating Lessee, Sponsor or any of their Affiliates, (ix) any loss, damage, cost or expense incurred by or on behalf of Lender (including, by (i) any successor and or assign of Lender or (ii)

any nominee, designee or purchaser of any portion of the Loan or Properties in connection with a foreclosure or deed in lieu of foreclosure transaction) by reason of the failure of any Borrower to complete and pay for the work set forth on attached Exhibit E at the Properties; or (x) attorney’s fees, costs and expenses incurred by Lender, its agent or any servicer of the Loan in connection with any successful suit by Lender to enforce the terms of the Loan Documents; or (c) estop Lender from enforcing its rights under the indemnity agreement being executed concurrently herewith by the Sponsor in favor of the Lender, for losses caused by any of the foregoing items set forth in section (b) above. Borrower hereby agrees that notwithstanding any provision to the contrary herein or in any other Loan Document, to the extent otherwise permitted by law, its obligations pursuant to clause (b)(x) of this Section shall survive the full repayment of the Loan and/or the passage of title to all or any portion of the Properties to Lender.

Notwithstanding the foregoing, (i) Lender agrees that its sole recourse against any Operating Lessee for such Operating Lessee’s obligations hereunder or under the other Loan Documents shall be to the collateral owned by such Operating Lessee and pledged to Lender pursuant to the terms of the Loan Documents and (ii) the total liability of any Borrower under this Agreement, the Notes, the Mortgages or any of the other Loan Documents shall not:

(i) at any time during the period from the Closing Date to a date one year and a day after the Closing Date exceed the sum of (A) the Allocated Loan Amount for the Property or Properties as being owned by such Borrower plus (B) such Borrower’s Net Worth on the date hereof, less (C) $1,000, and

(ii) at any time after the period referred to in clause (i) above exceed the sum of (A) the Allocated Loan Amount for the Properties as being owned by such Borrower plus (B) the greater of such Borrower’s Net Worth on the date hereof and such Borrower’s Net Worth on the date such determination is being made (it being understood that for purposes of determining such Borrower’s Net Worth on any date subsequent to the date that is one year and a day after the Closing Date, such Borrower’s liabilities shall only include liabilities that are permitted under the terms of the Loan Documents), less (C) $1,000.

For purposes of the foregoing, “Net Worth” of a Borrower shall mean the positive net worth of such Borrower, based on the sum of (x) the fair saleable value of its assets (determined after giving effect to distributions, if any, by such Borrower to such Borrower’s partners, members or other equity investors, as applicable, of the proceeds of the Loan received by such Borrower on account of the issuance of the Notes and determined in accordance with applicable laws governing determinations of the insolvency of debtors), less (y) its liabilities (determined as in clause (x) above), including a portion of the Loan (as applicable) equal to the Allocated Loan Amount for the Property or Properties identified on Schedule A as being owned by such Borrower, but excluding amounts payable under this Agreement, the Loan Documents, the Notes, the Mortgages and any other Loan Documents in excess of such Allocated Loan Amount.

Section 12.25. Loan Assignability. The Loan, and Lender’s rights, remedies and privileges hereunder and the other Loan Documents, shall be assignable by Lender at any time and from time to time, in whole or in part, in Lender’s discretion. In addition, Lender may participate to one or more Persons all or any portion of its rights and obligations hereunder and the other Loan Documents (including without limitation, all or a portion of the Notes) utilizing such documentation to evidence such participation and the parties’ respective rights thereunder as Lender, in its sole discretion, shall elect. Each assignee pursuant to this Section may sell participations to one or more Persons (other than Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations hereunder and the other Loan Documents (including, without limitation, all or a portion of the Notes held by it); provided, however, that (i) such assignee’s obligations hereunder and the other Loan Documents shall remain unchanged, (ii) such assignee shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such assignee shall remain the holder of any such Notes for all purposes of hereunder and the other Loan Documents, and (iv) Borrower, Lender and the assignees pursuant to this Section shall continue to deal solely and directly with such assignee in connection with such assignee’s rights and obligations hereunder and the other Loan Documents. In the event that more than one (1) party comprises Lender, Lender shall designate one party to act on the behalf of all parties comprising Lender in providing approvals and all other necessary consents under the Loan Documents and on whose statements Borrower may rely. Prior to the transfer of any interest in the Loan to any Person, such Person shall be required by the transferor of such interest to deliver to such transferor a certificate executed by an authorized signatory for such Person making a representation that such transfer will not result in a prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code for which no exemption is available. Except as expressly set forth in Section 6.1(i)(ii), no Borrower may sell, assign or transfer any interest in the Loan Documents or any portion thereof (including, without limitation, any Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder).

Section 12.26. Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to any Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform any Borrower or any third party of (a) the existence, quality, adequacy or suitability of appraisals of any Property or any other collateral, (b) any environmental report, or (c) any other matters or items, including, but not limited to, engineering, soils and seismic reports which are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to any Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

Section 12.27. Contribution Among Borrowers.

(a) Contribution. To provide for just and equitable contribution among Borrowers, if any payment is made by a Borrower (a “Funding Borrower”) hereunder or under the Notes or any other Loan Document in respect of the Obligations such Funding Borrower shall be entitled to a contribution from other Borrowers for all payments, damages and expenses incurred by such Funding Borrower under or in connection with such Obligations, such contributions to be made in the manner and to the extent set forth below. Any amount payable as a contribution under this Agreement shall be determined as of the date on which the related payment is made by a Funding Borrower.

(b) Calculation of Contributions. Each payment made by a Funding Borrower shall be allocated among the Borrowers as follows: (1) each payment of principal allocated to an individual Property (and interest related thereto) pursuant to this Agreement shall be allocated to the Borrower that owns such Property; (2) any damage, expense or other payment attributed to an individual Property shall be allocated to the Borrower that owns such Property; and (3) any payment not described in (1) or (2) shall be allocated among Borrowers in the same ratio as the Allocated Loan Amount at the time such payment is made. Subject to Section 12.27(c), any amount so allocated to a Borrower that is not the Funding Borrower shall be promptly paid by such Borrower to the Funding Borrower. Notwithstanding the foregoing, any application of principal shall not result in any change in the Allocated Loan Amount of any Property.

(c) Rights to Contribution Subordinated. Each Borrower agrees that all of its rights to receive contribution under this Section 12.27 (whether for payments, damages, expenses or otherwise) and all of its rights, if any, to be subrogated to any of the rights of Lender shall be subordinated in right of payment (in liquidation or otherwise) to the prior payment in full in cash of all of the obligations of the Borrowers in respect of the Debt (whether for principal, interest, premium or otherwise). If any amount shall at any time be paid to a Borrower on account of such rights of contribution or subrogation, or in contravention of the provisions of this Section 12.27(c) at any time, such amount shall be held in trust, segregated from the other assets of such Borrower, for the benefit of the Lender and shall promptly be paid to the Lender. The foregoing shall constitute a continuing offer to, and agreement with, all persons that from time to time may become holders of, or continue to hold, obligations under this Agreement, and the provisions of the foregoing sentence are made for the benefit of such holders and such holders, as third party beneficiaries hereunder, are entitled to enforce such provisions.

Section 12.28. Joint and Several Obligations.

(a) Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, until such time (if ever) as a Borrower is released pursuant to Section 2.5.3, the obligations of the Borrowers hereunder shall be joint and several.

(b) Each Borrower’s obligations hereunder shall remain outstanding until all Debt has been paid in full, or such Borrower is released pursuant to Section 2.5.3, whichever first occurs.

(c) No payment or payments with respect to the obligations of any Borrower hereunder made by any other Borrower or any other Person or received or collected by the Lender from such other Borrower or such other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Debt or any release of security hereunder shall be deemed to modify, reduce, release or otherwise affect the primary liability of such Borrower in respect thereof.

(d) If any amount shall at any time be paid to a Borrower on account of such rights of contribution or subrogation, in contravention of the provisions of this Section 12.28 at any time, such amount shall be held in trust, segregated from the other assets of such Borrower, for the benefit of the Lender and shall promptly be paid to the Lender.

Section 12.29. Lender’s Rights. The rights of “Lender” under this Agreement with respect to any time shall mean the rights of each and every Lender at such time.

ARTICLE XIII

SERVICE PROVIDERS

Section 13.1. Retention of Servicer, Securitization Trustee. Lender reserves the right to retain a servicer (as well as a special servicer) prior to or in connection with any Securitization to act as its agent with respect to the Loan and the Loan Documents with such powers as are specifically delegated to the servicer (or such special servicer) by Lender, whether pursuant to this Agreement, a servicing agreement, the Deposit Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Lender shall designate and appoint GMAC Commercial Mortgage as sub-servicer for the master servicer of the Loan. Borrowers shall be responsible for the payment of such servicers’ and sub-servicer’s fees and expenses for servicing, master servicing or subservicing, including, without limitation, any fee or expense for any special servicing Lender reasonably deems to be required and any fees and expenses of such servicers, including, without limitation, in connection with a release of any Property, satisfaction of any Mortgage, assumption of the Loan, modification of the Loan made at Borrowers’ request, any requests by Borrowers for waivers or consents, protective advances, and the enforcement of the Loan Documents. Borrowers shall have the right to rely on any notices given by any servicer with the same force and affect as if Lender had given such notices. In addition, in connection with a Securitization, Lender reserves the right to retain a Securitization trustee for the benefit of the holders of the Notes. Borrowers shall pay all costs associated with the retention and ongoing services provided by the Securitization trustee pursuant to any indenture or similar document.

Section 13.2. Rating Surveillance. Lender will have the right to retain the Rating Agencies to provide rating surveillance services in connection with or prior to a Securitization and the annual cost of such ongoing surveillance will be at the expense of the Borrowers.

ARTICLE XIV

SECURITIZATION

Section 14.1. Sale of Note and Securitization. At the request of Lender and, to the extent not already required to be provided by Borrowers and Operating Lessees under this Agreement, Borrowers or Operating Lessees shall use reasonable efforts to satisfy the market standards which may be reasonably required in the marketplace or by the Rating Agencies in connection with the Securitization of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the Note and this Agreement, including using reasonable efforts to do (or cause to be done) the following (but Borrowers and Operating Lessees will not in any event be required to incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations than as currently set forth in the Loan Documents and (ii) except as set forth in Section 12.13, or Article XIII, any expense or any liability:

14.1.1 Provided Information. (i) Provide such non-confidential financial and other information (but not projections) with respect to the Property, Borrowers, Operating Lessees and Property Managers to the extent such information is reasonably available to Borrowers, Operating Lessees or Property Managers, (ii) provide business plans (but not projections) and budgets relating to the Property, to the extent prepared by the Borrowers or Property Managers and (iii) cooperate with the holder of the Note (and its representatives) in obtaining such site inspection, appraisals, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or reasonably requested by the Rating Agencies (all information provided pursuant to this Section 14.1 together with all other information heretofore provided to Lender in connection with the Loan, as such may be updated, at Borrower’s or Operating Lessee’s request, in connection with a Securitization, or hereafter provided to Lender in connection with the Loan or a Securitization, being herein collectively called the “Provided Information”);

14.1.2 Updates to Opinions of Counsel. Shall use reasonable efforts to cause to be rendered such customary updates or customary modifications to the opinions of counsel delivered at the closing of the Loan as may be reasonably requested by the holder of the Note or the Rating Agencies in connection with the Securitization (it being agreed that in no event shall Borrower or Operating Lessee be obligated to deliver an opinion of counsel with respect to “true sale”, “ or no fraudulent conveyance” matters). Borrowers’ or Operating Lessees’ failure to use reasonable efforts to deliver or cause to be delivered the opinion updates or modifications required hereby within twenty (20) Business Days after written request therefor shall constitute an “Event of Default” hereunder.

14.1.3 Modifications to Loan Documents. Execute such amendments to the Mortgage and Loan Documents as may be reasonably requested by Lender or the Rating Agencies in order to achieve the required rating or to effect the Securitization (including, without limitation, modifying the Payment Date to a date other than as originally set forth in this Agreement), provided, that nothing contained in this Section 14.1.3 shall result in any economic or other material adverse change in the transaction contemplated by the Loan Documents (unless Borrowers and Operating Lessees are made whole by the holder of Note) or result in any operational changes that are unduly burdensome to the Properties, Borrowers or Operating Lessees.

Notwithstanding anything to the contrary contained herein, neither Borrower nor Operating Lessee shall be required to modify any Loan Document or organizational document in a manner which would increase Borrowers’ or Operating Lessees’ obligations or have adverse effect whatsoever on Borrowers or Operating Lessees (other than to a de-minimis extent).

Section 14.2. Cooperation with Rating Agencies. Borrowers and Operating Lessees shall (i) at Lender’s request, meet with representatives of such Rating Agencies at reasonable times to discuss the business and operations of the Property, and (ii) cooperate with the reasonable requests of the Rating Agencies in connection with the Property and (iii) gather any reasonable environmental information reasonably required by the Rating Agencies in connection with the Securitization.

Section 14.3. Securitization Financial Statements. Borrowers and Operating Lessees acknowledge that all such financial information delivered by Borrowers or Operating Lessees to Lender pursuant to Section 5.1(j) may, at Lender’s option, be delivered to the Rating Agencies.

Section 14.4. Securitization Indemnification.

14.4.1 Disclosure Documents. Each of Borrowers and Operating Lessees understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including a prospectus or private placement memorandum or a public registration statement (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, upon request, each of Borrowers and Operating Lessees will reasonably cooperate with the holder of the Note in updating the Provided Information for inclusion or summary in the Disclosure Document by providing all current information pertaining to Borrowers, Operating Lessees and the Properties necessary to keep the Disclosure Documents accurate and complete in all material respects with respect to such matters.

14.4.2 Indemnification Certificate. In connection with each of (x) a preliminary and a private placement memorandum, or (y) a preliminary and final prospectus, as applicable, each of Borrowers and Operating Lessees agree to provide, at Lender’s reasonable request, an indemnification certificate:

(i) certifying that each of Borrowers and Operating Lessees have carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Lender for Borrowers’ or Operating Lessees’ review pertaining to Borrowers, the Operating Lessees, the Properties, the Loan and/or the Provided Information) and insofar as such sections or portions thereof specifically pertain to Borrowers, the Operating Lessees, the Properties, the Provided Information or the Loan, (the “Relevant Portions”), the Relevant Portions do not (except to the extent specified by Borrowers or Operating Lessees if Borrowers or Operating Lessees do not agree with the statements therein), as of the date of such certificate, to Borrowers’ or Operating Lessees’ actual knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and

(ii) indemnifying Lender, Deutsche Bank Securities, Inc., and the Affiliates of Deutsche Bank Securities, Inc. (collectively, “DBS”) that have filed the Disclosure Document relating to the Securitization, each of its directors, each of its officers who have signed the Disclosure Document and each person or entity who controls DBS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “DBS Group”), and DBS, together with the DBS Group, each of their respective directors and each person who controls DBS or the DBS Group, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange

Act (collectively, the “Underwriter Group”) for any actual, out-of-pocket losses, third party claims, damages (excluding lost profits, diminution in value and other consequential damages) or liabilities arising out of third party claims (the “Liabilities”) to which any member of the Underwriter Group may become subject to the extent such Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Relevant Portions or arise out of or are based upon the omission by Borrower or Operating Lessee to state therein a material fact required to be stated in the Relevant Portions in order to make the statements in the Relevant Portions or in light of the circumstances under which they were made, not misleading (except that (x) Borrowers’ or Operating Lessees’ obligation to indemnify in respect of any information contained in a preliminary or final registration statement, private placement memorandum or preliminary or final prospectus that is derived in part from information provided by Borrowers or Operating Lessees and in part from information provided by others unrelated to or not employed by Borrowers or Operating Lessees shall be limited to any untrue statement or omission of material fact therein known to Borrowers or Operating Lessees that results directly from an error in any information provided (or which should have been provided) by Borrowers or Operating Lessees which either of Borrowers or Operating Lessees have been given the opportunity to examine and reasonably and promptly approve and (y) Borrowers and Operating Lessees shall have no responsibility for the failure of any member of the Underwriting Group to accurately transcribe written information supplied by Borrowers or Operating Lessees or to include such portions of the Provided Information).

(iii) Each of Borrowers’ and Operating Lessees’ liability under clauses (a) and (b) above shall be limited to Liabilities arising out of or based upon any such untrue statement or omission by Borrowers or Operating Lessees made therein in reliance upon and in conformity with information furnished to Lender by, or furnished at the direction and on behalf of Borrowers in connection with the preparation of those portions of the registration statement, memorandum or prospectus pertaining to Borrowers, Operating Lessees, the Properties or the Loan, including financial statements of Borrowers or Operating Lessees and operating statements with respect to the Properties. This indemnity agreement will be in addition to any liability which Borrowers or Operating Lessees may otherwise have.

(iv) Promptly after receipt by an indemnified party under this Article XIV of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article XIV, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Article XIV of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or in conflict with those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party. The indemnifying party shall not be liable for the expenses of separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in conflict with those available to another indemnified party.

(v) In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in this Article XIV is for any reason held to be unenforceable by an indemnified party in respect of any actual, out-of-pocket losses, claims, damages or liabilities relating to third party claims (or action in respect thereof) referred to therein which would otherwise be indemnifiable under this Article XIV, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such actual, out of pocket losses, third party claims, damages or liabilities (or action in respect thereof) (but excluding damages for loss profits, diminution in value of the Property and consequential damages); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for Liabilities arising therefrom from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the DBS Group’s and Borrower’s and Operating Lessees’ relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the limited responsibilities and obligations of Borrower and Operating Lessee as specified herein; and (iv) any other equitable considerations appropriate in the circumstances.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:	/S/ TODD O. SAMMANN
Name: Todd O. Sammann
Title: Vice President

By:	/S/ ERIC M. SCHWARTS
Name: Eric M. Schwarts
Title: Vice President

BORROWERS:

SHC Michigan Avenue, LLC, a Delaware limited liability company

By:	/S/ STEVEN N. KISIELICA
Name: Steven N. Kisielica
Title: Senior Vice President

SHC Chopin Plaza, LLC, a limited liability company

By:	/S/ STEVEN N. KISIELICA
Name: Steven N. Kisielica
Title: Senior Vice President

By signing below, Operating Lessee agrees, in consideration of the substantial benefit that it will receive from Lender making the Loan to Borrower, to comply (or permit Issuer to take such action necessary to comply) with all of the terms, conditions, obligations and restrictions expressly applicable to Operating Lessee set forth herein:

OPERATING LESSEE:

DTRS Michigan Avenue/Chopin Plaza Sub, LLC, a Delaware limited liability company

By:	/S/ STEVEN N. KISIELICA
Name: Steven N. Kisielica
Title: Senior Vice President

SCHEDULE A

BORROWERS

Borrower	Property
SHC Michigan Avenue LLC	InterContinental Chicago
SHC Chopin Plaza, LLC	InterContinental Miami

SCHEDULE B

DESCRIPTION OF MORTGAGED PREMISES

InterContinental Chicago

City of Chicago, Illinois

Parcel 1

That part of Lot 2 lying West of a straight line drawn in a Southerly direction from a point on the North line of Lot 2, 11-¾ inches East of the Northwest corner of said Lot 2 to a point in the South line of Lot 2, 9-5/8 inches East of the Southwest corner of said Lot 2, all of Lot 3 and Lot 4 (except the West 18 feet of the East 19 feet) all of Lots 5, 6, 7, 8, 9 and the West ½ of Lot 10 in Block 18 in Kinzie’s Addition to Chicago in Section 10, Township 39 North, Range 14 East of the Third Principal Meridian, in Cook County, Illinois.

Parcel 2

All that part of the vacated East and West 18 foot public alley South of and adjoining the South line of Lots 4 to 6 both inclusive lying North of and adjoining the North line of Lots 7 to 9 inclusive and lying West of and adjoining a line 19 feet West of and parallel with the East line of said Lot 4 produced South 18 feet in the subdivision of Block 18 of Kinzie’s Addition to Chicago, being a subdivision of the North fraction of Section 10, Township 39 North, Range 14 East of the Third Principal Meridian, in Cook County, Illinois.

Address of Property:	505 North Michigan Avenue
Chicago, Illinois 60611

P.I.N.s:	17-10-126-001-0000
17-10-126-002-0000
17-10-126-005-0000
17-10-126-010-0000

InterContinental Miami

City of Miami, Florida

Parcel 1

The Hotel Unit of Miami Center, a Condominium, according to the Declaration of Condominium thereof recorded in Official Records Book 14008, page 1398 of the public records of Dade County, Florida, and all subsequent amendments thereto, together with an undivided interest in the common elements of said condominium as set forth in the Declaration of Condominium.

Parcel 2

Non-Exclusive easement in favor of the proposed insured as owner of the Hotel Unit, in and to the Office Unit of Miami Center, a Condominium, according to the Declaration of Condominium recorded in Official Records Book 14008, page 1398 of the public records of Dade County, Florida, as described in that certain Parking Covenant and Covenant for Hotel Amenities Running With the Land, dated February 23, 1989, as referred to in the Memorandum of Parking Covenant and Covenant for Hotel Amenities Running With the Land, filed February 27, 1989 in Official Records Book 14010, at page 3198, public records of Dade County, Florida.

SCHEDULE C

ALLOCATED LOAN AMOUNTS

Property	Total
InterContinental Chicago	$76,674,000
InterContinental Miami	51,326,000

Total Portfolio	$128,000,000